ACQUISITION AGREEMENT

by and among

YORKSHIRE GROUP PLC

YORKSHIRE AMERICAS, INC.

CK WITCO CORPORATION

CROMPTON & KNOWLES EUROPE S.P.R.L.

UNIROYAL CHEMICAL EUROPEAN HOLDINGS B.V.

and

CROMPTON & KNOWLES COLORS INCORPORATED


November 29, 1999


Addleshaw Booth & Co
Sovereign House
Leeds LS1 1HQ

Kilpatrick Stockton LLP
1100 Peachtree Street
Atlanta, Georgia  30309



ACQUISITION AGREEMENT

Table Of Contents*


1. THE ACQUISITION                                   2
1.1 Purchase and Sale                                2
1.2 Excluded Assets                                  6
1.3 Purchase Price                                   9
1.4 Adjustments to Purchase Price                    9
1.5 Assumption of Certain Liabilities               11
1.6 Obligations Not Assumed; Payment Obligations    11
1.7 Sales Taxes and Stamp Duties                    12
1.8 Proration; Customer Rebates                     13
1.9 Allocation                                      13
1.10 Closing                                        13
1.11 Transactions and Documents at Closing          14
2. ADDITIONAL COVENANTS                             16
2.1 Access and Inspection                           16
2.2 Cooperation                                     16
2.3 Expenses                                        16
2.4 Brokers                                         17
2.5 Publicity                                       17
2.6 Certain Governmental Filings                    17
2.7 Confidentiality                                 17
2.8 Covenant Not to Compete                         18
2.9 No Solicitation of Third Party Interest         20
2.10 Business Employees and Employee Benefit Matters21
2.11 Compliance with ERISA, Etc.                    26
2.12 Admission of Ordinary Shares                   27
2.13  Extraordinary General Meeting                 28
2.14 Cooperation by Management of CK Witco          28
2.15 Certain Transactions                           28
2.16 Certain Relocation Matters and Costs           28
2.17  Limited Use of CK Witco Name                  28
2.18 Distributable Profits and Voting with Respect
     to Europe                                      29
2.19 Mail Received after Closing                    29
2.20 Notices to Customers; Collection of Receivables29
2.21 Payments for CK Witco European Liabilities     29
2.22 Certain IP Registration Costs                  30
3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF CK WITCO, COLORS,
HOLDINGS AND EUROPE                                 30
3.1 Existence                                       31
3.2 Subsidiaries                                    32
3.3 Authority; Inconsistent Obligations             32
3.4 No Violation; Compliance with Laws              33
3.5 Consents                                        34
3.6 Possession of Licenses, Etc.                    34
3.7 Sufficiency of Assets                           34
3.8 Grants and Allowances                           35
3.9 Year 2000 Compliance                            35
3.10 Financial Statements                           35
3.11 Euro-Affected Products and Services            36
3.12 Liabilities                                    36
3.13 Title to Properties                            36
3.14 Receivables                                    36
3.15 Inventories                                    36
3.16 Movable Property                               37
3.17 Immovable Property                             37
3.18 Environmental Matters                          38
3.19 Intellectual Property Rights                   39
3.20 Contracts                                      40
3.21 Insurance                                      41
3.22 Litigation; Contingencies                      41
3.23 Taxes                                          42
3.24 Employment and Labor Matters                   42
3.25 Compliance with ERISA, etc.                    43
3.26 Other Benefits Plans                           46
3.27 Absence of Certain Business Practices          47
3.28 Books and Records                              48
3.29 Agreements and Transactions with Related
Parties                                             48
3.30 No Agreement in Anticipation of Sale           48
3.31 Government Reports                             49
3.32 Banking Relationships                          49
3.33 Customers and Suppliers                        49
3.34 Absence of Changes                             49
3.35 Insolvency                                     50
3.36 Information Warranty                           51
3.37 Indebtedness as of 15 October 1999             52
4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF CK WITCO RELATING
TO THE CONSIDERATION SECURITIES                     52
4.1 Investment Intentions                           52
4.2 Standstill; Sale of Consideration Securities    52
4.3 Listing Particulars                             53
5. REPRESENTATIONS, WARRANTIES AND COVENANTS OF YORKSHIRE,
AMERICAS                                            53
5.1 Organization                                    53
5.2 Authorization; No Inconsistent Agreements       53
5.3 Dividends in relation to Consideration
Securities                                          54
5.4 Financing                                       54
5.5 No Violation; Compliance with Laws              54
5.6 Consents                                        54
5.7 Financial Statements                            54
5.8 Litigation; Contingencies                       54
6. CONDUCT OF BUSINESS PENDING CLOSING              55
6.1 Business in the Ordinary Course                 55
6.2 No Material Changes                             57
6.3 Compensation                                    57
6.4 Employee Benefit Plans                          57
7. CONDITIONS TO OBLIGATIONS OF YORKSHIRE AND THE
YORKSHIRE ENTITIES                                  57
7.1 Representations and Warranties                  57
7.2 Compliance with Covenants and Conditions        58
7.3 Closing Certificates                            58
7.4 Consents                                        58
7.5 Passage of Resolutions                          58
7.6 Admission to Official List                      58
7.7 No Inconsistent Requirements                    58
7.8 No Injunction                                   58
7.9 Additional Agreements and Closing Documents     59
7.10 Related Party Matters                          59
7.11 Adverse Conditions                             59
8. CONDITIONS TO OBLIGATIONS OF THE CK WITCO
ENTITIES                                            59
8.1 Representations and Warranties                  59
8.2 Compliance with Covenants and Conditions        59
8.3 Closing Certificates                            59
8.4 Consents                                        60
8.5 Passage of Resolutions                          60
8.6 No Inconsistent Requirements                    60
8.7 No Injunction                                   60
8.8 Admission to Official List                      60
8.9 Additional Agreements and Closing Documents     60
8.10 Adverse Conditions                             60
9. INDEMNITIES                                      60
9.1 General Indemnification of the Yorkshire
Entities                                            60
9.2 Payment                                         61
9.3 Defense of Claims                               62
9.4 Indemnification of the CK Witco Entities by Yorkshire and
Americas                                            63
9.5 Environmental Indemnity                         64
9.6 Taxation Schedule Indemnity                     76
9.7 No Contribution by Europe or any Acquired Entity76
9.8 Minimum Losses                                  77
9.9 Maximum Indemnification                         77
9.10 Subrogation                                    78
9.11 Adjustments to Indemnification                 78
9.12 Smith Road Indemnity                           78
9.13 BCC Indemnity                                  79
9.14 Dusseldorf Indemnity                           79
9.15 Exclusive Remedy                               79
9.16 Duty to Mitigate                               79
9.17 After-Tax Payments                             79
9.18 Pensions Indemnity                             81
10. SURVIVAL                                        81
10.1 Survival                                       81
11. TERMINATION                                     82
11.1 Termination for Certain Causes.                82
11.2 Procedure on and Effect of Termination         83
12. MISCELLANEOUS                                   83
12.1 Notices                                        83
12.2 Counterparts                                   85
12.3 Entire Agreement                               85
12.4 Governing Law, Dispute Resolution              85
12.5 Successors and Assigns                         85
12.6 Partial Invalidity and Severability            85
12.7 Waiver                                         86
12.8 Headings                                       86
12.9 Number and Gender                              86
12.10 Construction                                  86
12.11 Time of Performance                           86
13. CERTAIN DEFINITIONS; INDEX OF DEFINITIONS       86
13.1 Certain Definitions                            86
13.2 Index to Definitions                           91

*This Table of Contents does not constitute a part of this Agreement.

SCHEDULE OF EXHIBITS*

Exhibit Reference           Exhibit Name
Exhibit A-1                 Lowell Land
Exhibit A-2                 Charlotte Land
Exhibit A-3                 Greenville Land
Exhibit A-4                 Dalton Land
Exhibit B                   Leased Real Property
Exhibit C                   BCC Tangible Personal Property
Exhibit D                   Registered Trademarks and Service
                            Marks
Exhibit D-1                 Excluded Registered Marks
Exhibit E                   Gibraltar Facility Assets
Exhibit F                   Americas IPD Business Registered
                            Marks
Exhibit G                   Excluded Americas IPD Business
                            Information
Exhibit H                   Other Excluded Americas IPD Business
                            Intellectual Property Rights
Exhibit I                   Assets Used Exclusively in Monitoring
                            of Groundwater
Exhibit J                   Other Excluded Assets and Properties
Exhibit K                   Balance Sheet Principles
Exhibit L                   Assumed Liabilities
Exhibit M                   European Retained Liabilities
Exhibit N                   Closing Documents
Exhibits O-1 and O-2        CK Witco Supply Contracts
Exhibits P-1 and P-2        Yorkshire Supply Contracts
Exhibit Q                   Transition Services Agreement
Exhibit R                   Charlotte Lease Agreement
Exhibit S                   Gibraltar Lease Agreement
Exhibit T                   Trademark License Agreement (CK Witco
                            to Yorkshire)
Exhibit U                   Trademark License Agreement
                            (Yorkshire to CK Witco)
Exhibit V                   Non-European Patent and Technology
                            License Agreement (CK Witco to
                            Yorkshire)
Exhibit W                   European Patent and Technology
                            License Agreement (CK Witco to
                            Yorkshire)
Exhibit X                   Non-European Patent and Technology
                            License Agreement (Yorkshire to CK
                            Witco)
Exhibit Y                   European Patent and Technology
                            License Agreement (Yorkshire to CK
                            Witco)
Exhibit Z                   Groundwater Monitoring Agreement
Exhibit AA                  Gibraltar Employees
Exhibit BB                  BCC Reorganization Matters
Exhibit CC                  Excluded  Liability Fund Matters
Exhibit DD                  IP Registration Costs
Exhibit EE                  Special Purpose Statement
Exhibit FF                  Oissel, France Land
Exhibit GG                  Due Diligence Requests
Exhibit HH                  Indebtedness as of October 15, 1999
Exhibit II                  Reviewed Pages - Listing Particulars
Exhibit II-1                Listing Particulars
Exhibit JJ                  Covered Properties
Exhibit KK                  Certain Environmental Matters
Exhibit LL                  Specific Indemnity Issues
Exhibit MM                  Dispute Resolution Procedures
Exhibit NN                  Americas IPD Business Territory
*This Schedule of Exhibits does not constitute a part of this Agreement.

ACQUISITION AGREEMENT


     THIS AGREEMENT is made and entered into as of the 29 day of November, 1999, by and among:

     (1) YORKSHIRE GROUP PLC, a public company limited by shares organized and existing under the laws of England and Wales
("Yorkshire");

     (2) YORKSHIRE AMERICAS, INC., a South Carolina corporation ("Americas");

     (3)     CK WITCO CORPORATION, a Delaware corporation ("CK
Witco");

     (4) CROMPTON & KNOWLES EUROPE S.P.R.L., a private company with limited liability incorporated under the laws of Belgium ("Europe");

     (5) UNIROYAL CHEMICAL EUROPEAN HOLDINGS B.V., a private company with limited liability incorporated under the laws of The
Netherlands ("Holdings"); and

     (6) CROMPTON & KNOWLES COLORS INCORPORATED, a Delaware corporation ("Colors").

BACKGROUND STATEMENTS

     WHEREAS, CK Witco, directly and through its subsidiaries and Affiliates, is engaged worldwide in the Textile Dyes Business;
and

     WHEREAS, CK Witco, directly and through its subsidiaries and Affiliates, is engaged worldwide in the IPD Business; and

     WHEREAS, CK Witco desires to sell, and Yorkshire desires to acquire, (i) the whole of the Textile Dyes Business and (ii) so much of the IPD Business as is conducted throughout the world other than for that IPD Business conducted within the Americas IPD Business Territory (the acquired portion of the IPD Business being referred to in this Agreement as the "Acquired IPD Business"; and together with the Textile Dyes Business, the "Acquired Businesses"); provided, however, the Acquired Businesses shall not include that portion of the IPD Business relating to the development, manufacture, distribution and sale of goods exclusively within the IPD Business product line for their own consumption and application as is conducted throughout the world with the customers Technicolor, Lexmark, Video Jet Systems International Inc. and ICI Imagedata, and their respective Affiliates; and

     WHEREAS, CK Witco is indirectly the record and beneficial owner of all of the issued and outstanding capital stock of Colors; and

     WHEREAS, Holdings is the record and beneficial owner of all of the issued and outstanding capital stock of Europe; and

     WHEREAS, the IPD Business that will be retained by CK Witco and not acquired by Yorkshire hereunder is sometimes referred to in this Agreement as the "Americas IPD Business", and each Person (other than Colors, Holdings and Europe) controlled by CK Witco, Holdings, Colors or Europe that is engaged principally in an Acquired Business and is not an Excluded Asset is referred to herein collectively as the "Acquired Entities" and individually as an "Acquired Entity";

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements in this Agreement contained, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties to this Agreement agree as follows:

1.     THE ACQUISITION

     1.1 Purchase and Sale. At the Closing (this term and other capitalized terms used in this Agreement being defined in either Paragraph 13.1 of this Agreement or in those parts of this Agreement identified in Paragraph 13.2), CK Witco, Holdings and Colors shall, and CK Witco shall cause such other Affiliates of CK Witco (excluding Europe and the Acquired Entities) as have ownership, possession or control of, or exercise dominion or control over, any of the Transferred Assets (collectively with CK Witco, Holdings and Colors, but only if not (i) Europe or (ii) otherwise an Acquired Entity, the "CK Witco Entities") to, sell, transfer, convey and assign to Yorkshire and, except for the Europe Capital Stock (which shall be sold, transferred, conveyed and assigned to Yorkshire) such of its Affiliates as Yorkshire shall designate (collectively with Yorkshire, the "Yorkshire Entities"), and in reliance on and subject to the terms contained in this Agreement, the Yorkshire Entities shall purchase and acquire from the CK Witco Entities, all of their respective right, title and interest in and to all of the assets and properties of the CK Witco Entities which are related to the Acquired Businesses, other than the Excluded Assets (all of such acquired assets and properties being referred to collectively as the "Transferred Assets"), which, except to the extent excluded in Paragraph 1.2, include the following:

          (a) all of the following parcels of real estate and improvements thereon, which are collectively referred to in this Agreement as the "Owned Real Property":

     (i) All that certain lot, tract or parcel of improved real estate more particularly described on Exhibit A-1 attached to this Agreement, together with all rights, ways and easements appurtenant thereto, including all of Color's right, title and interest in and to the land underlying and the air space overlying any public or private ways or streets crossing or abutting such real estate ("Lowell Land"); and all buildings, structures and other improvements of any and every nature located on the Lowell Land and all fixtures attached or affixed, actually or constructively, to the Lowell Land or to any such buildings, structures or other improvements (the "Lowell Improvements"); and

     (ii) All that certain lot, tract or parcel of improved real estate more particularly described on Exhibit A-2 attached to this Agreement, together with all rights, ways and easements appurtenant thereto, including all of Color's right, title and interest in and to the land underlying and the air space overlying any public or private ways or streets crossing or abutting such real estate ("Charlotte Land"); and all buildings, structures and other improvements of any and every nature located on the Charlotte Land and all fixtures attached or affixed, actually or constructively, to the Charlotte Land or to any such buildings, structures or other improvements (the "Charlotte Improvements"); and

     (iii) All that certain lot, tract or parcel of improved real estate more particularly described on Exhibit A-3 attached to this Agreement, together with all rights, ways and easements appurtenant thereto, including all of Color's right, title and interest in and to the land underlying and the air space overlying any public or private ways or streets crossing or abutting such real estate ("Greenville Land"); and all buildings, structures and other improvements of any and every nature located on the Greenville Land and all fixtures attached or affixed, actually or constructively, to the Greenville Land or to any such buildings, structures or other improvements (the "Greenville Improvements"); and

     (iv) All that certain lot, tract or parcel of improved real estate more particularly described on Exhibit A-4 attached to this Agreement, together with all rights, ways and easements appurtenant thereto, including all of Color's right, title and interest in and to the land underlying and the air space overlying any public or private ways or streets crossing or abutting such real estate ("Dalton Land"; and together with the Lowell Land, the Charlotte Land and the Greenville Land, the "Land"); and all buildings, structures and other improvements of any and every nature located on the Dalton Land and all fixtures attached or affixed, actually or constructively, to the Dalton Land or to any such buildings, structures or other improvements (the "Dalton Improvements"; and together with the Lowell Improvements, the Charlotte Improvements and the Greenville Improvements, the "Improvements"); and

          (b) all leasehold or similar interests in real property leased from third parties or otherwise used by a CK Witco Entity in the conduct or operation of an Acquired Business (subject, in each case, to lessor approval) identified on Exhibit B attached to this Agreement, and all of the CK Witco Entities' right, title and interest in and to all improvements thereon, together with all easements, rights of way, licenses and other interest therein (collectively, the "Leased Real Property"; and together with the Owned Real Property, the "Acquired Properties");

          (c) all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, spare parts, vehicles and other items of tangible personal property (other than Inventories) owned or leased by a CK Witco Entity (wherever located and whether or not carried on a CK Witco Entity's books) and related to an Acquired Business, including
(i) all research and development equipment and the associated chemical stocks in laboratories and stock rooms in the Gibraltar Facility, (ii) such items of tangible personal property relating to the Belgian Co-Ordination Centre and also known as C&K Services SPRL (the "BCC") as is set forth on Exhibit C attached to this Agreement, and (iii) such items as are listed on the Fixed Asset Registers, in all cases, together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto;

          (d) (i) all inventories of all types outside the Americas IPD Business Territory relating to an Acquired Business and (ii) within the Americas IPD Business Territory, those inventories relating to an Acquired Business consisting of (A) that amount of each finished good wherever located having a value equal to the product of (I) the total value of that finished good wherever located and (II) a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the revenue generated from the sale of that finished good with respect to the Textile Dyes Business in the Americas IPD Business Territory during the period from December 27, 1998 through September 26, 1999, inclusive (the "Measuring Period") and the denominator of which is the total revenue generated from the sale of that finished good in the Americas IPD Business Territory during the Measuring Period; (B) that work in process (other than Crude Stocks) and those raw materials located at an Acquired Property, (iii) those intermediates to be used or consumed solely in the production of finished goods to be sold in an Acquired Business and in existence at the Effective Date and Time; (iv) that amount of each intermediate in the Americas IPD Business Territory to be used or consumed by a CK Witco Entity in the production of finished goods to be sold or saleable in an Acquired Business and in existence at the Effective Date and Time and equal to the product of (I) the total amount of that intermediate in the Americas IPD Business Territory and (II) a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the total amount of that intermediate consumed in the production of finished goods with respect to the Textile Dyes Business in the Americas IPD Business Territory during the Measuring Period, and the denominator of which is the total amount of that same intermediate consumed in the America IPD Business Territory during the Measuring Period; and (iv) all Crude Stocks located at an Acquired Property (collectively, the "Inventories").

          (e) all notes receivable and accounts receivable of an Acquired Business in existence at the Effective Date and Time, other than for intercompany accounts (which shall be an Excluded
Asset) (collectively, the "Receivables");

          (f) all (i) trademarks, service marks, trade names, trade dress, symbols, and logos, all registrations and pending applications therefor, and all goodwill associated therewith, relating to an Acquired Business, including the registered marks (and applications therefor) set forth on Exhibit D attached to this Agreement, but specifically excluding the name "Crompton & Knowles", "CK Witco", "Crompton & Knowles Colors Incorporated" and "CK Colors", and those registered marks (and applications therefor) set forth on Exhibit D-1 attached to this Agreement (all of which shall be Excluded Assets), (ii) business, proprietary and confidential information, including: trade secrets, technical information, know-how, ideas, designs, processes, procedures, algorithms, discoveries, inventions, computer programs (including documentation and related object and source code), patents, patent applications, and copyrights, and all improvements thereof and all registrations and applications for the foregoing, relating to an Acquired Business, including the registered patents and product registrations (and applications therefor) set forth on such Exhibit D, (iii) data, documents, files, books (including the Research and Development Library) and records, tax records (excluding generally income tax records, and only to the extent principally relating to the other Transferred Assets or an Acquired Business), sales records, customer information and lists, and order information relating to an Acquired Business, and (iv) all other information and Intellectual Property Rights to the extent relating to the operation of the other Transferred Assets or an Acquired Business, in each case whether owned outright by a CK Witco Entity or as to which the relevant Person has rights as a licensee or otherwise.

          (g) all right, title and interest in, to and under all contracts, leases, non-compete agreements, licenses, indemnities, agreements, commitments, arrangements, and purchase and sale orders which relate to an Acquired Business or the Transferred Assets to which a CK Witco Entity is a party, in existence on the date of this Agreement, as well as those entered into after the date hereof in the ordinary and regular course of an Acquired Business pursuant to Paragraph 6.1, excluding this Agreement and the Additional Agreements (collectively, the "Assigned Contracts");

          (h) all right, title and interest in and to all prepaid expenses, advances, deposits, promotional discounts, rebates, refunds and all similar rights and claims relating to an Acquired Business or the Acquired Properties;

          (i) all warranties and guaranties by, and rights, choses in action, and claims, known or unknown, matured or unmatured, accrued or contingent against, third parties, including rights in and to insurance and indemnity claims relating to the Transferred Assets or an Acquired Business;

          (j) all of those assets described on Exhibit E attached to this Agreement relating to the research and development facilities and physically located at the Gibraltar
Facility;

          (k) all of the issued and outstanding capital stock of Europe (the "Europe Capital Stock");

          (l) to the extent transferable, all franchises, certificates, licenses, permits, orders, approvals and other authorizations from any Government or self-regulatory organization relating to an Acquired Business;

          (m) telephone and facsimile numbers, post office boxes, forms, labels, shipping material, supplies, catalogs, brochures, art work, photographs and advertising and promotional materials relating to an Acquired Business or otherwise physically located at an Acquired Property;

          (n) that value equal to (i) the sum of (A) that value of raw materials equal to the product of (1) the total amount of raw materials in the Americas IPD Business Territory wherever located and (2) a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the revenue (the "1999 Americas Textile Dyes Revenue") generated from the sale of finished goods with respect to the Textile Dyes Business in the Americas IPD Business Territory during the Measuring Period and the denominator of which is a number equal to the sum of (I) the 1999 Americas Textile Dyes Revenue and (II) the revenue generated from the sale of finished goods with respect to the Americas IPD Business in the Americas IPD Business Territory during the Measuring Period, and (B) that value of work in process (other than Crude Stocks) equal to the sum of the values of the work in process for each individual finished good which is produced in the Americas IPD Business Territory, with each such value equal to the product of (1) the total amount of the value of the work in process for that finished good in the Americas IPD Business Territory and (2) a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the revenue generated from the sale of that finished good with respect to the Textile Dyes Business in the Americas IPD Business Territory during the Measuring Period and the denominator of which is the total revenue generated from the sale of that finished good in the Americas IPD Business Territory during the Measuring Period, minus (ii) the value of the work in process (other than Crude Stocks) and raw materials included as Transferred Assets pursuant to Paragraph 1.1(d)(ii)(B) (the credits referred to in this Paragraph 1.1(n) will be given to Yorkshire in 6 equal monthly installments over the 6-month period following the Effective Date and Time); and

          (o) all other assets and rights, of every kind and nature relating to the Transferred Assets or an Acquired
Business.

     1.2 Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the Transferred Assets shall not include those assets and properties (i) principally related to the Americas IPD Business, (ii) those assets and properties specifically identified elsewhere in this Agreement as being Excluded Assets, (iii) those assets and properties licensed by CK Witco to Yorkshire pursuant to an Additional Agreement, and (iv) the following excluded assets and properties (collectively, the "Excluded Assets"):

     (a) all of the following parcels of real estate and improvements thereon owned or leased by Colors that is not an Acquired Property (collectively, the "Excluded Properties");

     (i)     All that land underlying and the air space overlying
CK Witco's facility in Newark, New Jersey, and all buildings, structures and other improvements of any and every nature located thereon (the "Newark Facility");

     (ii) All that land underlying and the air space overlying CK Witco's facility in Nutley, New Jersey, and all buildings, structures and other improvements of any and every nature located thereon (the "Nutley Facility");

     (iii) All that land underlying and the air space overlying CK Witco's facility in Reading, Pennsylvania, and all buildings, structures and other improvements of any and every nature located thereon (the "Reading Facility");

     (iv) Except as otherwise expressly set forth in this Agreement, all that land underlying and the air space overlying CK Witco's Facility in Gibraltar, Pennsylvania; and all buildings, structures and other improvements of any and every nature located on the Gibraltar Land and all fixtures attached or affixed, actually or constructively, to the Gibraltar Land or to any such buildings, structures or other improvements (the "Gibraltar Facility");

     (v) Each parcel of Leased Real Property to the extent any relevant lessor does not consent to the assignment thereof to Yorkshire;

          (b) those (i) trademarks, service marks, trade names, trade dress, symbols, and logos, all registrations and pending applications therefor, and all goodwill associated therewith that are either registered in any of the countries, territories or possessions in the Americas IPD Business Territory and principally related to the Americas IPD Business, or those registrations and pending applications listed on Exhibit F attached to this Agreement; (ii) patents, patent applications, and copyrights, and all improvements thereof and all registrations and applications in connection therewith either registered in the Americas IPD Business Territory and principally related to the Americas IPD Business, or those registrations and pending applications listed on Exhibit F attached to this Agreement; (iii) business, proprietary and confidential information, including: trade secrets, technical information, know-how, ideas, designs, processes, procedures, algorithms, discoveries, inventions, notebooks (including the notebooks in the Research and Development Library, laboratory research notes and files, computer programs (including documentation and related object and source code), and all improvements thereof and all registrations and applications therefore, principally related to the Americas IPD Business and including the information listed on Exhibit G attached to this Agreement; (iv) the Dyebath Monitoring System; and (v) all other information and Intellectual Property Rights principally related to the Americas IPD Business, including the information listed on the attached Exhibit H, in each case whether owned by a CK Witco Entity or as to which a CK Witco Entity has rights as a licensee or otherwise;

          (c)     any right, title and interest in, to and under
(i) a Royalty and Licensing Agreement by and between Crompton & Knowles Corporation and Dyes and Chemicals, Inc. n/k/a Colors, dated as of January 1, 1995; (ii) Royalty and Licensing Agreement by and between Crompton & Knowles Corporation and CK Colors Incorporated, dated as of January 1, 1998; (iii) License by and between Crompton & Knowles (Hong Kong) Ltd., dated as of January 1, 1995; and (iv) License by and between Crompton & Knowles Colors Incorporated and Crompton & Knowles Europe S.P.R.L, dated as of ____________________ (collectively, the "Colors Contracts"); provided, however, that the Proprietary Rights being conveyed or licensed to Yorkshire pursuant to this Agreement or any Additional Agreement will be conveyed, or as the case may be, licensed, free and clear of all of the Colors Contracts, and further CK Witco shall procure that all rights of any parties in such agreements (notwithstanding express rights to the contrary contained in the Colors Contracts including provisions to the effect that such licenses are irrevocable or will continue after termination) shall terminate at Closing.

          (d) (i) any machinery, equipment, tools, furniture and office equipment, computer hardware, supplies, materials, or other items of tangible personal property in the customer service laboratory of the Charlotte Improvements used principally in the operation of the Americas IPD Business and (ii) equipment and furniture for the office and cubicle spaces in the Charlotte Improvements used principally in the operation of the Americas IPD Business;

          (e)     the IPD bagger equipment located on the
Greenville Land and within the Greenville Improvements (the "IPD
Bagger");

          (f)     [INTENTIONALLY OMITTED]

          (g) the machinery and equipment owned by Colors, physically located on the Lowell Land and used exclusively in the monitoring of groundwater at the Lowell Land pursuant to the Groundwater Monitoring Agreement, all of which is listed on
Exhibit I attached to this Agreement;

          (h) the shares of the capital stock of the BCC owned of record by Europe on the date of this Agreement;

          (i) three (3) uninstalled liquid dye storage tanks physically located at the date of this Agreement on the Lowell
Land (collectively, the "Liquid Dye Storage Tanks"); and

          (j) those assets and properties, if any, identified on Exhibit J attached to this Agreement.

     1.3 Purchase Price. Subject to adjustment as provided in Paragraph 1.4, the aggregate consideration payable (i) for the Transferred Assets other than the Europe Capital Stock shall be an amount of cash equal to US$64,000,000, and (ii) for the Europe Capital Stock, the Consideration Securities (having an agreed value of US$8,500,000) and an amount of cash equal to US$14,000,000 (as may be adjusted pursuant to Paragraph 1.4, the aggregate amount payable or to be given pursuant to this Paragraph 1.3 is referred to in this Agreement as the "Purchase Price"). The Purchase Price will be paid at the Closing as provided in Paragraph 1.11.

     1.4     Adjustments to Purchase Price.

          (a) Within one hundred twenty (120) days of the Effective Date and Time, Yorkshire shall prepare a closing special purpose statement, in accordance with the accounting principles (the "Balance Sheet Principles"), and in the format set out in Exhibit K attached to this Agreement, including a calculation of the closing statement of net assets in the English language for the Acquired Businesses as of the Effective Date and Time applying the Balance Sheet Principles (as so prepared or determined pursuant to the further provisions of this Paragraph 1.4, the "Closing Special Purpose Statement", including the "Closing Net Assets") and cause a copy of the same to be delivered to CK Witco. Together with the Closing Special Purpose Statement, Yorkshire will deliver to CK Witco its calculation of the Closing Net Assets as of the Effective Date and Time (collectively, the "Computations"). Subject to the further provisions of this Paragraph 1.4, the Computations will be final and binding on the parties for purposes of calculating the adjustments as provided for in this Paragraph 1.4.

          (b) If within sixty (60) days following delivery of the Closing Balance Sheet and the Computations, CK Witco has not given Yorkshire written notice of objection to any or all of the Closing Special Purpose Statement and the Computations (which notice must contain a statement in reasonable detail, with supporting documentation if applicable, of CK Witco's objections), then the Closing Special Purpose Statement and the Computations shall be final and binding on all parties for purposes of calculating the adjustments as provided for in this Paragraph 1.4. If CK Witco gives such notice of objection, then Yorkshire and CK Witco shall in good faith attempt to resolve the issues raised in the notice between themselves. If they are unable to reach a resolution within thirty (30) days of such notice, the issues in dispute will be promptly submitted first to PriceWaterhouseCoopers, and if they are unable to act, then to Deloitte & Touche, and if they are unable to act, finally to Arthur Andersen (the "Accountants") for resolution, which disputes shall not be further subject to the dispute resolution procedures as provided in Paragraph 12.4. The parties agree to cooperate in approaching, engaging and instructing the Accountants with regard to the matters addressed in the preceding sentence. If the issues in dispute are submitted to the Accountants for resolution: (i) each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to the party (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the relevant Closing Special Purpose Statement and the Computations and to discuss the same with the Accountants, (ii) the determination by the Accountants as set forth in a written notice delivered to Yorkshire and CK Witco by the Accountants will be binding and conclusive on all parties, and (iii) Yorkshire and CK Witco will each bear one-half of the fees and expenses of the Accountants in resolving the issues in dispute. The Accountants will deliver their written notice of determination within thirty (30) days of the disputes having been referred to them.

          (c) If the Closing Net Assets are less than US$94,150,000, then CK Witco shall pay over to Yorkshire (or such other entity that Yorkshire may designate) by way of a pro rata refund (as between the Europe Capital Stock and the other Transferred Assets) of a part of the Purchase Price in United States dollars to such account as Yorkshire may designate the difference between US$94,150,000 and the Closing Net Assets (as finally determined in accordance with this Paragraph 1.4) within five (5) Business Days after a final determination of the Closing Special Purpose Statement, the Closing Net Assets and the Computations. There shall be no payment by Yorkshire to CK Witco if the Closing Net Assets are equal to or greater than US$94,150,000.
          (d) If the provision referred to in Section 1.22 of the Balance Sheet Principles has not been utilized in full by December 31, 2001, then such provision will be released in full and on such date Yorkshire will make a payment to Holdings by way of additional consideration for the Europe Capital Stock of US$1,350,000.

          (e) On the Closing Date, or on such other date Prior to the Closing Date as Yorkshire and CK Witco shall mutually agree, Representatives of Yorkshire and CK Witco shall jointly conduct and complete a physical inventory to determine a count for all the Inventories, which physical inventory shall be summarized in a listing signed by Representatives of Yorkshire and CK Witco on the Closing Date. Yorkshire and CK Witco shall thereafter determine the value of the Inventories, based upon the physical counts from the physical inventory described in this Paragraph 1.4(e) and valued at the lower of cost and fair market value in accordance with GAAP. The calculation of the values of the Inventories as determined by Yorkshire shall be compiled and delivered to CK Witco as part of the Computations in accordance with Paragraph 1.4(a).

     1.5     Assumption of Certain Liabilities.

     (a) On the Closing Date, but effective as of the Effective Date and Time, the appropriate Yorkshire Entity shall assume and agree to pay or perform, as appropriate, only the following specifically enumerated obligations and liabilities of the CK Witco Entities (the "Assumed Liabilities"): (i) obligations and liabilities arising on and after the Effective Date and Time under Assigned Contracts to which a CK Witco Entity is a party relating to the Textile Dyes Business; and (ii) those Assumed Liabilities identified on Exhibit L attached to this Agreement;

          (b) Nothing contained in this Paragraph 1.5 or in any instrument of assumption executed by a Yorkshire Entity at the Closing shall be deemed to release or relieve any CK Witco Entity from its representations, warranties, covenants, agreements and indemnities contained in this Agreement or any certificate, schedule, instrument or document executed pursuant to this Agreement or in connection with this Agreement.

1.6 Obligations Not Assumed; Payment Obligations. (a) Except for the Assumed Liabilities (which shall not include any obligation or liability arising from any default, breach, misfeasance, malfeasance or nonfeasance by a CK Witco Entity), no Yorkshire Entity shall assume any other Liability of any kind, including: (i) any Liability of a CK Witco Entity related to the Textile Dyes Business; or (ii) any Liability of any CK Witco Entity related to the Americas IPD Business, and the relevant CK Witco Entity shall pay, satisfy and perform all of its Liabilities (other than the Assumed Liabilities), which may affect in any way the Transferred Assets or the operation of an Acquired Business (collectively, the "Excluded Liabilities"). CK Witco's obligations and responsibilities pursuant to this Paragraph 1.6 shall not be subject to the monetary or temporal limitations set forth in Article 9.

          (b) Following Closing, and following receipt of written notice from the relevant Yorkshire Entity and in any case, only when due, CK Witco shall pay to the relevant creditor or to the relevant Yorkshire Entity, or cause to be so paid, (i) all Excluded Liabilities (only when due) and (ii) all Liabilities (only when due) of Europe and each Acquired Entity that are not European Retained Liabilities (such Liabilities being referred to in this Agreement as the "CK Witco European Liabilities", which shall include (i) any outstanding payments due under a certain Sale of Business Agreement, dated 18 October 1999, between Europe and Croda Chemicals International Limited and (ii) US$1,250,000 relating to Pre-Closing Employment Liabilities (as defined in Exhibit M attached to this Agreement)). Yorkshire on behalf of itself and each Yorkshire Entity covenants and agrees to give CK Witco prompt written notice of each Excluded Liability or CK Witco European Liability assessed against or sought to be collected from a Yorkshire Entity, Europe or an Acquired Entity for which CK Witco has responsibility pursuant to this Paragraph 1.6, it being understood that any failure to give such notice or any delay in giving such notice shall not relieve CK Witco of its obligations under this Paragraph 1.6. With effect from and after the Effective Date and Time, Yorkshire shall procure that Europe or the relevant Acquired Entity shall pay or perform, as appropriate, all obligations and liabilities arising on and after the Effective Date and Time under the Contracts, as well as those arising under or pursuant to those agreements that would constitute Contracts entered into after the date hereof in the ordinary and regular course of an Acquired Business pursuant to Paragraph 6.1, excluding this Agreement and the Additional Agreements. For purposes of this Agreement, "European Retained Liabilities" means those Liabilities of Europe and the Acquired Entities identified as such on Exhibit M attached to this Agreement.

          (c) Notwithstanding any other provision of this Agreement, the obligations of CK Witco, each other CK Witco Entity and each Yorkshire Entity pursuant to this Paragraph 1.6 shall survive the Closing and the transactions contemplated by this Agreement. The party causing any delay in payment of any debt or obligation covered by this Paragraph 1.6 shall bear the responsibility for any late fees or interest accruing on or charged in respect of the underlying debt.

          (d) Within 45 days of the Effective Date and Time, in respect of each of those contracts, leases, non-compete agreements, licenses, indemnities, agreements, commitments, arrangements, and purchase and sale orders (i) which relate to an Acquired Business, and (ii) to which either Europe or an Acquired Entity is a party, and (iii) which do not otherwise constitute a Contract (collectively, the "Reviewed Contracts"), Yorkshire shall review the Reviewed Contracts. Within such 45-day period, Yorkshire shall assess whether in its commercially reasonable view (and not considering any of its restructuring plans) it wishes to treat such Reviewed Contracts as European Retained Liabilities. If Yorkshire determines not to treat any Reviewed Contract as a European Retained Liability, then Yorkshire shall provide written notice to CK Witco that Yorkshire desires to transfer and assign, or procure the transfer and assignment of, responsibility for performance of each such Reviewed Contract (not to be treated as a European Retained Liability) to CK Witco, and CK Witco shall be obliged to accept such transfer and assignment (whether or not the counterparty thereto accepts or consents to such transfer and assignment) and responsibility for each such Reviewed Contract and the same shall be treated thereafter for all purposes as a CK Witco European Liability. With respect to each Reviewed Contract, if Yorkshire does not provide such notice within such 45-day period, then Yorkshire shall be deemed to have agreed to treat such Reviewed Contract as a European Retained Liability. During such 45-day period (or such shorter period as is from the Effective Date and Time until the requisite notice is given by Yorkshire) such Reviewed Contract shall be treated as a European Retained Liability. To the extent that the counterparty to any Reviewed Contract transferred or assigned to CK Witco has a consent right in respect thereof and does not so consent, Yorkshire shall make available to CK Witco the benefits of such Reviewed Contract to the extent practicable and such Reviewed Contract shall thereafter be treated for all purposes as a CK Witco European Liability.

1.7 Sales Taxes and Stamp Duties. CK Witco and Yorkshire shall equally share responsibility for the payment of all sales, use, excise, transfer, value added taxes and stamp or tax duties, imposed by any Government on the purchase and sale of the Transferred Assets pursuant to this Agreement or instrument transferring any title or right to the Transferred Assets to any Yorkshire Entity, but not Taxes payable in respect of any profit or gain on the sale or disposal of any Transferred Asset pursuant to this Agreement.

1.8 Proration; Customer Rebates. (a) There shall be prorated as of the Effective Date and Time the following accrued or prepaid items relating to Colors and the Transferred Assets held by it: (i) ad valorem, real or personal property and similar taxes, (ii) rents, royalties and other payments due under the Assigned Contracts, (iii) charges for utilities serving Acquired Properties, (iv) license fees related to transferable licenses and Permits, and (v) assessments of any Government and charges for services.

          (b) Without prejudice to the generality of Paragraph 1.8(a), any customer rebates relating to the Acquired Businesses will be prorated as of the Effective Date and Time, and such proration will include the amortized effect of any ratchet or other adjustment mechanism relating to such rebates where such mechanism operates by reference to periods both before and after the Effective Date and Time.

     (c) CK Witco, Colors and Holdings will jointly and severally indemnify Yorkshire, each Yorkshire Entity, Yorkshire's Affiliates, each Acquired Entity and Europe in respect of all costs, claims, liabilities and expenses incurred by them in relation to Paragraphs 1.8(a) and (b) above which arise in relation to periods prior to the Effective Date and Time, including for these purposes the effect of any such ratchet or other adjustment mechanism as is referred to in Paragraph 1.8(b).

     (d) Any payments required to be made by CK Witco, Colors or Holdings to Yorkshire, any Yorkshire Entity, any of Yorkshire's Affiliates, any Acquired Entity or Europe pursuant to this Paragraph 1.8 will be made in accordance with the provisions of Paragraph 1.6(b).

1.9 Allocation. The Purchase Price, other than insofar as it relates to the Europe Capital Stock, shall be allocated among the Transferred Assets in accordance with Section 1060(b) of the Code and the regulations promulgated thereunder. After the Closing Date, any adjustments required to such allocations shall be made in accordance with Section 1060 of the Code and the regulations thereunder, and Yorkshire and CK Witco agree to cooperate in filing all information required by Section 1060(b) of the Code and the regulations thereunder, and to take no position on any income tax return, report or filing inconsistent with such allocation.

1.10 Closing. The consummation of the transactions contemplated in this Agreement (the "Closing") shall take place at the offices of Kilpatrick Stockton LLP, 1100 Peachtree Street, Suite 2800, Atlanta, Georgia (or at such other place as the parties may mutually agree), at 13:00 p.m. G.M.T., on the Business Day on which all conditions to Closing contained in Articles 7 and 8 have been satisfied or waived in writing, other than conditions which by their terms are to be satisfied at the Closing (the "Closing Date"). The Closing shall be effective as of the actual time of consummation of the transactions the subject of this Agreement (the "Effective Date and Time").

1.11     Transactions and Documents at Closing.

          (a) At the Closing: (i) Holdings shall convey, transfer and assign the Europe Capital Stock to Yorkshire free and clear of any and all Liens, and (ii) subject thereto, each relevant CK Witco Entity shall convey to a designated Yorkshire Entity all of the other Transferred Assets, free and clear of any and all Liens, and in furtherance thereof shall deliver those deeds, bills of sale, assignments, consents, certificates of title, share certificates, powers of attorney, documents and other instruments of transfer and conveyance listed and described on Exhibit N (collectively, the "Closing Documents"); and (iii) against delivery by Holdings of the Europe Capital Stock (and the share certificates evidencing the same) to Yorkshire, Yorkshire shall pay and deliver, or cause to be paid and delivered, to Holdings (x) either from Yorkshire's own bank account or from Addleshaw Booth & Co's client account, the sum of US$14,000,000 by wire transfer of immediately available funds to a U.S. bank account designated by CK Witco not less than three (3) Business Days prior to the Closing Date (the "Bank Account"), (y) share certificates representing the Consideration Securities allotted to Holdings, and (z) against delivery of all of the other Transferred Assets, Yorkshire shall pay and deliver, or cause to be paid and delivered, to CK Witco (if appropriate, such sum to be paid directly from Yorkshire's lenders) the sum of US$64,000,000 by wire transfer of immediately available funds to the Bank Account.

          (b) At the Closing, the relevant Persons shall, in addition to the other documents, agreements, papers and instruments required to be executed and delivered under or pursuant to this Agreement, execute and deliver the following documents, agreements, instruments and papers (all of which are collectively referred to herein as the "Additional Agreements" and individually as an "Additional Agreement"):

     (i) Supply Contracts (CK Witco to Yorkshire) in the agreed forms attached to this Agreement as Exhibits O-1 and O-2
(each, a "CK Witco Supply Contract");

     (ii) Supply Contracts (Yorkshire to CK Witco) in the agreed forms attached to this Agreement as Exhibit P-1 and P-2
(each, a "Yorkshire Supply Contract");

     (iii) a Transition Services Agreement in the agreed form attached to this Agreement as Exhibit Q;

     (iv) a Lease Agreement (relating to the Charlotte facility) in the agreed form attached to this Agreement as Exhibit R;

     (v) a Lease Agreement (relating to the Gibraltar facility) in the agreed form attached to this Agreement as Exhibit S;

     (vi)     a Trademark License Agreement (CK Witco to
Yorkshire) in the agreed form attached to this Agreement as Exhibit T;

     (vii)     a Trademark License Agreement (Yorkshire to CK
Witco) in the agreed form attached to this Agreement as Exhibit
U;

     (viii)     a Non-European Patent and Technology License
Agreement (CK Witco to Yorkshire) in the agreed form attached to this Agreement as Exhibit V;

     (ix)     a European Patent and Technology License Agreement
(CK Witco to Yorkshire) in the agreed form attached to this Agreement as Exhibit W;

     (x)     a Non-European Patent and Technology License
Agreement (Yorkshire to CK Witco) in the agreed form attached to this Agreement as Exhibit X;

     (xi)     a European Patent and Technology License Agreement
(Yorkshire to CK Witco) in the agreed Form attached to this Agreement as Exhibit Y; and

     (xii) a Groundwater Monitoring Agreement in the agreed form attached to this Agreement as Exhibit Z.

          (c) All deliveries, payments and other transactions and documents relating to the Closing shall be interdependent and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent to Closing). All conveyances and transfers of registered trademarks and patents shall be effected only by the execution and delivery of the relevant Closing Documents related thereto, it being understood and agreed that this Agreement imposes only an obligation to so transfer and convey and that no transfer or conveyance is effected by this Agreement.

          (d) From time to time and at any time, at Yorkshire's reasonable request, whether on or after the Closing Date, and without further consideration, Holdings and each relevant CK Witco Entity shall, and CK Witco shall ensure that Holdings and each such CK Witco Entity shall, at its expense, execute and deliver such further documents and instruments of conveyance, assignment, and transfer and shall take such further reasonable actions as may be necessary or reasonably desirable, in the reasonable opinion of Yorkshire, to transfer and convey to Yorkshire and the other Yorkshire Entities all right, title and interest in and to the Transferred Assets, free and clear of any and all Liens (subject to any exclusions set forth in the CK Witco Disclosure Memorandum), or as may otherwise be necessary or reasonably desirable to carry out the intent of this Agreement.

2.     ADDITIONAL COVENANTS

     2.1 Access and Inspection. CK Witco will provide, and CK Witco will cause each CK Witco Entity to provide, Yorkshire, the other Yorkshire Entities and their respective Representatives reasonable access during normal business hours from and after the date of this Agreement until the Closing, to all of the Representatives, personnel, books and records of Holdings, Europe, each Acquired Entity and each CK Witco Entity (including the right to make copies, extracts and translations) and will furnish such information concerning each Acquired Business as Yorkshire and its Representatives may reasonably request, in each case for the purpose of making a continuing investigation of each CK Witco Entity (as it relates to the Acquired Business), Europe, the Acquired Entities, and the Acquired Businesses. CK Witco shall not, and CK Witco shall ensure that no other CK Witco Entity, Europe, or Acquired Entity will, provide any other Person with similar access or information between the date of this Agreement and any termination or expiration of this Agreement.
No investigation made before or after the date of this Agreement by or on behalf of any Yorkshire Entity will limit or affect in any way the representations, warranties, covenants, agreements and indemnities of any CK Witco Entity or Europe under or pursuant to this Agreement or any Additional Agreement, each of which will survive any investigation and the Closing. CK Witco and its Representatives shall have full access to all relevant books and records and employees of the Acquired Businesses and the auditors and their non-proprietary workpapers to the extent required to perform its review of the Special Purpose Statements, Closing Special Purpose Statements, Closing Net Assets and the Computations.

2.2 Cooperation. The parties will cooperate fully with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and all parties will use their best efforts to consummate the transactions contemplated by this Agreement and to fulfill their obligations under this Agreement, including causing to be fulfilled at the earliest practical date the conditions precedent to the obligations of the parties to consummate the transactions contemplated by this Agreement. Without the prior written consent of the other parties, no party to this Agreement may take any intentional actions, or omit to take any actions, that would cause the conditions precedent to the obligations of the parties to this Agreement not to be fulfilled, including, taking or causing to be taken any action which would cause the representations and warranties made by a party in this Agreement not to be true, correct and complete as of the Closing.

     2.3 Expenses. Subject to Paragraph 1.7 and except as otherwise expressly set forth in this Agreement, all expenses incurred by any Yorkshire Entity in connection with the authorization, preparation, execution and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of its Representatives, will be paid by Yorkshire. Subject to Paragraph 1.7 and except as otherwise expressly set forth in this Agreement, all expenses incurred by Europe, any CK Witco Entity or any Acquired Entity in connection with the authorization, preparation, execution and performance of this Agreement and the transactions contemplated by this Agreement and the Additional Agreements, including all fees and expenses of their Representatives, will be borne by CK Witco without any contribution by or Liability to either Acquired Business, Europe or any Acquired Entity or the payment out of the Transferred Assets or any assets of any Acquired Entity or Europe.

     2.4 Brokers. CK Witco represents and warrants to Yorkshire that no broker or finder has acted on behalf of any CK Witco Entity in connection with this Agreement or the transactions contemplated in this Agreement, and CK Witco agrees to indemnify each Yorkshire Entity and hold it harmless from and against any and all claims or demands for commissions or other compensation by any broker, finder or similar agent claiming to have been employed by or on behalf of them. Yorkshire represents and warrants that no broker or finder other than N M Rothschild & Sons has acted on behalf of any Yorkshire Entity in connection with this Agreement or the transactions contemplated in this Agreement and agrees to indemnify each CK Witco Entity and hold it harmless from and against any and all claims or demands for commissions or other compensation by N M Rothschild & Sons or any other broker, finder or similar agent claiming to have been employed by or on behalf of any Yorkshire Entity.

     2.5 Publicity. Except to the extent required by applicable Law, the listing requirements of any stock exchange or the requirements of any other regulatory authority, all press releases and other public announcements respecting the subject matter of this Agreement or any Additional Agreement will be made only with the mutual agreement of CK Witco and Yorkshire, which agreement will not be unreasonably withheld, delayed or conditioned.

     2.6 Certain Governmental Filings. The parties will make, or cause to be made, all filings and submissions required to be made to any Government in connection with the transactions contemplated by or resulting from this Agreement, including the filing of Notification and Report Forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (the "HSR Filing"). Each of the parties will furnish to the other parties any and all necessary information and reasonable assistance as another party may reasonably request in connection with its preparation of necessary filings or submissions to any Government. Yorkshire shall pay all filing fees required to be paid in connection with the HSR Filing.

     2.7 Confidentiality. On and after the Closing Date and with effect from the Effective Date and Time, CK Witco on behalf of itself, each CK Witco Entity and any other Person Affiliated with CK Witco, agrees that it shall not use or disclose or reveal to any other Person any trade secrets or other confidential business information related to any Acquired Business (whether or not constituting a Transferred Asset and whether or not the subject of any Additional Agreement), provided that the foregoing obligations shall not apply to (i) any information which is generally known in the industry, (ii) any information which becomes generally known in the industry through no fault of CK Witco, any CK Witco Entity or any other Person Affiliated with CK Witco, or (iii) commencing three (3) years after the Effective Date and Time, any information which does not constitute a trade secret under applicable Law.

2.8     Covenant Not to Compete.

          (a) In order to induce Yorkshire and Americas to enter into and perform this Agreement, Colors, Holdings, and CK Witco on behalf of itself and each CK Witco Entity and each Person Affiliated with CK Witco, agrees that, for a period of five (5) years beginning on the Closing Date, and effective as of the Effective Date and Time (the "CK Witco Restricted Period"), it shall not, without the prior written consent of Yorkshire, for its own account or jointly or in combination with another Person, directly or indirectly, for or on behalf of any Person, as principal, agent or otherwise: (i) engage in, consult with, or own, control, manage or otherwise participate in the ownership, control or management of a business competitive with an Acquired Business, except as an agent or otherwise for and on behalf of any Yorkshire Entity or otherwise pursuant to the CK Witco Supply Contracts and then only in strict accordance with their terms; (ii) solicit, call upon, or attempt to solicit the patronage of any Person within the CK Witco Service Areas and to whom an Acquired Business provided products, goods or services during the 12-month period immediately preceding the Effective Date and Time, for the purpose of obtaining the patronage of any such Person for the purchase of any products, goods or services competitive with those of the relevant Acquired Business, except as an agent and on behalf of a Yorkshire Entity or pursuant to the CK Witco Supply Contracts and then only in strict accordance with their terms; or (iii) solicit or induce, or in any manner attempt to solicit or induce, any individual who is employed in an Acquired Business at the Effective Date and Time to leave such employment, whether or not such employment is pursuant to a written contract or otherwise. In respect of employees of the Acquired Businesses resident outside of the United States, neither CK Witco nor any Person Affiliated with CK Witco shall employ any such individual for a period of two years following the Effective Date and Time.

          (b)     Notwithstanding anything herein to the contrary:
(i) it shall not be a breach of the covenants contained in Paragraph 2.8(a) for CK Witco to own, of record or beneficially, the Consideration Securities or not more than, in the case of a Person that has any class of its equity securities quoted or listed, five percent (5.00%), and in the case of any other Person, seven and one-half percent (7.50%), of the capital stock or other equity interest of any Person; (ii) the covenants described in Paragraph 2.8(a) shall apply only if the transactions contemplated by this Agreement are consummated; and (iii) it shall not be a breach of the covenants contained in this Paragraph 2.8 for CK Witco to supply the products to be supplied by Colors pursuant to the terms of the Supply Agreement, dated January 15, 1999, by and between Ingredient Technology Corporation and Colors, as modified through the date of this Agreement.

          (c) Notwithstanding anything herein to the contrary but subject to the further provisions of this Paragraph 2.8(c), in the event CK Witco or any of its Affiliates agrees to acquire any other Person or business, or is acquired by any other Person or business, whether in the form of a merger, stock purchase, purchase and assumption, collection of a loan or otherwise, CK Witco or its Affiliate (or any acquiring entity or its Affiliates, if applicable) shall be entitled to consummate such transaction, continue to operate any lines of business in which such Person or its subsidiaries were engaged at the time of such acquisition, and expand such Person. If, during the CK Witco Restricted Period, CK Witco or any of its Affiliates acquires any other Person or business competitive with an Acquired Business (the competitive part of such Person or business being referred to herein as the "Target Competitive Business") and the Target Competitive Business has annual revenues or turnover in excess of US$10,000,000 (or its reasonable equivalent in any other currency) for the fiscal year (whether or not measured or accounted for separately) immediately preceding the date of acquisition, then CK Witco (or its Affiliate) shall dispose of such Target Competitive Business within eighteen
(18) months from the closing date of such acquisition (the "Disposal Period"). If CK Witco and its Affiliates shall not have disposed of the Target Competitive Business within the Disposal Period, CK Witco shall pay to Yorkshire as liquidated damages and not a penalty the sum of ten thousand United States dollars (US$ 10,000) for each day after the conclusion of the Disposal Period for which CK Witco has not disposed of or closed the Target Competitive Business. CK Witco and Yorkshire each acknowledge and agree that monetary damages are not readily ascertainable and that this provision for liquidated damages represents the best estimate of such damages and that they believe such liquidated damages are a reasonable estimate of such damages. In addition, if CK Witco or its Affiliates makes an acquisition of a Person or business that does not constitute a Target Competitive Business but such Person or business (together with any other acquired Person or business) grows during the CK Witco Restricted Period, either through organic growth or by acquisition, to such a size that if it were then acquired by CK Witco or its Affiliates it would constitute a Target Competitive Business, then CK Witco and its Affiliates shall be bound to the foregoing provisions of this Paragraph 2.8(c) in respect of such Person or business.

          (d) Notwithstanding anything herein to the contrary and subject to the further provisions of this Paragraph 2.8(d) it shall not be a breach of the covenants contained in this Paragraph 2.8 for CK Witco to continue to operate the Americas IPD Business and to expand the Americas IPD Business within the Americas IPD Business Territory. If at any time during the CK Witco Restricted Period CK Witco or its Affiliates dispose of all or substantially all of the Americas IPD Business to an unaffiliated Person through a merger, stock purchase, share exchange or similar transaction, then the restrictions on Colors and such unaffiliated Person with respect to the Acquired IPD Business set forth in Paragraph 2.8(a) shall immediately be of no further force or effect.

          (e) Subject to the further provisions of this Paragraph 2.8(e), in order to induce CK Witco, Europe and Holdings to enter into and perform this Agreement, Yorkshire and Americas on behalf of itself and each Person Affiliated with Yorkshire, agrees that, for a period of five (5) years beginning on the Closing Date, and effective as of the Effective Date and Time (the "Yorkshire Restricted Period"), it shall not, without the prior written consent of CK Witco, for its own account or jointly or in combination with another Person, directly or indirectly, for or on behalf of any Person, as principal, agent or otherwise; (i) engage in, consult with, or own, control, manage or otherwise participate in the ownership, control or management of a business engaged in the Americas IPD Business, except as an agent or otherwise for and on behalf of any CK Witco Entity or otherwise pursuant to the Yorkshire Supply Contract and then only in strict accordance with its terms; (ii) solicit, call upon, or attempt to solicit the patronage of any Person within the Americas IPD Business Territory and to whom the Americas IPD Business provided products, goods or services during the 12-month period immediately preceding the Closing Date, for the purpose of obtaining the patronage of any such Person for the purchase of any products, goods or services competitive with those of the Americas IPD Business except as an agent or otherwise for and on behalf of CK Witco or any of its Affiliates or otherwise pursuant to the Yorkshire Supply Contract and only in strict accordance with its terms; or (iii) solicit or induce, or in any manner attempt to solicit or induce, any individual who is employed in the Americas IPD Business at the Effective Date and Time to leave such employment, whether or not such employment is pursuant to a written contract or otherwise. In respect of employees of the Americas IPD Business resident outside of the United States, neither Yorkshire nor any Person Affiliated with Yorkshire shall employ any such individual for a period of two years following the Effective Date and Time. If at any time during the Yorkshire Restricted Period CK Witco or its Affiliates dispose of all or substantially all of the Americas IPD Business, whether in the form of a merger, stock purchase, asset purchase, purchase and assumption, collection of a loan or otherwise, then the restrictions set forth in this Paragraph 2.8(e) shall immediately be of no further force or effect.

          (f) Notwithstanding anything herein to the contrary, it shall not be a breach of the covenants contained in this Paragraph 2.8 for Yorkshire to continue to sell Yorkshire's current category of goods throughout the world to each of Coates Ink, Keystone and Seller Ink, and their respective Affiliates.

     2.9 No Solicitation of Third Party Interest. CK Witco, on behalf of itself and all CK Witco Entities, Europe and the Acquired Entities, agrees that none of them nor any of their respective directors, officers, employees or agents, will (a) negotiate or discuss with any other Person this Agreement or any Additional Agreement, or the terms contained in this Agreement or any Additional Agreement, (b) negotiate or discuss with any other Person any other transaction involving a sale of all or any of the capital stock of any CK Witco Entity, Europe, or any Acquired Entity or the sale of any assets of any CK Witco Entity, Europe, or any Acquired Entity related to the Acquired Businesses (other than for sales of inventory in the ordinary course and disposal of items of tangible personal property in the ordinary course which is not material to the conduct of the Acquired Businesses) or any other business combination involving Colors, Europe, any other CK Witco Entity or any Acquired Entity related to the Acquired Businesses, (c) reveal the terms of this Agreement or any Additional Agreement to any Person except for the express purpose of carrying out the transactions contemplated in this Agreement or any Additional Agreement, or (d) solicit, encourage, consider, entertain or accept any offer, bid or proposal from any other Person respecting any transaction involving, whether directly or indirectly, a sale of any of the capital of any of Colors, Holdings, Europe, any other CK Witco Entity or any Acquired Entity related to the Acquired Businesses, or the sale of any assets of any of CK Witco or any other business combination involving Colors, Europe or the Acquired Businesses. If any proposal of the kind described in the preceding clause (d) is received prior to the date of the Closing, then CK Witco will immediately notify Yorkshire of the receipt of a proposal and will promptly provide Yorkshire with a copy of the proposal (or if the proposal is not in writing, a written summary of its terms).

     2.10     Business Employees and Employee Benefit Matters.
          (a) Business Employees. For purposes of this Paragraph 2.10, "Business Employees" are hereby defined as follows: (i) all persons employed by CK Witco or any of its Affiliates in an U.S. Asset Acquired Business immediately before the Effective Date and Time; (ii) all employees of CK Witco or any of its Affiliates who are absent from work with the Acquired Businesses on account of sickness or leave of absence on the Effective Date and Time and who are reasonably expected to return to active employment within 90 days following the date such employee was first absent from employment, or for whom an obligation to rehire exists under a collective bargaining agreement assumed by Yorkshire (as described in Paragraph 2.10(e)); (iii) all employees of CK Witco or any of its Affiliates who are not employed in the Acquired Businesses immediately before the Effective Date and Time but who, in the ordinary course of business become employees of Yorkshire within 60 days after the Effective Date and Time; and (iv) those full-time, active employees at the Gibraltar Facility listed on Exhibit AA attached to this Agreement. All Business Employees described in Paragraph 2.10(a) shall be identified on a schedule that is made part of the CK Witco Disclosure Memorandum.
          (b) Business Employees' Employment and Employee Benefits. (i) Yorkshire shall offer employment, effective on the Effective Date and Time (or, in the case of any Business Employee specified in Paragraph 2.10(a)(iii), effective as of the date of hiring), to each of the Business Employees described in Paragraphs 2.10(a) at compensation rates that are equal to those provided by CK Witco and any of its Affiliates immediately before the Effective Date and Time.
     (ii) Yorkshire shall treat service of each Business Employee with CK Witco, any of its Affiliates and their predecessor companies before the Effective Date and Time as if such service had been with Yorkshire for purposes of determining eligibility to participate, eligibility for benefits, benefit calculations, benefit forms and vesting (but not for benefit accruals under any defined benefit pension plan) under Yorkshire's employee benefit plans (within the meaning of Section 3(3) of ERISA).
     (iii) For a period of not less than one year from and after the Effective Date and Time, Yorkshire shall provide to Business Employees employee benefits that are, in the aggregate, no less favorable than those provided to them immediately prior to the Effective Date and Time; provided that with respect to Business Employees who are covered under the Assumed Collective Bargaining Agreements (as hereinafter defined), Yorkshire shall provide such compensation and benefits as are from time to time required by such collective bargaining agreements.
          (c) Severance Benefits. (i) From and after the Effective Date and Time, Business Employees shall be eligible for benefits in accordance with the terms of the applicable Yorkshire severance or separation pay policies or plans or the Assumed Collective Bargaining Agreements, as applicable. Yorkshire shall recognize the service of each such Business Employee with CK Witco and its Affiliates for eligibility, vesting, and benefit determinations under the applicable severance or separation pay policy or plan on the same basis as such service was recognized by CK Witco and any of its Affiliates.
     (ii) If CK Witco or any of its Affiliates is required to pay severance benefits or similar payments to a Business Employee as a result of the Business Employee's failure to accept employment with Yorkshire where the employment offered by Yorkshire requires relocation more than 35 miles from the Business Employee's primary work location immediately prior to the Effective Date and Time or, as a result of Yorkshire's failure to offer employment to such Business Employee in accordance with the requirements of Paragraphs 2.10 (b), Yorkshire shall reimburse CK Witco for such benefits and payments in an amount not to exceed fifteen times the weekly salary or regular weekly compensation of such Business Employee immediately prior to Effective Date and Time of the severance benefits or similar payments that are payable to such Business Employee and if such Business Employee is hired by Yorkshire during the twelve-month period ending on the first anniversary of the Effective Date and Time, Yorkshire shall reimburse CK Witco for the entire amount of the severance benefits or similar payments that are payable by CK Witco to such Business Employee.
Yorkshire shall make such reimbursement within 10 days of receipt of notice of payment by CK Witco.
          (d) Assumption of Liabilities. Except as specifically provided otherwise in this Paragraph 2.10, on the Effective Date and Time, Yorkshire shall assume all employee-related liabilities and obligations with respect to Business Employees and their beneficiaries and dependents that accrue or are incurred or arise on or after the Effective Date and Time.
As of the Effective Date and Time, CK Witco shall not be responsible for wages, salaries and other employee benefits for Business Employees for service of such Business Employees with Yorkshire that accrue or are incurred or arise on or after the Effective Date and Time. The active participation of all employees of the Acquired Businesses in each Employee Benefit Plan shall cease on the Effective Date and Time.
         (e) Collective Bargaining Agreements. As of the Effective Date and Time, Yorkshire shall adopt and assume the collective bargaining agreements listed on the Disclosure Memorandum (the "Assumed Collective Bargaining Agreements"). On and after the Effective Date and Time, any obligations or liabilities that may be payable under the Assumed Collective Bargaining Agreements, with respect to hourly Business Employees, that relate to services performed on or after the Effective Date and Time, shall be the sole responsibility of Yorkshire.
          (f) CK Witco Qualified Defined Contribution Plans. As of the Effective Date and Time, CK Witco shall, to the extent permitted by applicable law (i) fully vest the account balances of each Business Employee participating in the CK Witco Individual Account Retirement Plan (the "CK Witco 401(k) Plan") and the CK Witco Employee Stock Ownership Plan (the "CK Witco ESOP"), and (ii) permit the Business Employees to elect to receive a lump sum cash distribution of their vested account balances from the CK Witco 401(k) Plan and CK Witco ESOP in accordance with provisions of Code Section 401(k)(10)(A)(ii). Yorkshire agrees to permit Business Employees to directly roll over distributions from the CK Witco 401(k) Plan and CK Witco ESOP into a defined contribution plan maintained by Yorkshire (the "Yorkshire 401(k) Plan"), which plan shall be qualified under Section 401 and 501 of the Code. The Yorkshire 401(k) Plan shall provide that each Business Employee shall be given credit for purposes of determining eligibility to participate, eligibility for benefits, benefit calculations, benefit forms and vesting, for the Business Employee's service with CK Witco, any of its Affiliates and their predecessor companies, to the extent that the CK Witco 401(k) Plan gave credit for such service. Business Employees shall not accrue additional benefits on or after the effective date and time under the CK Witco 401(k) Plan or CK Witco ESOP. CK Witco shall file as soon as reasonably practicable following the date hereof a private letter ruling request with the U.S. Internal Revenue Service seeking a ruling that the Business Employees may elect to receive a lump-sum cash distribution of their vested account balances from the CK Witco 401(K) Plan and the CK Witco ESOP following the Effective Date and Time, and shall diligently pursue the same.
          (g) Worker's Compensation. On and after the Effective Date and Time, Yorkshire shall assume liability under workers' compensation laws for claims incurred on or after the Effective Date and Time with respect to Business Employees. CK Witco shall remain liable for all workers' compensation claims incurred prior to the Effective Date and Time. A claim for worker's compensation benefits shall be deemed to be incurred upon the occurrence of the event giving rise to such claim.

          (h) Welfare Benefit Plans. (i) Yorkshire shall provide Business Employees with credit during the current plan year under Yorkshire's health benefit plans for payments made by Business Employees under CK Witco's health benefit plans for purposes of determining deductibles and out-of-pocket expenses under Yorkshire's health benefit plans. Buyer shall not impose on Business Employees pre-existing condition provisions, proof of insurability requirements, or any similar conditions or requirements that would delay commencement of Business Employees' participation in, or limit Business Employees' level of coverage under, any of Yorkshire's welfare benefit plans (within the meaning of Section 3(l) of ERISA).
     (ii) From and after the Effective Date and Time, Yorkshire shall pay, discharge, and be responsible for all claims and liabilities for the welfare benefits of the Business Employees incurred on or after the Effective Date and Time. For purposes of this Agreement, the following claims and liabilities shall be deemed to be incurred as follows: (A) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, disability or accident giving rise to such benefits; (B) long-term disability, upon the event or commencement of the condition resulting in the disability giving rise to such benefit; (C) hospital-provided health, dental, prescription drug or other benefits, which become payable with respect to any hospital confinement, upon commencement of such confinement; and (D) health, dental and/or prescription drug benefits, upon provision of such services, materials or supplies.

     (iii) Yorkshire shall be responsible for health care continuation obligations under Section 4980B of the Code and
Section 601 through 608 of ERISA ("COBRA") for those Business Employees who actually become employees of Yorkshire. CK Witco shall remain responsible for health care continuation obligations under COBRA for those Business Employees who never become employees of Yorkshire. CK Witco agrees that it shall retain the obligation to comply with the certification requirements under the Health Insurance Portability and Accountability Act of 1996 with respect to all individuals covered under any health or medical plan sponsored by CK Witco or any CK Witco Entity who lost coverage at any time prior to the Effective Date and Time.
          (i) Vacation Pay. Yorkshire shall assume liability for all unpaid vacation pay banked or accrued by any Business Employee prior to the Effective Date and Time, provided such liability has been accrued by CK Witco and reflected on CK Witco's balance sheet.
          (j) WARN Act. Yorkshire shall be responsible for, and indemnify and hold harmless CK Witco, with respect to compliance with and liability under the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act") and any other similar law, including any requirement to provide any notifications or pay in lieu of notice, in respect of Business Employees who are terminated on or after the Effective Date and Time.

          (k) CK Witco Nonqualified Equalization Plan and Stock Options. As soon as practicable following the Effective Date and Time, CK Witco shall distribute to Business Employees the full account balances of such employees under the CK Witco Nonqualified Equalization Plan in accordance with the terms thereunder. To the extent options granted under the CK Witco 1998 Long-Term Incentive Plan to Business Employees are not fully vested, CK Witco shall cause such options to be fully vested and immediately exercisable for a period of not less than three (3) years following the employee's cessation of service with CK Witco or any CK Witco Entity upon the Effective Date and Time.
          (l)     1999 Annual Bonuses and Outstanding
Commissions. With respect to the payment of the annual bonuses and any commissions earned by Business Employees in respect of the 1999 fiscal year (the "1999 Annual Bonus and Commissions"), CK Witco shall pay and be solely responsible for the proportionate share of the 1999 Annual Bonus and Commissions, in accordance with and on the same basis as the annual bonus and commission plans and policies of CK Witco as in effect on the Effective Date and Time, for the period commencing on December 27, 1998 and ending on the Effective Date and Time, and Yorkshire shall pay and be solely responsible for the proportionate share of the 1999 Annual Bonus and Commission for the period commencing on the Effective Date and Time and ending on the last day of CK Witco's 1999 fiscal year. For purposes hereof, Yorkshire's proportionate share of the 1999 Annual Bonus and Commissions shall be equal to the product of the (x) 1999 Annual Bonus and Commissions and (y) a fraction, the numerator of which is the number of days from and including the Effective Date and Time until December 31, 1999 and the denominator of which is 365.
          (m) Administration. Yorkshire and CK Witco shall each make its appropriate employees and data regarding employee benefit coverage available to the other at such reasonable times as may be necessary for the proper administration by the other of any and all matters relating to employee benefits and worker's compensation claims affecting, its employees.
          (n) Transition Agreement. (i) CK Witco shall provide, or cause to be provided, certain benefits, administration and payroll services relating to the provision of benefits during the transition of the Business Employees from employment with CK Witco to employment with Yorkshire as described below:

     (A) Yorkshire will be unable to provide payroll services with respect to the Business Employees until it has collected necessary payroll and employment-related data relating to the Business Employees. Until Yorkshire is able to process payroll with respect to the Business Employees (but in no event later than 30 days following the Effective Date and Time), CK Witco will continue to administer the payroll with respect to the Business Employees, including the withholding of employee contributions under the health benefit plan as provided herein. CK Witco agrees to transfer directly to Yorkshire (or a designated service provider) such payroll and employment-related data as soon as practicable following the Effective Date and Time.
     (B) Yorkshire intends to establish a replacement health benefit plan for the Business Employees as soon as practicable following the Effective Date and Time. Until such plan is operational (but in no event later than 60 days following the Effective Date and Time), CK Witco will continue to cover the Business Employees under the CK Witco Health Benefit Plan, and provide administration services with respect to such plan.

     (ii) The cost of providing the transition services and any benefits described in this Paragraph 2.10(n) shall be determined based on the actual cost of the service, including overhead, incurred by CK Witco in providing the service and/or the actual cost of the benefit provided by CK Witco. CK Witco will invoice Yorkshire for the cost of such services and benefits and Yorkshire shall remit payment within 7 days of receipt of such invoice. Yorkshire agrees to indemnify CK Witco against all loss, liability, costs and expenses incurred by CK Witco in connection with transition services performed pursuant to this Paragraph 2.10(n).

     2.11 Compliance with ERISA, Etc. (a) The CK Witco Disclosure Memorandum lists all plans, programs, and similar arrangements, commitments or agreements maintained by or on behalf of CK Witco, any CK Witco Entity or any other party that provides benefits or compensation to, or for the benefit of, current or former employees of an U.S. Asset Acquired Business, including, but not limited to, pension, retirement, deferred compensation, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, group insurance, severance, and other benefit plans, contracts and agreements (collectively, the "Employee Benefit Plans"). The CK Witco Disclosure Memorandum identifies each Employee Benefit Plan in which Business Employees were eligible to participate prior to the Effective Date and Time. With respect to each Employee Benefit Plan, to the extent applicable, CK Witco has supplied Yorkshire a true and correct copy of (i) the plan document, including amendments thereto, (ii) the annual report on the applicable Form 5500 series filed with the IRS for the most recent three plan years, (iii) each trust agreement, insurance contract or other funding arrangement relating to such Employee Benefit Plan, including amendments thereto, (iv) the most recent Summary Plan Description and material employee communications for such Employee Benefit Plan, (v) the most recent actuarial report or valuation, and (vi) the most recent IRS determination letter.

          (b) Each of the Employee Benefit Plans (i) is in substantial compliance with all applicable provisions of ERISA, the Code, and all other applicable laws, (ii) has been administered, operated and managed in accordance with its governing documents, and (iii) has timely filed or distributed all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including annual reports, summary annual reports (Form 5500s), summary plan descriptions, actuarial reports, PBGC-1 Forms, or returns).

          (c) All Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received a favorable determination letter from the IRS, and CK Witco is not aware of any circumstances likely to result in the revocation of any such favorable determination letter.

          (d) No Employee Benefit Plan is a "defined benefit pension plan" (as defined in Section 3(35) of ERISA) or a "multi-employer plan" (as defined in Section 3(37) of ERISA, subject to Title IV of ERISA.

          (e) With respect to each Employee Benefit Plan, neither such plan, or any trustee, administrator, fiduciary, agent or employee thereof, nor CK Witco or any CK Witco Entity has engaged in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code). With respect to each Employee Benefit Plan, no act, omission or transaction has occurred which would result in the imposition of (i) breach of fiduciary duty liability damages under Section 409 of ERISA,
(ii) a civil penalty assessed pursuant to subsection (c), (i) or
(l) of Section 502 of ERISA, or (iii) any excise tax under applicable provisions of the Code. With respect to each Employee Benefit Plan, there have been no terminations, partial terminations or discontinuances of contributions without a determination by the IRS that such action does not adversely affect the tax-qualified status of that plan.

          (f) No liability has been incurred by or is reasonably expected to be incurred by CK Witco or any entity, trade or business that is a member of a group described in Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes CK Witco, which could subject Yorkshire to liability under Title IV of ERISA, Section 301 of ERISA, Sections 412 or 4971 of the Code or the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

          (g) No litigation or claims (other than routine claims for benefits) are pending or, to the knowledge of CK Witco, threatened against, or with respect to, any of the Employee Benefit Plans or with respect to any fiduciary, administrator, sponsor (in their capacities as such), or any party-in-interest thereof.

          (h) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by the Acquired Businesses to any person which is an "excess parachute payment" (as defined in Section 280G of the Code), increase or secure (by way of a trust or other vehicle) any benefits payable under any Employee Benefit Plan, or accelerate time of payment or vesting of any such benefit.

          (i) With respect to each Employee Benefit Plan qualifying as a "group health plan" under Section 4980B of the Code or Section 607(l) or 609 of ERISA and related regulations (relating to the benefit continuation rights imposed by COBRA or qualified medical child support orders), CK Witco and each CK Witco Entity has complied in all material respects with all reporting, disclosure, notice, election and other benefit continuation and coverage requirements imposed thereunder as and when applicable to those plans, and has not incurred any direct or indirect liability or is not subject to any loss, assessment, excise tax penalty, loss of federal income tax deduction or other sanction, arising on account of or in respect of any direct or indirect failure at any time to comply with any such federal or state benefit continuation of coverage requirement.

     2.12 Admission of Ordinary Shares. Yorkshire agrees that not later than two (2) Business Days following the date of execution of this Agreement, it shall file the Application with the London Stock Exchange and shall use its reasonable efforts to ensure that the application is approved by the London Stock Exchange. In the circular concerning the transaction the subject of this Agreement, the Board of Directors of Yorkshire will unanimously recommend that the Yorkshire members approve this Agreement and declare this Agreement to be in the best interests of Yorkshire.

     2.13 Extraordinary General Meeting. Yorkshire agrees to promptly call and hold the Extraordinary General Meeting no later than 15 December, 1999 (subject to any proper adjournment thereof) and in accordance with applicable Law and to perform any and all acts and to do all things as shall be necessary in accordance with applicable Law to so call and hold the Extraordinary General Meeting and to put the Resolutions to vote at that meeting.

     2.14 Cooperation by Management of CK Witco. CK Witco hereby undertakes with Yorkshire to provide, and to use its reasonable best efforts to procure that the senior management of CK Witco shall provide, all information known to them or which on reasonable inquiry ought to be known to them and relating to the Acquired Businesses or otherwise as Yorkshire may reasonably require for the purpose of complying with any applicable Law or the requirements of the London Stock Exchange.

     2.15 Certain Transactions. CK Witco agrees to execute and complete the transactions set forth on Exhibit BB attached hereto on or before the Closing, including the execution of and performance under those agreements, documents and instruments annexed to Exhibit BB. CK Witco agrees not to make any material changes to the terms of the draft agreements appended to such Exhibit BB without the prior consent of Yorkshire, which consent shall not be unreasonably withheld or delayed.

     2.16     Certain Relocation Matters and Costs.  Within one
(1) year of the Closing Date, CK Witco shall (a) cause the IPD Bagger to be disassembled and removed from the Greenville Land and (b) cause the liquid dye storage tanks to be disassembled and removed from the Lowell Improvements and the Lowell Land, in each case, at CK Witco's sole cost and expense. Such disassemblies and removals shall be done in a workmanlike manner and so as to cause as little disruption as is practicable of the operations being conducted on the Greenville Land and the Lowell Improvements and the Lowell Land, as applicable. CK Witco shall be liable for, and shall indemnify Yorkshire in respect of, all loss, cost, damage and expenses suffered or incurred by any Yorkshire Entity related to or arising in connection with such disassemblies and removals.

     2.17 Limited Use of CK Witco Name. For a period of one hundred eighty (180) days following the Effective Date and Time, the Yorkshire Entities, Europe and the Acquired Entities shall have the right to use the CK Witco name for the limited purpose of depleting and disposing of letterhead, product brochures and information, and the like, except (i) in the case of Inventories and product packaging for which the relevant period shall be one
(1) year following the Effective Date and Time and (ii) for the last one hundred twenty (120) days of the foregoing 180-day period, all of such letterhead, product brochures and information, and the like, such items shall also include the "Yorkshire" name with equal size and prominence as the "CK Witco" name. Other than as permitted in this Paragraph 2.17, from and after the Effective Date and Time no Yorkshire Entity, Europe or any Acquired Entity shall use the name "CK Witco" in any fashion. Yorkshire shall have a reasonable period of time (not to exceed forty five (45) days) following the Closing Date to change the legal name of Europe and each Acquired Entity so as not to include the "CK Witco" name.

2.18 Distributable Profits and Voting with Respect to Europe. Yorkshire confirms it is aware of CK Witco's intent to procure that Europe's Shareholders' Meeting will distribute an interim dividend in an amount not to exceed the Belgian Francs equivalent of US$25,000,000 (to the extent lawfully possible) between the date of this Agreement and the Closing Date. Yorkshire undertakes, on behalf of itself and Europe, that between the Closing Date and 1 January 2000 it will not carry out any act outside the scope of the ordinary daily management of Europe intended to reduce the distributable profits of Europe (within the meaning of Article 77bis of the Belgian Company Laws) shown in Europe's annual accounts for the business year closed on December 31, 1999, below the amount referred to above.

2.19 Mail Received after Closing. Following the Closing, Yorkshire may receive and open all mail addressed to CK Witco and deal with the contents thereof in its discretion to the extent that such mail and the contents thereof relate to an Acquired Business, Europe, an Acquired Entity or the Transferred Assets, or any of the Assumed Liabilities or any European Retained Liabilities. All other mail received by Yorkshire shall be promptly forwarded to CK Witco. Following the Closing, CK Witco shall promptly forward, or cause to be promptly forwarded, to Yorkshire all mail received by it that relate to an Acquired Business, Europe, an Acquired Entity or the Transferred Assets, or any of the Assumed Liabilities or any European Retained Liabilities.
     2.20 Notices to Customers; Collection of Receivables. (a) Between the date hereof and the Closing Date, CK Witco, in consultation and cooperation with Yorkshire, shall by written notice direct all customers of the Acquired Businesses to make payment of amounts owed by such customers to CK Witco and its Affiliates in respect of an Acquired Business to such bank account(s) as shall be mutually acceptable to CK Witco and Yorkshire.

          (b) Commencing with the Business Day that immediately follows the Effective Date and Time, CK Witco hereby grants to Yorkshire, the Yorkshire Entities and their Affiliates the power, right and authority, coupled with an interest, to receive, endorse, cash, deposit, and otherwise deal with, in the name of the appropriate CK Witco Entity and in a manner consistent with this Paragraph 2.20, any checks, drafts, documents, and instruments evidencing payment of Receivables which are payable to, payable to the order of, or endorsed in favor of, that CK Witco Entity.

     2.21     Payments for CK Witco European Liabilities.
Between the date hereof and the Closing Date, CK Witco, in consultation with Yorkshire, shall establish such bank account(s) with such level of funds (the "Excluded Liability Fund") as shall be mutually acceptable to CK Witco and Yorkshire. The purpose of the Excluded Liability Fund shall be to enable Yorkshire to make payments to certain specified creditors with respect to certain CK Witco European Liabilities due soon after the Closing Date. Commencing with the Business Day that immediately follows the Effective Date and Time, only when due, and in consultation with CK Witco, the relevant Yorkshire Entity shall draw from the Excluded Liability Fund to make payments to relevant creditors on relevant dates as determined pursuant to Exhibit CC attached to this Agreement.

     2.22     Certain IP Registration Costs.

     (a) CK Witco shall reimburse Yorkshire and each Yorkshire Affiliate for all Duty Costs reasonably required to be incurred by an Agency and that are paid by Yorkshire or a Yorkshire Affiliate in order to register title with such Agency of ownership of those Proprietary Rights listed on Exhibit DD attached to this Agreement in the name of either CK Witco or Europe or an Acquired Entity (as the case may be) in so far as the foregoing is not already the case.

     (b) If in so far as at Closing any of the registered trademarks and patents are not assigned to Yorkshire (or its designates) pursuant to this Agreement, then, in such case, from the Closing until the date of such assignment, CK Witco shall not (and shall ensure that its Affiliates shall not) use, assign, exploit or create any third party rights in such registered trademarks and patents other than as envisaged under any of the Additional Agreements (and any such use or exploitation will comply with the terms of the relevant Additional Agreement). CK Witco will, until such registered patents or trademarks are assigned to Yorkshire (or its designates), forward promptly to Yorkshire any correspondence that it may receive from the relevant registry or any third party that relates to such registered trademarks and patents. CK Witco and Yorkshire shall use their reasonable commercial efforts to file the assignments for the registered trademarks and patents to Yorkshire (or its designates) within thirty (30) days from the Effective Date and Time. To the extent there is a conflict between the terms of any relevant trademark assignment or patent assignment and this Agreement, the terms of this Agreement shall control.

     3.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF CK
WITCO, COLORS, HOLDINGS AND EUROPE

     CK Witco has prepared and delivered to Yorkshire a disclosure memorandum (the "CK Witco Disclosure Memorandum") setting forth any and all exceptions or supplemental information to the representations, warranties and covenants contained in Articles 3, 4 and 6 of this Agreement, and has delivered to Yorkshire documents and materials pursuant to or in connection with this Agreement, and any and all modifications or amendments to the documents and materials have been or will be delivered to Yorkshire with the CK Witco Disclosure Memorandum. The disclosures set forth in the CK Witco Disclosure Memorandum qualify or supplement only those representations, warranties and covenants specifically referenced and referred to in the CK Witco Disclosure Memorandum, and a disclosure or supplement related to any particular representation, warranty or covenant shall not qualify or supplement any other representation, warranty or covenant unless evident by its context or unless expressly stated. Nothing in the CK Witco Disclosure Memorandum or in any documents or materials delivered to Yorkshire shall operate to limit or exclude the liability of CK Witco and Holdings under or in respect of Part B of the Taxation Schedule or to qualify or supplement any of the covenants set out in the Taxation Schedule, it being understood and agreed that the representations, warranties and covenants set forth in the Taxation Schedule shall be the exclusive representations, warranties and covenants made in respect of the matters covered thereby. To induce Yorkshire to enter into this Agreement and to consummate the transactions contemplated by this Agreement, subject to the qualifications set forth in the CK Witco Disclosure Memorandum, CK Witco, Colors, Holdings and Europe, jointly and severally, represent and warrant to Yorkshire, Americas, each other Yorkshire Entity, and each Affiliate of Yorkshire, and covenants and agrees, as of the date hereof and again as of the Closing Date, as follows:

     3.1     Existence.

          (a) Each of CK Witco and Colors is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and is entitled to own or lease its assets and properties and to carry on its business as and in the places where its business is conducted and its assets and properties are owned or leased. Holdings is a private company with limited liability incorporated under the laws of The Netherlands and Europe is a private company with limited liability incorporated under the laws of Belgium. Each of Europe and Holdings has full corporate power and is entitled to own or lease its assets and properties and to carry on its business as and in the places where its business is conducted and its assets and properties are owned or leased.
Each of CK Witco, Colors, Holdings and Europe is authorized, licensed or qualified in those jurisdictions identified in the CK Witco Disclosure Memorandum and is not otherwise required to be authorized, licensed, qualified or domesticated as a foreign Person in any other jurisdiction. CK Witco has delivered to Yorkshire true, correct and complete copies of the Certificate of Incorporation and Bylaws or equivalent organizational documents and agreements of each of Holdings and Europe, as amended to date. CK Witco has delivered to Yorkshire the minute book and statutory records of Holdings and Europe, which in each instance contains all records of meetings and actions taken by its respective shareholders and directors, to the extent required by applicable law, and shows all corporate actions taken by its respective shareholders and board of directors (and any committees thereof). Europe's authorized, issued and outstanding capital is as described in the CK Witco Disclosure Memorandum and is wholly-owned by those Persons identified in the CK Witco Disclosure Memorandum. No Person has any option or right to acquire any of the equity or share capital of Europe. The equity and share capital of Europe is free and clear of any and all Liens.

          (b) Each CK Witco Entity is identified in the CK Witco Disclosure Memorandum. Each such CK Witco Entity is an entity of the type described in the CK Witco Disclosure Memorandum, in each case having full entity power and authority, and duly organized, registered and validly existing under the laws of the jurisdiction of its organization as so identified in the CK Witco Disclosure Memorandum and is entitled to own or lease its assets and properties and to carry on its business as and in the places where its business is conducted and its assets and properties are owned or leased.

          (c) Each Acquired Entity is duly organized, registered and validly existing under the laws of the jurisdiction of its organization and has full entity power and is entitled to own or lease its assets and properties and to carry on its business as and in the places where its business is conducted and its assets and properties are owned or leased.
Each Acquired Entity is duly authorized, licensed, qualified or domesticated as a foreign Person in those jurisdictions outside of its jurisdiction of organization as listed in the CK Witco Disclosure Memorandum and is not otherwise required to be authorized, licensed, qualified or domesticated as a foreign Person in any other jurisdiction. CK Witco has previously furnished Yorkshire with true, correct and complete copies of the organizational documents, as amended to the date hereof, of each Acquired Entity. CK Witco has delivered to Yorkshire true, correct and complete copies of the minutes and other similar records of meetings and actions by the equity holders and directors (or their equivalent under any applicable Law) of each Acquired Entity.

          (d) The CK Witco Disclosure Memorandum lists: (i) all locations where Colors, Europe and each Acquired Entity currently owns or leases real property, has an office or place of business; (ii) all locations of real or immovable property owned or leased by any CK Witco Entity, Europe or an Acquired Entity and used in an Acquired Business by such CK Witco Entity, Europe or Acquired Entity; and (iii) all trading names under which any CK Witco Entity, Europe or Acquired Entity or its respective predecessors has operated, if different from its present legal name, at any time since December 31, 1995.

          (e) The jurisdiction of organization, type of entity, capitalization and record and beneficial holders of all share capital of each Acquired Entity is as set forth in the CK Witco Disclosure Memorandum. No Person has any option or right to acquire any of the equity or share capital of any Acquired Entity. The equity and share capital of each Acquired Entity is free and clear of any and all Liens.

     3.2 Subsidiaries. Other than for the Acquired Entities, neither Colors, Holdings nor Europe, nor any Acquired Entity, owns, either directly or indirectly, any interest in any Person, nor does it possess any right, option or commitment to purchase or otherwise acquire any interest (whether direct or indirect), in any Person other than for Europe and the Acquired Entities, and none of CK Witco, any CK Witco Entity, Europe or any Acquired Entity has any legal responsibility, duty, obligation or liability in respect of any such Person, nor do any of the Transferred Assets or the revenues or profits of an Acquired Business, Colors, Europe or any Acquired Entity stand for any duty, obligation or liability of any such Person.

     3.3     Authority; Inconsistent Obligations.

          (a) Each of CK Witco, Colors, Holdings and Europe has the full right, power and authority to execute and deliver and to perform and comply with this Agreement and the Additional Agreements to which any of them is or will be a party. All proceedings and actions required to be taken by any of CK Witco, Colors, Europe and Holdings to authorize the execution, delivery and performance of this Agreement and the Additional Agreements have been taken. This Agreement and each Additional Agreement to which any of them is or will be a party, have been, or in the case of any Additional Agreement will be at the Closing, duly and validly executed and delivered by each of them, as appropriate, by its duly authorized officers or representatives. This Agreement constitutes, and each Additional Agreement when executed and delivered will constitute, the valid and legally binding obligation, subject to general equity principles, of each of CK Witco, Colors, Holdings and Europe, as appropriate, enforceable in accordance with its respective terms.

          (b) Neither the execution and delivery of this Agreement or of the Additional Agreements by CK Witco, Colors, Holdings or Europe, nor the consummation of the transactions contemplated by this Agreement or by any Additional Agreement, will (i) result in a violation of the Certificate or Articles of Incorporation and By-Laws or other organizational or foundation documents of any of them or any CK Witco Entity or Acquired Entity,
(ii) violate any Law or Order applicable to any of CK Witco, Colors, Europe, the other CK Witco Entities (as it relates to the Acquired Business) or any Acquired Entity, or (iii) result in a breach of, conflict with or default under, any term or provision of any material indenture, note, mortgage, bond, security agreement, loan agreement, guaranty, pledge, or other instrument, contract, agreement or commitment to which any of CK Witco, Colors, Europe, Holdings, any CK Witco Entity (as it relates to the Acquired Business) or any Acquired Entity is or will be upon consummation of the transactions contemplated by this Agreement be a party or by which any of them or any of their respective assets, properties, or businesses is subject or bound; nor will these actions result in
(x) the creation of any Lien on any of the Transferred Assets or the share capital, assets, properties, businesses, revenues or profits of Europe or any Acquired Entity, (y) the acceleration or creation of any obligation of Colors, Europe, Holdings or any Acquired Entity, or (z) the forfeiture of any material right or privilege of an Acquired Business, Colors, Europe or any Acquired Entity that may affect its ability to perform under this Agreement or any Additional Agreement or to carry on its business.

     3.4     No Violation; Compliance with Laws.   None of CK
Witco, Colors, Holdings, Europe or any Acquired Entity is in default under or in violation of (a) its Certificate or Articles of Incorporation or By-Laws, or other organizational and foundation documents, as appropriate, or (b) any Order, and the operations of each Acquired Business and CK Witco, Colors, Holdings, Europe and each Acquired Entity have since December 31, 1995, been conducted, in all material respects, in accordance with, and are in compliance in all material respects with, all applicable Laws. Since December 31, 1995, none of Colors (in respect of an Acquired Business), Europe, Holdings or any Acquired Entity has received any written notification of any asserted present or past failure by any of them to comply with any Order or Laws.

     3.5 Consents. The execution and delivery by CK Witco, Colors, Holdings and Europe of this Agreement and the Additional Agreements to which any of them is to be a party on the Closing Date, the consummation of the transactions contemplated in this Agreement or the Additional Agreements, the conduct of the Acquired Businesses on and after the Effective Date and Time, and the performance by CK Witco, Colors, Europe, Holdings, the other CK Witco Entities or any Acquired Entity of its obligations under or pursuant to this Agreement or any Additional Agreement, as appropriate, do not (a) require the consent or approval of, or any filing with or notice to, any Government or other Person, other than for the HSR Filing, (b) require the consent or approval of CK Witco's shareholders, or (c) impose any other material term, condition or restriction on the Acquired Businesses, the Transferred Assets, Colors, Holdings, Europe, the other CK Witco Entities or any Acquired Entity pursuant to any Order or Law.

     3.6 Possession of Licenses, Etc. Colors, Europe and each Acquired Entity possesses all material certificates, licenses, permits and other authorizations from Governments (collectively, the "Permits") that are necessary for the ownership, maintenance and operation of the Transferred Assets and the Acquired Businesses, and none of CK Witco, Colors, Holdings, Europe, the other CK Witco Entities or any Acquired Entity is or has been since December 31, 1995, in violation of any such Permits. All Permits held by each of Colors, Europe, the other CK Witco Entities or any Acquired Entity in connection with the Acquired Businesses, are in full force and effect, and neither the validity nor continuance of which will be adversely affected by the consummation of the transactions contemplated by this Agreement.

     3.7     Sufficiency of Assets.

          (a) The assets of each Acquired Entity and Europe, and assets the benefit of which is conferred upon the Acquired Entities or Europe pursuant to an Additional Agreement, constitute to the knowledge of CK Witco and Holdings and except for the services of any current employees of any of the CK Witco Entities, the Acquired Entities or Europe, the assets necessary to operate the Acquired Businesses outside the Americas IPD Business Territory substantially in the manner presently operated by the CK Witco Entities, the Acquired Entities and Europe as of the Closing Date.

          (b) The Transferred Assets constitute, to the knowledge of CK Witco or Holdings and except for (i) services of any current employees of the CK Witco Entities or Colors necessary to operate the U.S. Asset Acquired Businesses and (ii) any assets the benefit of which may be conferred pursuant to an Additional Agreement, the assets necessary to operate the U.S. Asset Acquired Businesses substantially in the manner presently operated by the CK Witco Entities as of the Closing Date.

     3.8 Grants and Allowances. Since December 31, 1995, there have been no grants, allowances, subsidies or other like sums paid or pledged to Europe or any Acquired Entity by any supranational, national or local authority or government agency.

     3.9     Year 2000 Compliance.

          (a) All of the equipment, Software and computer hardware, owned or used by a CK Witco Entity, Europe or an Acquired Entity or to the knowledge of CK Witco or Holdings, used and operated by third parties on behalf of a CK Witco Entity, Europe or an Acquired Entity, which performs or is or may be required to perform functions involving dates or the computation of dates, or containing date related data, has the programming, design and performance capabilities to ensure that: it will not suffer any material Malfunction; and it will not, as a result of the date change at the end of the twentieth century or the input, processing, storage or use of dates up to and including December 31, 2000, (i) be adversely affected, (ii) require changes in inputting or operating practices, (iii) produce materially invalid or incorrect output or results, (iv) cause any materially abnormal ending scenario, or (v) suffer any material diminution in functionality or performance.

          (b) All of the equipment, Software and computer hardware, owned or used by a CK Witco Entity, Europe or an Acquired Entity or, to the knowledge of CK Witco or Holdings, used and operated by third parties on behalf of a CK Witco Entity (as it relates to the Acquired Business), Europe or an Acquired Entity, includes an indication of century in all date related user interfaces and data interfaces.

          (c) All date related data stored electronically by or on behalf of a CK Witco Entity (as it relates to the Acquired Business), Europe or an Acquired Entity is in such form that its input, processing, storage or use by or on behalf of a CK Witco Entity, Europe or an Acquired Entity will not, directly or indirectly, cause any material Malfunction in any of the equipment, Software or computer hardware.

          (d) Attached to the CK Witco Disclosure Memorandum are true, correct and complete copies of all Year 2000 readiness and remediation plans related to an Acquired Business.
     3.10 Financial Statements. Prior to the date of this Agreement, CK Witco has delivered to Yorkshire copies of the Special Purpose Statements of the Acquired Businesses as of and for the periods ended December 28, 1996, December 27, 1997, December 26, 1998, and June 26, 1999, together with the report thereon of KPMG LLP, including a Special Purpose Combined Statements of Net Assets, Special Purpose Combined Statements of Revenues and Expenses and Comprehensive Income (Loss), and Special Purpose Combined Statements of Cash Flows (collectively, the "Special Purpose Statements"), all of which are attached to this Agreement as Exhibit EE. The Special Purpose Statements have been prepared from the books and records of the Acquired Businesses and have been prepared in accordance with GAAP consistently applied and present fairly the financial condition of the Acquired Businesses as at the respective dates of the Special Purpose Statements and the revenues, expenses and comprehensive income (loss), net assets and cash flows for the respective periods then ended.

     3.11 Euro-Affected Products and Services. To the extent that CK Witco's software, hardware, systems, products and services receive, recognize, use or process financial information from any one of the Participating Member States planning to change their currencies to the Euro (collectively, the "Euro-Affected Products and Services"), and to the knowledge of CK Witco or Holdings, all of CK Witco's Euro-Affected Products and Services included within the Transferred Assets or relating to any other CK Witco Entity, Europe or an Acquired Entity will (i) operate without material errors, problems, delays or the need for any further modifications as a result of the introduction of the Euro in whole or in part as a European currency or currency unit and (ii) continue to receive, recognize, use and process both national currency units and Euro units (and permit conversions from national currency units to Euro units and vice-versa) without errors, problems, delays or the need for any further modifications before, during and after the period beginning January 1, 1999.

     3.12     Liabilities.  Neither Europe nor any Acquired
Entity has any debt, borrowings, Liability or obligation of any kind, whether accrued, absolute, contingent or otherwise, except the European Retained Liabilities.

     3.13 Title to Properties. All of the Transferred Assets and the assets and properties of Europe and each Acquired Entity, whether personal or movable or immovable or real, tangible or intangible, are owned exclusively by the relevant CK Witco Entity, Europe or an Acquired Entity (including the land at Oissel, France shown hatched on Exhibit FF attached to this Agreement) free and clear of any and all Liens.

     3.14 Receivables. The reserve with respect to Receivables set forth in the relevant Special Purpose Statement is adequate in accordance with GAAP consistently applied. All of the Receivables were, are and will be, valid and, to the knowledge of CK Witco or Holdings, collectible obligations of the respective makers or the relevant account debtors and were not, and are not, subject to any offset, counterclaim or recoupment, except to the extent reflected in the customer claim account as shown on the relevant Special Purpose Statement.

     3.15 Inventories. Subject to any applicable reserve set forth in the relevant Special Purpose Statement and to the knowledge of CK Witco or Holdings, the Inventories less than two
(2) years old are saleable and useable in the ordinary and regular course of the Acquired Businesses. The Inventories reflected on the relevant Special Purpose Statement have been valued at the lower of cost and net realizable value.

     3.16     Movable Property

     (a) All of the machinery, equipment, vehicles, and other items of movable or personal property which are included within the Transferred Assets or owned or leased by Europe or any Acquired Entity are in good condition and repair in all material respects, subject to normal wear and tear, suited for the use intended, and are and have been operated in all material respects in conformity with all applicable insurance requirements, manufacturer's operating manuals, manufacturer's warranties, and applicable Orders and Laws. CK Witco has previously delivered to Yorkshire the Fixed Assets Registers, which together constitute a true, correct and substantially complete list of all movable property owned by Europe or any Acquired Entity or included within the Transferred Assets. To the best of CK Witco's or Holdings' knowledge, there are no defects or conditions which would cause the movable property to be or become inoperable or unsafe.

     (b) To the best of CK Witco's or Holdings' knowledge, all lessors of any machinery, equipment or other movable property included with the Transferred Assets or leased by Europe or an Acquired Entity have in all material respects performed and satisfied their respective duties and obligations under the leases, and neither Europe nor any Acquired Entity has brought or threatened any Action against any relevant lessor for failure to perform and satisfy its duties and obligations under the relevant lease.

     3.17     Immovable Property.

          (a) Neither Europe nor any Acquired Entity owns any real or immovable property except as listed in the CK Witco Disclosure Memorandum. The relevant CK Witco Entity is lawfully occupying and using the Leased Real Property. Europe and each Acquired Entity is lawfully occupying and using each parcel of real or immovable property used in its business (each such parcel of real or immovable property together with the Leased Real Property being sometimes referred to herein as the "Immovable Property").

     (b) All material agreements with respect to leases, easements, rights of way, licenses or other interests in Immovable Property granted to Colors, Europe or any Acquired Entity or included among the Transferred Assets (collectively, the "Property Leases") are listed in the CK Witco Disclosure Memorandum. Each of the Property Leases is freely assignable. The interest of Colors, Europe and each Acquired Entity, as applicable, in and under each of the Property Leases is free and clear of any material defects, claims or Liens and subject to no present Action or threatened Action.

     (c) There is lawfully available to all the Immovable Property and the Land and Improvements, through private easements and facilities or properly dedicated public easements and facilities, all of the water, gas, sewer, electricity and telephone services which are now being utilized and sufficient to allow Europe, the CK Witco Entities and the Acquired Entities, as applicable, to continue to conduct the Acquired Businesses as presently conducted by them. All of the Immovable Property and Land has reasonably suitable ingress and egress and each parcel of Immovable Property and Land has reasonably suitable access to the existing paved roads and other public rights of way, which access is not limited or restricted, except as provided in the Property Leases.

     (d) The present use, occupancy and operation of the Immovable Property, and all aspects of the improvements on and to the Immovable Property, and the Land and Improvements, are in compliance in all material respects with all Laws and with all private restrictive covenants of record, and neither CK Witco nor Holdings has any knowledge of any proposed change to the applicable Laws or the private restrictive covenants of record that would affect any of the Immovable Property or Land, or its use, occupancy or operation. There exist no conflicts or disputes with any Government or Person relating to any Immovable Property or Land or the activities on the Immovable Property or Land. All Improvements are in good condition and repair, ordinary wear and tear excepted, suited for the operation of the Acquired Businesses, as applicable.

     3.18     Environmental Matters.

          (a)     In respect of environmental matters:

     (i)     The Acquired Businesses comply and have since
December 31, 1995 complied in all material respects with all applicable Environmental Laws and the conditions of all Environmental Licenses.

(ii) All Environmental Licences necessary for the operation of the Acquired Businesses are in full force and effect and there are no circumstances entitling any such Environmental Licences to be revoked, suspended, amended, varied, or withdrawn.

          (b)     In respect of the Oissel Facility:

     (i) The purchase price paid under the ICI Agreement was US$26,000,000.

(ii) The total value of all claims made by any of Holdings, Europe, or any Acquired Entity under the ICI Agreement as at today's date is no more than US$250,000.

(iii) To the best of CK Witco's and Holdings' knowledge and belief, no act, omission, operation or transaction of any CK Witco Entity, Holdings, Europe or any Acquired Entity, or any of their respective Affiliates, has affected or compromised the ability of Europe to make a claim under the ICI Agreement. The representation and warranty set out in this Paragraph 3.18(b)(iii) shall be of no further force and effect after the fifth anniversary of the Effective Date and Time.

     3.19     Intellectual Property Rights.

          (a) A CK Witco Entity, Europe or an Acquired Entity, as applicable, owns the entire right, title and interest in and to the following, whether or not registered (all of the following collectively, the "Proprietary Rights") and such Proprietary Rights are in full force and effect and not subject to any application for cancellation or amendment or to the best of any CK Witco Entity's or Holdings' knowledge not subject to a license of right or compulsory license: (i) all patents, patent applications and registrations, trademarks, trademark applications and registrations, copyright applications and registrations, trade names and industrial designs, service marks and service mark applications, used by any CK Witco Entity, Europe or an Acquired Entity in the operation of an Acquired Business including those to be licensed to Yorkshire and its Affiliates pursuant to an Additional Agreement, (ii) all trade secrets, know-how, inventions and other Intellectual Property Rights owned or used by Europe, a CK Witco Entity or an Acquired Entity in the operation of an Acquired Business including those to be licensed to Yorkshire and its Affiliates pursuant to an Additional Agreement, and (iii) all computer systems and application software, including all documentation relating to the computer systems and application software, and the latest revisions of all related object and source codes therefor, used by Europe, a CK Witco Entity or an Acquired Entity in the operation of an Acquired Business. A CK Witco Entity, Europe or an Acquired Entity, as applicable, owns the entire right, title and interest in and to all of the Proprietary Rights, free and clear of any and all Liens and none of them has granted any license to any third party with relation to any of the Proprietary Rights. The CK Witco Disclosure Memorandum sets forth a list of (y) all patents, patent applications and registrations, trademarks, trademark applications and registrations, copyright applications and registrations, trade names and industrial designs and service marks and service mark applications owned or used by Europe, any CK Witco Entity or Acquired Entity in the operation of an Acquired Business, and (z) all material computer systems and application software, used by Europe, a CK Witco Entity or an Acquired Entity in the operation of an Acquired Business. All of the Proprietary Rights are included among the Transferred Assets or are licensed to Yorkshire or its Affiliates pursuant to the relevant Additional Agreement, (iv) no CK Witco Entity, Europe or Acquired Entity has granted or is obliged to grant any licenses under any Proprietary Rights owned by it or licensed to it or furnish know-how to any person, (v) no CK Witco Entity, Europe or Acquired Entity has been granted any license or right under or in respect of any Intellectual Property Rights of a third party and has not manufactured, sold, supplied or developed anything which is the subject of any such Intellectual Property Rights, whether presently existing or (to the knowledge of any CK Witco Entity or Holdings) applied for and by carrying on the Acquired Businesses in the ordinary course no CK Witco Entity, Europe or Acquired Entity is or will become liable to pay any royalty or like fee,
(vi) to the best of each of the CK Witco Entities' or Holdings' knowledge no act, omission or event has occurred which would entitle any authority or person to cancel, forfeit or modify any Proprietary Rights and so far as each CK Witco Entity and Holdings is aware the Proprietary Rights are valid, (vii) to the best of each of the CK Witco Entities' or Holdings' knowledge there exists no actual or threatened infringement (including misuse of confidential information) or any event likely to constitute an infringement or breach by any third party of any of the Proprietary Rights, (viii) all application, renewal and other official statutory and regulatory fees rendered to and received by any CK Witco Entity, Europe or Acquired Entity prior to the date hereof relating to the administration and maintenance of the Proprietary Rights or for the protection or enforcement thereof have been duly paid and all commercially reasonable steps have been taken for their maintenance and protection, (ix) all inventions made by any employees of any of the CK Witco Entities, Europe and Acquired Entities and used or enjoyed by the CK Witco Entities, Europe or Acquired Entities were made in the course of the normal duties of the employee concerned and no claim for compensation under section 40 Patents Act 1977 (United Kingdom) or similar law under any other jurisdiction or otherwise has been made against any of the CK Witco Entities, Europe or Acquired Entities nor to the best of the knowledge, information and belief of each of the CK Witco Entities or Holdings is any such claim likely to be made, or (x) CK Witco has the right to grant the licenses set out in the Trade Mark License Agreement and the Patent and Technology License Agreement and neither the granting of the same nor use or exploitation of the licensed rights by Yorkshire and its Affiliates (or its sub-licensees) shall infringe the Intellectual Property Rights of any third party.

          (b) There is no existing or, to the best knowledge of CK Witco or Holdings, threatened, challenge to the use by Europe, any CK Witco Entity or any Acquired Entity in connection with an Acquired Business of any of the Proprietary Rights, and, to the best knowledge of CK Witco or Holdings, the use of the Proprietary Rights and the Intellectual Property Rights relating to the Acquired Businesses does not infringe on the rights of any third party. Except as and to the extent reflected in the Special Purpose Statements, no royalty or other fee is required to be paid by Europe, any CK Witco Entity or any Acquired Entity to any Person in respect of the use of any of the Proprietary Rights.

          (c) No CK Witco Entity, any Acquired Entity or Europe has received any notice, complaint, threat or claim alleging infringement of, any patent, trademark, trade name, copyright, industrial design, trade secret or any other intellectual property or proprietary right of any Person. To the best knowledge of CK Witco or Holdings, the conduct of each Acquired Business and the use of the Proprietary Rights do not infringe on any patent, trademark, trade name, copyright, industrial design, trade secret or any other Intellectual Property Right or Proprietary Right of any Person.

          (d) To the best knowledge of CK Witco or Holdings, there are no rights of third parties with respect to any patent, patent application, invention, copyrights, trademark, service mark, trade secret, trade name, device or other Intellectual Property Rights which would have an adverse effect on the operations or prospects of either Acquired Business, the Transferred Assets, Europe or any Acquired Entity.

     3.20 Contracts. The CK Witco Disclosure Memorandum contains a true, correct and complete list of all Contracts and Assigned Contracts. CK Witco has, prior to the date of this Agreement, delivered to Yorkshire a true, correct and complete copy of each Assigned Contract and each material written and each material oral agreement, commitment and arrangement to which Europe or any Acquired Entity is a party or under which Europe or any Acquired Entity has any rights or obligations (collectively, the "Contracts") or, in the case of an oral Contract, provided a true and correct summary. None of the Assigned Contracts or Contracts, individually or together, constitute an unlawful restraint of trade under any applicable Law. All obligations to be performed by any CK Witco Entity (relating to an Acquired Business), Europe or any Acquired Entity as of the date of this Agreement under any Assigned Contract or any Contract to which any of them is a party have been performed in all material respects in accordance with their terms and no claim exists in respect of the Assigned Contracts or the Contracts. Neither any CK Witco Entity, Europe nor any Acquired Entity is a party to any agreement or commitment relating to an Acquired Business which was likely to, at the time it was entered into, result in a loss upon completion of performance. All of the Assigned Contracts and the Contracts are valid, binding and enforceable in accordance with their terms, and are in full force and effect, subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and to general equitable principles; no event has occurred which would constitute a material default (whether with or without notice, lapse of time or the happening or occurrence of any event) under any Assigned Contract or any Contract; all parties to any Assigned Contract or any Contract have consented (where any relevant consent is necessary) to the consummation of the transactions contemplated by this Agreement without requiring modification in the rights or obligations thereunder; and consummation of the transactions contemplated by this Agreement, to the knowledge of CK Witco or Holdings, will not result in any other party thereto having the right to terminate any such Assigned Contract or Contract or to accelerate performance thereunder.

     3.21 Insurance. Europe and the Acquired Entities are the sole owners of their insurance policies, which policies insure their assets, properties and businesses against the types of risks and in the amounts as are prudent and customary in the geographies in which they conduct their respective businesses, and all relevant policies are in full force and effect. All premiums due on any relevant policies have been paid, and no CK Witco Entity or Acquired Entity has received any notice of cancellation or non-renewal with respect to any insurance policy. There is no material Liability for premiums or retrospective premium adjustments for any period prior to the date of this Agreement in respect of any such insurance policies.

     3.22 Litigation; Contingencies. There are no Actions existing or, to the knowledge of CK Witco or Holdings, threatened against, by or affecting the Transferred Assets, any CK Witco Entity (insofar as relates to an Acquired Business), Europe or any Acquired Entity or any of its property, business, revenues or assets, in any Forum. No CK Witco Entity (insofar as relates to an Acquired Business), Europe or any Acquired Entity has been charged with, or is under investigation with respect to, any charge concerning any violation of any provision of any Law.

     3.23 Taxes. Each U.S. Asset Acquired Business has filed all Tax Returns that it was required to file, and has paid all Taxes shown thereon as owing, except where the failure to file Tax Returns or to pay Taxes would not have a material adverse effect on the financial condition of the U.S. Asset Acquired Businesses taken as a whole or would result in a Lien on any of the Transferred Assets. There have been no material United States Governmental Tax audits or examinations conducted on, nor are any material tax audits presently being conducted with respect to, any U.S. Asset Acquired Business at any time during the 5-year period immediately preceding the date of this Agreement. There are no currently effective waivers of the applicable statutory period of limitation for any Taxes for any taxable period. No U.S. Asset Acquired Business is a party to any Tax sharing or Tax allocation agreement, understanding, arrangement or commitment. Representations relating to taxes of other than the U.S Asset Acquired Businesses (which are dealt with exclusively in this Paragraph 3.23) are exclusively as set out in the Taxation Schedule.

     3.24     Employment and Labor Matters.

          (a) In respect of U.S. Employees: Except as set forth in the CK Witco Disclosure Memorandum, Colors is not a party to any collective bargaining agreement or agreement of any kind with any union or labor organization, and no union or other collective bargaining unit has been certified or recognized by Colors as representing any employee, nor, to the knowledge of CK Witco or Holdings, is a union or other collective bargaining unit seeking recognition for such purpose. There are no controversies pending, or to the knowledge of CK Witco or Holdings' threatened, between Colors and any labor union or collective bargaining unit representing, or seeking to represent, any of its employees. There has been no attempt by any union or other labor organization to organize any of Color's employees at any time in the past five years. Colors has complied with all applicable Laws relating to wages, hours, health and safety, payment of social security, withholding and other taxes, maintenance of worker's compensation insurance, labor and employment relations, and employment discrimination, including the Americans with Disabilities Act.

          (b)     In respect of non-U.S. based employees:

     (i) The names of the employees of Europe and each Acquired Entity on the date immediately preceding the date of this Agreement earning a basic rate of pay of US$50,000 (or its reasonable equivalent in any other currency) per annum or more are set out in the list annexed to the CK Witco Disclosure Memorandum ("European/Asian Employees").

(ii) On the day immediately preceding the date of this Agreement, no European/Asian Employee has given, or has been given notice of termination of his employment.

(iii) The principal terms of employment of each European/Asian Employee are annexed to the CK Witco Disclosure Memorandum. The rate of each such European/Asian Employee's emoluments as at April 1999 is stated in that annex and since that date no change has been made, promised or indicated in the rate of such emoluments.

(iv) Each of Europe and each Acquired Entity maintain accurate records in respect of all European/Asian Employees which comply in all material respects with the legal requirements of the jurisdiction in which such Employees work.

(v) Within a period of one year preceding the date of this Agreement, none of Europe or any Acquired Entity has:

(A)     made any redundancies; or

(B) been a party to any transfer which has triggered transfer of undertaking obligations under relevant legislation and none of Europe or any Acquired Entity has failed to any material extent to inform and consult any independent trade union and/or Works council.

     (vi) On the date immediately preceding the date of this Agreement, there is no existing, material dispute between any of Europe or any Acquired Entity and any material number or category of its employees, or any trade union or employee representative body or other organization formed for a similar purpose and there are no circumstances (other than Closing) which are likely to give rise to any such dispute.


     3.25     Compliance with ERISA, etc.

          (a) The CK Witco Disclosure Memorandum lists all plans, programs, and similar arrangements, commitments or agreements maintained by or on behalf of CK Witco, any CK Witco Entity or any other party that provides benefits or compensation to, or for the benefit of, current or former employees of an U.S Asset Acquired Business, including, but not limited to, pension, retirement, deferred compensation, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, group insurance, severance, and other benefit plans, contracts and agreements (collectively, the "Employee Benefit Plans"). With respect to each Employee Benefit Plan, to the extent applicable, CK Witco has supplied Yorkshire a true and correct copy of (i) the plan document, including amendments thereto, (ii) the annual report on the applicable Form 5500 series filed with the IRS for the most recent three plan years, (iii) each trust agreement, insurance contract or other funding arrangement relating to such Employee Benefit Plan, including amendments thereto, (iv) the most recent Summary Plan Description and material employee communications for such Employee Benefit Plan, (v) the most recent actuarial report or valuation, and (vi) the most recent IRS determination letter.

          (b) Each of the Employee Benefit Plans (i) is in substantial compliance with all applicable provisions of ERISA, the Code, and all other applicable laws, (ii) has been administered, operated and managed in accordance with its governing documents, and (iii) has timely filed or distributed all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including annual reports, summary annual reports (Form 5500s), summary plan descriptions, actuarial reports, PBGC-1 Forms, or returns).

          (c) All Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received a favorable determination letter from the IRS, and neither CK Witco nor Holdings is aware of any circumstances likely to result in the revocation of any such favorable determination letter.

          (d) Neither CK Witco nor any CK Witco Entity maintains, or within the past 6 years has maintained, for the benefit of current or former employees of the Acquired Businesses, a "defined benefit plan" subject to Title IV of ERISA. To the extent CK Witco or any CK Witco Entity maintains a defined benefit plan for the benefit of current or former employees of CK Witco other than those employed in the Acquired Businesses: (i) the fair market value of the assets of each such defined benefit plan exceeds the present value of the "benefits liabilities" (as defined in Section 4001(a)(16) of ERISA) under such plan as of the end of the most recent plan year, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such plan; (ii) neither CK Witco nor any CK Witco Entity has incurred, or reasonably expects to incur within the 12 month period following the Effective Date and Time, liability to the Pension Benefit Guaranty Corporation or otherwise with respect to any such defined benefit plan; and (iii) neither CK Witco nor any CK Witco Entity anticipates terminating any such defined benefit plan within the 12 month period following the Effective Date and Time.

          (e) With respect to each Employee Benefit Plan, neither such plan, or any trustee, administrator, fiduciary, agent or employee thereof, nor CK Witco or any CK Witco Entity has engaged in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code). With respect to any Employee Benefit Plan, no act, omission or transaction has occurred which would result in the imposition of (i) breach of fiduciary duty liability damages under Section 409 of ERISA, (ii) a civil penalty assessed pursuant to subsection (c), (i) or (l) of Section 502 of ERISA, or (iii) any excise tax under applicable provisions of the Code. With respect to each Employee Benefit Plan (i) all minimum funding standards required by law with respect to funding of benefits payable or to be payable under such plan have been met;
(ii) there is no accumulated funding deficiency, as defined in
Section 412(a) of the Code and Section 302(a) of ERISA; and (iii) there have been no terminations, partial terminations, or discontinuances of contributions without a determination by the IRS that such action does not adversely affect the tax-qualified status of that plan.

          (f) With respect to Employee Benefit Plans qualifying as "group health plans" under Section 4980B of the Code or Section 607(l) or 609 of ERISA and related regulations (relating to the benefit continuation rights imposed by "COBRA" or qualified medical child support orders), CK Witco and each CK Witco Entity has complied in all material respects with all reporting, disclosure, notice, election and other benefit continuation and coverage requirements imposed thereunder as and when applicable to those plans, and has not incurred any direct or indirect liability or is not subject to any loss, assessment, excise tax penalty, loss of federal income tax deduction or other sanction, arising on account of or in respect of any direct or indirect failure at any time to comply with any such federal or state benefit continuation of coverage requirement.

          (g) CK Witco has made, and as of the Effective Date and Time will have made or accrued, all payments and contributions required, or reasonably expected to be required, to be made under the provisions of each Employee Benefit Plan, or required to be made under applicable laws, rules and regulations, with respect to any period prior to the Effective Date and Time, such amounts to be determined using the ongoing actuarial and funding assumptions of such plan. CK Witco's financial statements reflect the approximate total pension, medical and other benefit liability for all Employee Benefit Plans, and no material funding changes or irregularities are reflected thereon which would cause such statements to be not representative of prior periods.

          (h) Neither CK Witco nor any other entity considered to be one employer with CK Witco under Section 4001 of ERISA or
Section 414 of the Code (an "ERISA Affiliate") is, or at any time during the six-year period ended on the date hereof was, obligated to contribute to a multiemployer plan, as defined in Section 3(37) of ERISA.

          (i) No litigation or claims (other than routine claims for benefits) are pending or, to the knowledge of CK Witco or Holdings, threatened against, or with respect to, any of the Employee Benefit Plans or with respect to any fiduciary, administrator, sponsor (in their capacities as such), or any party-in-interest thereof.

          (j) CK Witco has the right to amend, modify, or terminate any Employee Benefit Plan without incurring any liability thereunder, except as to any benefits accrued prior to such amendment, modification, or termination. CK Witco does not have any obligations for post-retirement or post-employment benefits under any employee benefit plan that cannot be amended or terminated upon sixty (60) days advance notice, except as required by Section 601 of ERISA and Section 4980(b) of the Code. Prior to the Effective Date and Time, CK Witco agrees not to amend or modify any Employee Benefit Plan or take any other action which results in an increase in liability under such Employee Benefit Plan . To the extent Yorkshire adopts or continues any Employee Benefit Plan, nothing contained in this Agreement limits or restricts Yorkshire's right to amend, modify, or terminate any of such plans in such manner as Yorkshire deems appropriate.

          (k) Except as specifically identified in the CK Witco Disclosure Memorandum, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by the Acquired Businesses to any person which is an "excess parachute payment" (as defined in Section 280G of the Code), increase or secure (by way of a trust or other vehicle) any benefits payable under any Employee Benefit Plan, or accelerate time of payment or vesting of any such benefit.

     3.26     Other Benefits Plans.  (a) For the purpose of this
Paragraph 3.26 "Disclosed Schemes" means:

     (i)     In the UK:  Uniroyal Chemical Limited Group Personal
Pension Plan provided through Scottish Widows Company personal pension builder plan (the "UK Scheme");

(ii)     In the Netherlands, a pension assurance agreement dated
1st January 1977 between Althouse Tertre B.V. and Belgische
Maatschappij van Algemene Verzekeringen "Level" N.V. and attached rules (pensioenreglement).

(iii)     In Belgium:  Contrat d Assurances Groupe no 4,997 and
5,138 with A.G. de 1824 and its addenda including:

     (A)     plan Soins de Sante (4997);

(B)     plan Pension Salary Invest for workers signed on 25.6.98;
(C) plan Vie et deces signed on 31.5.95 (officers and employees).

and Group Personnel Accident Insurance with AXA ending on 31.12.99.

     (iv) In France: Mandatory pension plans provided by AGIRC and ARRCO; nonmandatory pension plans provided through CMAV, AXIVA and IREC; and a defined benefit scheme known as SAD 4000 and the collective bargaining agreement applicable to chemical industries (Convention Collective des Industries Chimiques du 30 Decembre 1952 modifee brochure JO: 3108).

(v)     In Luxembourg: La Convention d Assurance de Groupe No.
5127/01 and Plan de Pension Extra-Legale Societe Crompton and
Knowles Luxembourg.

          (b) Except for the Disclosed Schemes there is not, and has not in the past been, in operation any agreement (and no proposal has been announced to enter into or establish any agreement) for the provision of pension or lump sum benefits payable to an employee on or in connection with his reaching retirement age, or earlier, or on his death, or sickness or disability benefits for any person employed (or previously employed) by any of Europe or any of the Acquired Entities. None of Europe or any of the Acquired Entities have contributed and are not under any obligation to contribute to any such agreement either now or in the future and have not given any assurance about the continuance of any of the Disclosed Schemes.

          (c) All material details relating to the Disclosed Schemes have been supplied and, in particular, details of the rates at which each of Europe and the Acquired Entities and the members contribute to each of the Disclosed Schemes and make payments in respect of the expenses of administration, and management of the Disclosed Schemes.

          (d) All amounts that have become due to be paid to the Disclosed Schemes have been paid and no amounts are paid to the Disclosed Schemes in arrears.

          (e) So far as CK Witco or Holdings are aware, the Disclosed Schemes comply and have always complied with all relevant tax and other regulatory provisions imposed by any national and European laws, or collective bargaining agreements or Article 119 of the Treaty of Rome now re-numbered Article 141 by the Treaty of Amsterdam or any decision of the European Court of Justice.

          (f) So far as CK Witco or Holdings are aware, each of Europe and the Acquired Entities has complied with all and any requirements of national and European laws and legislation concerning mandatory social security payments, including making any such payments within any specified time limits and for the correct amounts.

          (g) All benefits payable under each of the Disclosed Schemes on the death of a member are fully insured under a policy effected with an insurance company and all premiums due under that policy have been paid.

          (h) No person has made or threatened any claim or complaint against any of Europe or any of the Acquired Entities or against any administrator of the Disclosed Schemes (excluding the administrator of the UK Scheme) in respect of any matter arising out of or in connection with the Disclosed Schemes.

          (i) All benefits accrued up to the Closing under any of the Disclosed Schemes (except the collective bargaining agreement applicable to chemical industries in France) have been properly funded or provision has been made in the Special Purpose Statements for the full amount of the benefits due to any Person accrued up to Closing to be paid under the Disclosed Schemes and CK Witco or Holdings have not received any advice that the funding of the Disclosed Schemes is inadequate.

     3.27 Absence of Certain Business Practices. To the extent prohibited by applicable law, none of Europe, the CK Witco Entities nor any Acquired Entity, or any of their respective officers, directors, employees, agents or Affiliates, nor any other Person acting on any of their behalf has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any Government employee or other Person who is or may be in a position to help or hinder an Acquired Business (or to assist any of them in connection with any actual or proposed transaction) which might subject any Yorkshire Entity or any of Yorkshire's Affiliates, or any of Yorkshire's or its Affiliates, directors, officers, employees or agents, to any damage or penalty in any civil, criminal or Governmental Action.

     3.28 Books and Records. The books, records and accounts of Europe, the Acquired Entities and the Acquired Businesses (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions related to the Acquired Businesses, and (iii) accurately and fairly reflect the basis for the Special Purpose Statements. CK Witco, Europe and the Acquired Entities have devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (y) transactions are executed in accordance with management's general or specific authorization, and (z) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets.

     3.29 Agreements and Transactions with Related Parties. No CK Witco Entity (insofar as relates to any Transferred Asset or an Acquired Business), Europe or any Acquired Entity is, directly or indirectly, a party to any contract, agreement, or lease with, or any other arrangement with or commitment to, in each case whether oral or written, any Related Party. No Related Party, directly or indirectly, owns or controls any assets or properties which are or have been used in the Acquired Businesses, and no Related Party, directly or indirectly, engages in or has any significant interest in or in connection with any business (x) which is or which within the last three years has been a material competitor, customer or supplier of the Acquired Businesses or has done a material amount of business with the Acquired Businesses, or (y) which as of the date of this Agreement sells or distributes products or services which are similar or materially related to the products or services of the Acquired Businesses. As used in this Agreement, the term "Related Parties" means, collectively, (a) CK Witco, each CK Witco Entity, any Person owning, or formerly owning, beneficially or of record, directly or indirectly, at least five percent (5.0%) of any of the shares in CK Witco, (b) any director or executive officer of CK Witco, (c) any Person in which any of the foregoing Persons has, directly or indirectly, at least a ten percent (10.0%) beneficial interest in the capital or other type of equity interests of that Person, or (d) any partnership in which CK Witco is a partner.

     3.30 No Agreement in Anticipation of Sale. No CK Witco Entity, Europe nor any Acquired Entity has, directly or indirectly, taken any action or actions or entered into any agreements in anticipation of this Agreement. The consummation of the transactions contemplated by this Agreement will not entitle any employee of the Acquired Businesses to severance pay nor will it accelerate the time of payment, vesting or increase the amount of any compensation or benefits due to any employee of the Acquired Businesses.

     3.31 Government Reports. CK Witco has prior to the date of this Agreement delivered or made available to Yorkshire, true, correct and complete copies of, all Tax returns and all material reports relating to any Employee Benefit Plan, finance and monetary transactions, employees and employment conditions, compliance with or violation of Law, and other matters material to the Acquired Businesses filed with any Government or issued by any Government to or in respect of, the Acquired Businesses during the past five years.

     3.32 Banking Relationships. The CK Witco Disclosure Memorandum sets forth a complete and accurate description of all material arrangements that Europe or any Acquired Entity has with any banks or other financial institutions providing for accounts, safe deposit boxes, borrowing arrangements, and certificates of deposit or otherwise, indicating in each case account numbers, if applicable, and the person or persons authorized to act or sign on behalf of them in respect of any of the foregoing.

     3.33 Customers and Suppliers. Neither CK Witco nor Holdings is aware of (i) any supplier or customer of the Acquired Businesses which intends to discontinue or substantially diminish or change its relationship with the Acquired Businesses or the terms of its relationship with the Acquired Businesses, (ii) any supplier of the Acquired Businesses which intends to materially increase prices or charges for goods or services presently supplied, or (iii) of any material supplier to the Acquired Businesses which is likely to become unable to continue its relationship with the Acquired Businesses, or supply the goods or services which it presently supplies to the Acquired Businesses, without significant change in the terms and conditions of any relevant relationship or supply arrangement. Other than in the ordinary course of business, there are no returns or consignment sales pending.

     3.34 Absence of Changes. Except as expressly provided for in this Agreement, since June 26, 1999 (the "Reference Date"):

          (a) there has been no change in the business, assets, properties, debts, borrowings, Liabilities, affairs, results of operations condition (financial or otherwise), or cash flows of the Acquired Businesses, Europe and the Acquired Entities or in their respective relationships with suppliers, customers, employees, lessors or others, other than changes in the ordinary course of business, none of which have had or will have a material adverse effect;

          (b) there has been no damage, destruction or loss to any of the Transferred Assets or the assets, properties, or business of Europe or any Acquired Entity, whether or not covered by insurance;

          (c) the Acquired Businesses have been operated in the ordinary course and consistent with prior practices;

          (d) there has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the capital of Europe or any Acquired Entity, nor has there been any direct or indirect redemption, retirement, purchase or other acquisition of any of the capital of Europe or any Acquired Entity;

          (e) no debt, borrowing or Liability of Europe or any Acquired Entity has been discharged or satisfied, other than in the ordinary course of business and consistent with prior practice;

          (f) no Acquired Business has discontinued or determined to discontinue the sale of any material products or services previously sold;

          (g) there has been no sale, transfer, lease or other disposition of any material asset or assets of an Acquired
Business, except in the ordinary course of business, and no material debt to, or claim or right of, an Acquired Business has been canceled, compromised, waived or released;

          (h) no Acquired Business has entered into any agreement, contract, lease or license outside the ordinary course of business; and

          (i) no Acquired Business has delayed or postponed the payment of any accounts payable and other debts, borrowings or Liabilities outside the ordinary course of business, and all notes and accounts receivable relating to the Acquired Businesses have been collected in the ordinary course of business.

     3.35     Insolvency.  (a) In relation to Europe and each
Acquired Entity:

     (i) no resolution has been passed (and no meeting has been convened, and no written resolution has been circulated with a view to any resolution), no petition has been presented and no order has been made for administration or winding up or for the appointment of a receiver or provisional liquidator or any equivalent or comparable proceeding;

     (ii) no procedure has been commenced by any Person, with a view to striking off under relevant legislation;

(iii) no receiver or equivalent has been appointed, no encumbrance has been enforced, and no floating charge has crystallized on or over any of its assets, and no event has occurred or will occur by virtue of the execution and performance of this Agreement which would cause, or entitle any person to cause, any of these things to happen;

(iv) it has not stopped paying its creditors, is not insolvent, and is not unable to pay its debts for the purposes of relevant legislation;

(v) no distress, execution or other process has been levied against any of its assets;

(vi) no meeting of its creditors, or any class of them, has been held or summoned and no proposal has been made for a moratorium, composition or arrangement in relation to any of its debts; and

(vii) no event analogous to any of the above has occurred in any jurisdiction.

          (b)     In relation to Holdings;

     (i) no resolution has been passed, no petition has been presented and no order has been made for administration or winding up or for the appointment of a receiver or provisional liquidator;

(ii) no receiver has been appointed, no encumbrance has been enforced, no floating charge has crystallized and no distress, execution or other process has been levied, on or over any of the stock of Europe; and

(iii) no event analogous to any of the above has occurred in any jurisdiction.

     3.36     Information Warranty.

          Copies of all agreements or other binding arrangements between Europe or any Acquired Entity and either trade unions or relevant state authorities which relate to or impact on the following areas have been disclosed to Yorkshire in the Index of Documents or the Written Responses: (i) employee terms of employment; (ii) employee working conditions; (iii) redundancies;
(iv) the structure of the workforce within the Acquired Businesses.

          For the purposes of this Paragraph 3.36:

          "Due Diligence Request" means the due diligence request dated 6 August 1999 sent by Kilpatrick Stockton LLP to John T.
Ferguson II of CK Witco and attached as Exhibit GG.

          "Index of Documents" means the index of documents denominated as such and attached to the CK Witco Disclosure memorandum.

          "Written Responses" means those responses referred to in Section L1-5 in the Index of Documents.

     3.37 Indebtedness as of 15 October 1999. Exhibit HH is a complete list of all bank accounts relating to the Acquired Business as at 15 October 1999 and the balances on such accounts as at such date were as set out in Exhibit HH. As at such date neither Europe, nor any Acquired Entity, nor any CK Witco Entity in relation to the Acquired Businesses had any borrowings, other than as set out in Exhibit HH or trade creditors arising in the ordinary course of business.


4.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF CK WITCO
RELATING TO THE CONSIDERATION SECURITIES

     To induce Yorkshire to enter into this Agreement and to issue the Consideration Securities as contemplated by this Agreement, CK Witco, represents and warrants to Yorkshire, and covenants and agrees, as of the date hereof and again as of the Closing Date, as follows:

     4.1 Investment Intentions. CK Witco (i) will be acquiring the Consideration Securities solely for its account, for investment purposes only and with no current intention or plan to distribute, sell, or otherwise dispose of any of the Consideration Securities;
(ii) is not a party to any agreement or other arrangement for the disposition of any of the Consideration Securities; (iii) is an "accredited investor" as defined in Securities Act Rule 501(a) promulgated pursuant to the United States Securities Act of 1933, as amended; (iv) (A) is able to bear the economic risks of an investment in the Consideration Securities, (B) can afford to sustain a total loss of that investment, (C) has such knowledge and experience in financial and business matters that CK Witco is capable of evaluating the merits and risks of the proposed investment in the Consideration Securities, (D) has had an adequate opportunity to ask questions and receive answers from the officers of Yorkshire concerning any and all matters relating to the transactions contemplated hereby, Yorkshire and the Consideration Securities, including, the plans for the operations of the business of Yorkshire, the business, operations, and financial condition of Yorkshire, and any plans of Yorkshire, and (E) has asked all questions of the nature described in preceding clause (D), and all those questions have been answered to CK Witco's satisfaction.

     4.2 Standstill; Sale of Consideration Securities. CK Witco agrees that it shall not at any time prior to the first anniversary of the Effective Date and Time without the prior written consent of Yorkshire (i) purchase or acquire, either directly or indirectly, any equity securities, debt securities, any other instrument convertible into or exchangeable for equity or debt securities, or any other instrument, option or right to acquire any of the equity securities or debt securities of Yorkshire or (ii) sell, convey, transfer, assign or otherwise dispose of, or hedge or swap its risk in respect of, the Consideration Securities. For a period of one (1) year after the first anniversary of the Effective Date and Time, CK Witco agrees that it shall dispose of the Consideration Securities only after consultation with Yorkshire's then retained broker with a view to ensuring an orderly marketing and liquidation of the Consideration Securities.

     4.3 Listing Particulars. CK Witco hereby acknowledges that it has had a proper opportunity to consider and to comment on the pages of the Listing Particulars attached to this Agreement as
Exhibit II and the factual information marked "Reviewed" thereon is true and accurate in all material respects and not misleading because of any omission or ambiguity and the activities of CK Witco, Colors, Holdings, Europe, the Acquired Businesses, and the Acquired Entities are fairly and accurately described in each such document. Attached to this Agreement as Exhibit II-1 are the "Listing Particulars".


     5.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF YORKSHIRE,
AMERICAS

     As an inducement to CK Witco, Colors, Holdings and Europe to enter into this Agreement, and to consummate the transactions contemplated by this Agreement, subject to the qualifications set forth in the Yorkshire Disclosure Memorandum, Yorkshire and Americas, jointly and severally, represent, warrant and covenant, as of the date hereof and again as of the Closing Date, as follows:

     5.1 Organization. Yorkshire: (a) is a public company limited by shares organized and existing under the laws of England and Wales and (b) is entitled to own or lease, or will own or lease, its assets and properties and to carry on its business as and in places where the business is conducted and the properties are owned or leased. Americas: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina, United States of America and (b) is entitled to own or lease, or will own or lease, its assets and properties and to carry on its business as and in places where the business is conducted and the properties are owned or leased.

     5.2 Authorization; No Inconsistent Agreements. Each of Yorkshire and Americas has full corporate power and authority to make, execute and perform this Agreement and the Additional Agreements and the transactions contemplated by this Agreement and the Additional Agreements. This Agreement has been duly and validly authorized and approved by all necessary corporate action on the part of Yorkshire (except for the passing of the Resolutions) and Americas on or prior to the date of this Agreement. All transactions required under this Agreement to be performed by each of Yorkshire and Americas will be duly and validly authorized and approved by all necessary corporate action on their part prior to the Closing Date. Subject to satisfaction of the conditions set forth elsewhere in this Agreement, this Agreement has been duly and validly executed and delivered on behalf of each of Yorkshire and Americas by its duly authorized officers, and this Agreement constitutes the valid and legally binding obligation of each of them, enforceable, subject to general equity principles, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally. Neither the execution and delivery of this Agreement or any Additional Agreement, nor the consummation of the transactions contemplated by this Agreement or any Additional Agreement, will constitute a violation or breach of the memorandum and articles of association or certificate of incorporation or By-Laws of either of them.

     5.3 Dividends in relation to Consideration Securities. The Consideration Securities will rank pari passu in all respects with the Ordinary Shares of Yorkshire in issue at the Effective Date and Time. With respect to the Consideration Securities, Holdings hereby irrevocably waives any dividend or other distribution declared, paid or made in respect of the financial year of Yorkshire ending on 31st December 1999.

     5.4 Financing. Yorkshire has no reason to believe that at the Effective Date and Time it will not have available all funds necessary to perform its obligations under this Agreement, including consummating the transactions contemplated by this Agreement, on the terms contemplated hereby and the payment of all fees and expenses relating to such transactions. Yorkshire has obtained commitments from financial institutions with respect to obtaining of all such funds as are necessary to pay the Purchase Price.

     5.5     No Violation; Compliance with Laws.   None of
Yorkshire nor its controlled subsidiaries is in default under or in violation of (a) its memorandum and articles of association or other organizational and foundation documents, as appropriate, or
(b) any Order or Law, and their respective operations have been conducted, in all material respects, in accordance with, and are in compliance with, all applicable Laws. None of Yorkshire nor its controlled subsidiaries has received any notification of any asserted present or past failure by any of them to comply with any Order or Laws.

     5.6 Consents. The execution and delivery by Yorkshire and Americas of this Agreement and the Additional Agreements to which any of them is to be a party on the Closing Date, the consummation of the transactions contemplated in this Agreement or the Additional Agreements, and their performance under or pursuant to this Agreement or any Additional Agreement, as appropriate, do not require the consent, approval or action of, or any filing with or notice to, any Government or other Person, other than for the HSR Filing and the approval of the members of Yorkshire.

     5.7 Financial Statements. The financial statements and accounts of Yorkshire included within the Listing Particulars have been prepared from the books and records of Yorkshire and have been prepared in accordance with United Kingdom GAAP consistently applied and present fairly the financial condition of Yorkshire as at their respective dates and the results of operations, shareholders equity and financial position for the periods then ended.

     5.8 Litigation; Contingencies. There are no Actions existing or, to the knowledge of Yorkshire, threatened against, by or affecting Yorkshire or any of its controlled subsidiaries that if determined adversely to them would have a material adverse effect on the financial condition of Yorkshire taken as a whole.


6.     CONDUCT OF BUSINESS PENDING CLOSING

     CK Witco covenants and agrees that, except as may otherwise be provided or permitted in this Agreement or set forth in the CK Witco Disclosure Memorandum, without the prior written consent of Yorkshire, between the date of this Agreement and the Closing
Date:

     6.1 Business in the Ordinary Course. The Acquired Businesses will be conducted only in the ordinary and usual course and consistent with prior practices, without the creation of any indebtedness for borrowed money or the creation or sufferance of any Lien on any of the Transferred Assets, the Acquired Businesses, or the share capital of any of Colors, Holdings, Europe or any Acquired Entity. Without limiting the generality of the foregoing, CK Witco covenants, agrees and undertakes, on behalf of itself and on behalf of Colors, Holdings, Europe, and each Acquired Entity, as follows:

          (a) their business shall be carried out in the ordinary course, in a manner consistent with past practices and professional usage applicable to such business, including but not limited to (i) keeping Holdings, Europe, Colors and each Acquired Entity intact, (ii) using reasonable best efforts to keep available the services of the present employees of each of them, and (iii) using best efforts to maintain the goodwill associated with each of them, including but not limited to preserving the relationships of customers, suppliers and others having business dealings with each of them,

          (b) Yorkshire will be kept fully and regularly informed of the progress of the business of each of the Acquired
Businesses,

          (c) it will not take any significant action or decision affecting or likely to affect any Acquired Business or any of Holdings or Europe or any Acquired Entity in a material manner shall be taken without Yorkshire's prior approval (with such prior approval not to be unreasonably withheld),

          (d) it will not transfer title or use of any of the Transferred Assets except as required by law or pursuant to contracts in place as of the date hereof (copies of which are attached to the CK Witco Disclosure Memorandum (other than those relating to sales of finished goods in the ordinary course), and sales of obsolete equipment having an aggregate value of less than US$150,000 (or its reasonable equivalent in another currency),

          (e) it will maintain the Transferred Assets in good condition, and except for sales of products in the ordinary course of business, will not move any material Transferred Asset to any property not currently owned,

          (f) it will not create or permit to be created any Lien on any of its Transferred Assets nor allow to be created a situation pursuant to which the above is likely to occur,

          (g)     it will not incur any liability or obligation
(absolute, accrued, contingent or otherwise) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business,

          (h)     it will not vary the material terms or
conditions of any material agreement included within, or relating to other of, the Transferred Assets nor default or remain in default in the performance thereof,

          (i) it will not authorize or issue any additional equity securities,

          (j) it will not change its usual accounting methods or practices, in particular, as to depreciation and amortization, except as required by GAAP or applicable law,

          (k) it will not exercise puts and calls with respect to any futures contract, derivative or similar financial product and more generally modify its current portfolio thereof except in the usual course or without prior notice to and written approval of Yorkshire,

          (l) it will not take any action which constitutes or may constitute a default or omit to take such action as may be required to prevent a default under any relevant agreement, document or instrument,

          (m) it will not change the duties and powers of any senior executives of Europe or any Acquired Entity, except as required by law or contract,

          (n) it will maintain its books, accounts and records, or

          (o) it will maintain in full force and effect all its insurance currently in effect.

          (p) it will collect from debtors and pay creditors in the to ordinary course of business consistent with past practice.

          (q) it will not incur any borrowings of any kind other than normal trade credit;

          (r) it will not pay dividends, levy or pay any management charges or take any other action which will reduce the Closing Net Assets below the figure referred to Paragraph 1.4(c).

     6.2 No Material Changes. Except as may be expressly permitted by this Agreement, no action will be taken which will materially alter the organization, capitalization, or financial structure, practices or operations of the Acquired Businesses, Colors, Holdings, Europe or any Acquired Entity.

     6.3 Compensation. No increase will be made in the compensation payable or to become payable to any director, officer, employee or agent of the Acquired Businesses, Colors, Europe or any Acquired Entity and no bonus or profit sharing payment or other arrangement (whether current or deferred) will be made to or with that director, officer, employee or agent except normal individual increases in compensation to directors, officers, employees or agents consistent with past practice, or as required by law or contract. No officer, director or employee will be hired, and no consultant or agent will be retained, at a salary or fee in excess of US$50,000 (or its reasonable equivalent in any other currency).

6.4 Employee Benefit Plans. In respect of employees of U.S. Asset Acquired Businesses: CK Witco shall take such actions with respect to the Employee Benefit Plans, and refrain from such actions, as are necessary to maintain the qualification of each such plan under Section 401(a) of the Code, and the exemption of the trust maintained for each such plan under Section 501(a) of the Code. CK Witco shall timely make all contributions and other payments to the Employee Benefit Plans which it is obligated to make as of the date hereof. Other than contributions or payments declared, required or obligated to be paid to the Employee Benefit Plans as of the date hereof, no contribution shall be declared for or paid to any such plan. Except as required by Applicable Law or contractual commitment existing as of the date hereof, no amendment or change to the provisions of any Employee Benefit Plan shall be made or adopted prior to the Effective Date and Time, and each of such plans shall be continued in accordance with its terms.

7.     CONDITIONS TO OBLIGATIONS OF YORKSHIRE AND THE YORKSHIRE
ENTITIES

     The obligations of Yorkshire and the Yorkshire Entities under this Agreement to acquire the Transferred Assets, Acquired Businesses, Europe and the Acquired Entities and consummate the transactions contemplated by this Agreement are subject to the fulfillment and satisfaction of each and every one of the following conditions on or prior to the Closing, any or all of which may be waived in writing in whole or in part by Yorkshire:

     7.1 Representations and Warranties. Subject to the exceptions and supplemental information set forth in the CK Witco Disclosure Memorandum, the representations and warranties of CK Witco contained in this Agreement, the Additional Agreements and in any certificate, instrument, schedule, agreement or other writing delivered by or on behalf of, or in respect of, the Transferred Assets, the Acquired Businesses, CK Witco, the other CK Witco Entities, Europe and the Acquired Entities in connection with the transactions contemplated by this Agreement or the Additional Agreements will be true and correct in all material respects as of the date when made and will be deemed to be made again at and as of the Closing Date and will be true and correct in all material respects at and as of the Closing Date.

     7.2 Compliance with Covenants and Conditions. CK Witco, Colors, Europe and each other CK Witco Entity and the Acquired Entities shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

     7.3 Closing Certificates. CK Witco, Colors, Europe, Holdings, the other CK Witco Entities, and the Acquired Entities will have delivered to Yorkshire certificates, executed by their appropriate officers or other Representative, dated as of the Closing, certifying in such detail as Yorkshire may request as to the fulfillment and satisfaction of the conditions specified in Paragraphs 7.2 and 7.3.
     7.4 Consents. All registrations, permits, filings, applications, notices, consents, approvals, orders, qualifications, waivers and waiting periods listed in Paragraph
7.4 of the CK Witco Disclosure Memorandum and indicated therein as being a condition to the Closing for Yorkshire shall, as applicable, have been filed, made or obtained, or shall have expired, and the same shall continue to be in full force and effect and rescission thereof or other challenge thereto shall not have been threatened or initiated.

     7.5 Passage of Resolutions. The Resolutions shall have been passed at the Extraordinary General Meeting.

7.6 Admission to Official List. The London Stock Exchange shall have admitted to the Official List the issued Ordinary Share capital of Yorkshire (as enlarged by the issue of the Consideration Securities), subject only to allotment (and such admission shall have become effective by the announcement by the London Stock Exchange of its decision to admit such shares for listing in accordance with the listing rules of the London Stock Exchange and the London Stock Exchange shall not have withdrawn such grant before such announcement.)

     7.7 No Inconsistent Requirements. No Action will have been commenced by any Government or Person seeking to enjoin or prohibit the transactions contemplated by this Agreement or any Additional Agreement.

     7.8 No Injunction. No temporary restraining order, preliminary or permanent injunction or other order by any court of competent jurisdiction which prohibits the consummation of the transactions contemplated in this Agreement will have been issued and remain in effect on the Closing Date; provided, however, that Yorkshire will use all reasonable efforts to have each and every relevant order or injunction vacated or reversed prior to the Closing Date.

7.9 Additional Agreements and Closing Documents. Yorkshire will have received duly executed and delivered execution counterparts of each Additional Agreement and Closing Document, in each case, signed by each relevant Person.

7.10 Related Party Matters. All agreements and commitments of any kind between Colors, Holdings, Europe, the CK Witco Entities, any Acquired Entity, and any other Person Affiliated with CK Witco, on the one hand, and any Related Party on the other, will have been terminated to the satisfaction of Yorkshire without Liability.

     7.11 Adverse Conditions. There shall not have been any material adverse change in the assets, business or financial condition of the Acquired Businesses.


8.     CONDITIONS TO OBLIGATIONS OF THE CK WITCO ENTITIES

          The obligations of CK Witco, Colors, Europe, Holdings, and the other CK Witco Entities under this Agreement to sell the Transferred Assets, Acquired Businesses, Europe and the Acquired Entities and consummate the transactions contemplated by this Agreement are subject to the fulfillment and satisfaction of each and every one of the following conditions on or prior to the Closing, any or all of which may be waived in writing in whole or in part by CK Witco:

     8.1 Representations and Warranties. Subject to the exceptions and supplemental information set forth in the Yorkshire Disclosure Memorandum, the representations and warranties of Yorkshire contained in this Agreement, the Additional Agreements and in any certificate, instrument, schedule, agreement or other writing delivered by or on behalf of, any Yorkshire Entity in connection with the transactions contemplated by this Agreement or the Additional Agreements will be true and correct in all material respects as of the date when made and will be deemed to be made again at and as of the Closing Date and will be true and correct in all material respects at and as of the Closing Date.

     8.2 Compliance with Covenants and Conditions. Each Yorkshire Entity shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

     8.3 Closing Certificates. Each Yorkshire Entity will have delivered to CK Witco certificates, executed by their appropriate officers or other Representative, dated as of the Closing, certifying in such detail as CK Witco may request as to the fulfillment and satisfaction of the conditions specified in Paragraphs 8.2 and 8.3.

     8.4 Consents. All registrations, fillings, applications, notices, consents, approvals, orders, qualifications, waivers and waiting periods listed in Paragraph
8.4 of the Yorkshire Disclosure Memorandum and indicated therein as being a condition to the Closing for CK Witco shall, as applicable, have been filed, made or obtained, or shall have expired.

     8.5 Passage of Resolutions. The Resolutions shall have been passed at the Extraordinary General Meeting.

     8.6 No Inconsistent Requirements. No Action will have been commenced by any Government or Person seeking to enjoin or prohibit the transactions contemplated by this Agreement or any Additional Agreement.

     8.7 No Injunction. No temporary restraining order, preliminary or permanent injunction or other order by any court of competent jurisdiction which prohibits the consummation of the transactions contemplated in this Agreement will have been issued and remain in effect on the Closing Date; provided, however, that CK Witco will use all reasonable efforts to have each and every relevant order or injunction vacated or reversed prior to the Closing Date.

8.8 Admission to Official List. The London Stock Exchange shall have admitted to the Official List the issued Ordinary Share capital of Yorkshire (as enlarged by the issue of the Consideration Securities), subject only to allotment (and such admission shall have become effective by the announcement by the London Stock Exchange of its decision to admit such shares for listing in accordance with the listing rules of the London Stock Exchange and the London Stock Exchange shall not have withdrawn such grant before such announcement.)

     8.9     Additional Agreements and Closing Documents.  CK
Witco will have received duly executed and delivered execution counterparts of each Additional Agreement and Closing Document, in each case signed by each relevant Person.

     8.10 Adverse Conditions. There shall not have been any material adverse change in the assets, business or financial condition of Yorkshire.


9.     INDEMNITIES

     9.1 General Indemnification of the Yorkshire Entities. In accordance with and subject to the further provisions of this
Article 9, CK Witco, Colors and Holdings (each, an "Indemnitor") will, jointly and severally, indemnify and hold harmless the Yorkshire Entities, Europe, the Acquired Entities and their Affiliates, and their respective officers, directors, agents and employees (collectively, "Indemnitees"), from and against and in respect of any and all loss, damage, Liability, cost and expense, including reasonable attorneys' fees and amounts paid in settlement (collectively, the "Indemnified Losses"), suffered or incurred by any one or more of the Indemnitees by reason of, or arising out of:

     (a) any misrepresentation, breach of warranty or breach or nonfulfillment of any agreement of CK Witco, Colors, Holdings, Europe, any other CK Witco Entity or any Acquired Entity contained in this Agreement (other than the Taxation Schedule), any Additional Agreement, or in any Closing Document;

     (b) all liabilities and obligations of, or claims, demands or actions against, Europe, the Acquired Entities, the Acquired Businesses, or the Transferred Assets, whether known or unknown, accrued, absolute, contingent or otherwise, existing (i) as of the date of this Agreement or (ii) at any time hereafter with respect to periods on or prior to the Effective Date and Time (without regard as to whether the same also relates to or is in respect of a period after the Effective Date and Time), to the extent not an Assumed Liability or a European Retained Liability, after any adjustment pursuant to Paragraph 1.4;

(c)     the ownership, operation or conduct of the Excluded
Properties, the other Excluded Assets and the Americas IPD
Business;

(d) any and all Actions, suits, proceedings, claims, demands, assessments, judgments, fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid any Actions, suits, proceedings, claims, demands, assessments, judgments, fees and expenses or to oppose the imposition of any Actions, suits, proceedings, claims, demands, assessments, judgments, fees and expenses, or in enforcing this Agreement, including the provisions of this Article 9;

provided that, no Indemnitor shall be obligated to indemnify any Indemnitee under this Paragraph 9.1 with respect to any Indemnified Losses under clause (a) of this Paragraph 9.1 (x) to the extent any such inaccuracy, breach, nonperformance or violation was disclosed by CK Witco in any written supplement to the CK Witco Disclosure Memorandum delivered to Yorkshire prior to the Closing and (y) such inaccuracy, breach, nonperformance or violation, together with all other inaccuracies, breaches, failures to perform or violations described in such written statement would have caused any of the conditions set forth in either of Paragraphs 7.1 and 7.2 not to be satisfied as of the Closing Date (without giving effect to any waiver thereof or any supplement to the CK Witco Disclosure Memorandum).

     9.2 Payment. Subject to the provisions of Paragraph 1.6(b) and Paragraph 9.3, (i) after a final, non-appealable judgment has been rendered or a settlement has been reached in respect of a third party claim or Action, or (ii) in the case of a claim for Indemnified Losses arising other than pursuant to a third party claim or Action, after any award or judgment has been issued or a settlement has been reached, Indemnitor shall reimburse the Indemnitees within 30 days of written demand on the Indemnitor for any amounts to which Indemnitees are entitled to indemnification pursuant to this Article 9.

     9.3     Defense of Claims.

     (a) Except as provided in Paragraph 9.3(b) and 9.6, if any Action by a third party arises after the date of this Agreement for which Indemnitor may be liable under the terms of this Agreement (other than under the Taxation Schedule to which the provisions of that Schedule shall apply in place of the provisions of this Paragraph 9.3), then the Indemnitees will notify Indemnitor in accordance with the provisions of this
Article 9, and will give Indemnitor a reasonable opportunity:

     (i) to conduct any proceedings or negotiations in connection with the Action and necessary or appropriate to defend the Indemnitees;

(ii) to take all other required steps or proceedings to settle or defend any Action; and

(iii) to employ counsel reasonably acceptable to Indemnitees to contest any Action in the name of the Indemnitees or otherwise.

Subject to Paragraph 9.3(b), the expenses of all proceedings, contests or lawsuits with respect to the Actions will be borne by Indemnitor.

          (b) Notwithstanding Paragraph 9.3(a), if (i) an Indemnitee determines in good faith that there is a reasonable probability that such an Action may adversely affect Yorkshire and its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification hereunder, or (ii) the Action seeks injunctive or similar relief, or (iii) it is an Action brought or initiated by a Government, an Indemnitee may, by notice to the Indemnitor, assume the exclusive right to defend, compromise or settle such Action. The Indemnitor shall be obligated to reimburse the legal fees, costs and expenses of that defense.

     (c) If Indemnitor does not assume the defense of, or if after so assuming the Indemnitor fails to defend, any such Action, then the Indemnitees may defend against any claim or Action in the manner they may deem appropriate and the Indemnitees may settle any claim or Action on the terms they deem appropriate, and Indemnitor will promptly reimburse the Indemnitees for the amount of all expenses, legal and otherwise, reasonably and necessarily incurred by the Indemnitees in connection with the defense against and settlement of any claim or Action. If no settlement of any claim or Action is made, Indemnitor will satisfy any judgment rendered with respect to any claim or in any Action, before the Indemnitees are required to do so, and pay all expenses, legal or otherwise, reasonably and necessarily incurred by the Indemnitees in the defense of any claim or Action.

     (d) If a judgment is rendered against any of the Indemnitees in any Action covered by the indemnification under this Agreement, or any Lien in respect of any judgment attaches to any of the assets of any of the Indemnitees, Indemnitor will immediately upon any entry or attachment pay the relevant judgment in full or discharge the relevant Lien unless, at the expense and direction of Indemnitor, an appeal is taken under which the execution of the judgment or satisfaction of the Lien is stayed. If and when a final judgment is rendered in any action, Indemnitor will forthwith pay any judgment or discharge any Lien before any of the Indemnitees is compelled to do so.

          (e) Any notice required to be given to Indemnitor pursuant to Paragraph 9.3(a) shall be given no later than the latter of: (i) the end of the first half of the term within which an answer or other response to the Action is required to be made (the "Answer Period") and (ii) two Business Days after receipt by an Indemnitee of notice of the Action. Indemnitor shall assume the defense of any Action, if at all, by notice to Indemnitees no later than the earlier of: (i) the end of the second third of the Answer Period and (ii) three Business Days prior to the date by which an answer or other response to the Action is required to be made. Indemnitor's failure to notify Indemnitees within the specified time shall be conclusively deemed an election by Indemnitor not to assume such defense. Any failure by Indemnitees to give the requisite notice within the time specified in this Paragraph 9.3(e) will not relieve Indemnitor of the obligation to indemnify Indemnitees pursuant to this Article 9 except to the extent that the defense of any Action is materially prejudiced by the delay.

          (f)     The Indemnitor or the Indemnitee, as
appropriate, shall have the right to participate in the defense of any Action related to an Indemnified Loss at its sole cost and expense and the cost and expense of that participation shall not be an Indemnified Loss.

     9.4 Indemnification of the CK Witco Entities by Yorkshire and Americas. Yorkshire and Americas, jointly and severally, will indemnify and hold harmless the CK Witco Entities from and against and in respect of any and all loss, damage, Liability, cost and expense, including reasonable attorneys' fees and amounts paid in settlement, suffered or incurred by any one or more of them by reason of, or arising out of: (i) any misrepresentation, breach of warranty or breach or nonfulfillment of any agreement of a Yorkshire Entity contained in this Agreement or in any Additional Agreement or Closing Document; and
(ii) any and all Actions, suits, proceedings, claims, demands, assessments, judgments, fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid any Actions, suits, proceedings, claims, demands, assessments, judgments, fees and expenses or to oppose the imposition of any Actions, suits, proceedings, claims, demands, assessments, judgments, fees and expenses, or in enforcing this Agreement, including the provisions of this Paragraph 9.4 including, any Action, suit, proceeding, claim, demand, assessment, judgment, fee or expense related to any breach by Yorkshire after the Closing Date of any distributorship and sales representative agreements included as an Assigned Contract or a Contract; provided, however, that Yorkshire shall not be obligated to indemnify any Person under this Paragraph 9.4 with respect to any losses to the extent any such inaccuracy, breach, nonperformance or violation was disclosed by Yorkshire in any written supplement to the Yorkshire Disclosure Memorandum delivered to CK Witco prior to the Closing and such inaccuracy, breach or nonperformance, together with all other inaccuracies, breaches and failures to perform, would have caused any of the conditions set forth in Paragraph 8.1 or 8.2 not to be satisfied as of the Closing Date (without giving effect to any waiver thereof or any supplement to the Yorkshire Disclosure Memorandum).

     9.5     Environmental Indemnity.

9.5.1     Definitions
     9.5.1.1          As used in this Agreement:
     "Environmental Law" means any and all laws, decrets, statutes, rules, regulations, treaties, directives, directions, codes of practice, orders (including consent orders or decrees), arretes, notices, demands or decisions of the courts or of any governmental authority or agency or any regulatory body having jurisdiction, including, but not limited to, the European Union, whether or not in force as of the Effective Date and Time, relating to pollution, protection or conservation of the environment, including, but not limited to, damage to realty, personalty, natural resources or human health. The term "Environmental Law" also includes any common law theory of recovery for Environmental Damage, whether codified or judge made, including, but not limited to nuisance, trespass, ultrahazardous activity or res ipsa loquitur.
     "Environmental Damage" means any condition of pollution or contamination of the environment, damage to realty, personalty or natural resources or harm to human health resulting from the release, discharge, emission, entry, introduction, storage, labeling, handling, treatment, management, manufacture, processing, transportation, disposal or deposit of any Hazardous Substance or any waste, pollutants or contaminants, that at the Effective Date and Time is in contravention of any Environmental Law, whether or not such condition was a violation of any Environmental Law at the time the condition was created.
     "Environmental License" means any material permit, license, authorization, consent or other approval required as of the Effective Date and Time by Yorkshire pursuant to any applicable Environmental Law so as to enable Yorkshire to carry on the Acquired Businesses at the Acquired Properties in the same manner and to the same extent as did CK Witco as of the Effective Date and Time.
     "Environmental Losses" means all and any liabilities, obligations, commitments, losses, fines, penalties, sanctions, costs and expenses (including reasonable legal, engineering and other professional fees) of any kind whatsoever (including any costs and expenses incurred in defending or resolving any suits, actions or claims, whether administrative, civil or criminal, or in appealing against any judgment, notice or award made in relation thereto), interest, deficiencies, damages or Remedial Works (but excluding any consequential liability, obligation, commitment, loss, cost, expense or damage, including without limitation any such liability, obligation, commitment, loss, cost, expense or damage attributable to the disruption of the operations of any business or use or value of any property) resulting from Environmental Damage, whether incurred alone or jointly with any other person. Environmental Losses includes, but is not limited to, all such suits, actions, claims, fines, penalties and sanctions, regardless of their merits, brought, asserted or levied by any Environmental Regulator or other third party.
     "Environmental Regulator" means any governmental agency charged with the enforcement or application of any applicable Environmental Law.
     "Environmental Reports" means those reports prepared on behalf of Yorkshire in agreed form.
     "Hazardous Substance" includes (i) any "hazardous material," "hazardous substance," "hazardous waste," "oil," "regulated substance," "toxic substance," "restricted hazardous waste," "special waste" or words of similar import as defined under any Environmental Law; (ii) polychlorinated biphenyls; (iii) any substance, the generation, storage, transportation, utilization, disposal, management, release or location of which, on, under or from the Covered Properties is prohibited or otherwise regulated pursuant to any Environmental Law and (iv) asbestos in any form except asbestos that is wholly contained within the structure and fixtures of buildings and plants or equipment at the Acquired Properties.
      "Covered Properties" means those parcels of land more particularly described in Exhibit JJ attached to this Agreement
     "Remedial Works" means:
(a) the carrying out of any works or activities required pursuant to the provisions of this Paragraph 9.5 or under any Environmental Law; or
(b) any decontamination, clean-up, restoration, modification, improvement or other work required under the provisions of this Paragraph 9.5 or in respect of or to avoid or mitigate any breach of any Environmental Law (which includes, but is not limited to, the payment of any costs and expenses as is required by an Environmental Regulator) with respect to the Covered Properties or any adjoining or third party land.
9.5.1.2 Terms not defined in this Paragraph 9.5.1 will have the same meaning as elsewhere in this Agreement and the provisions of Paragraph 9.5 will apply in relation to the definitions used in and the interpretation of this Paragraph 9.5 except as otherwise specifically provided in this Paragraph
9.5.1.
9.5.2     General Environmental Liability
9.5.2.1 CK Witco, Colors and Holdings will defend, indemnify and hold harmless Yorkshire, the Yorkshire Entities, the Acquired Entities and Europe for any Environmental Loss suffered or incurred by Yorkshire, the Yorkshire Entities, Affiliates of Yorkshire, the Acquired Entities or Europe after the Effective Date and Time provided the Environmental Damage existed as of the Effective Date and Time and is resulting from:
     (a) operations or acts or omissions carried out at the Covered Properties by any person, whether or not controlled by CK Witco, prior to the Effective Date and Time;
     (b) any pollution, contamination on, under or at other properties or migration of Hazardous Substances onto other properties which is caused, or alleged by a third party or Environmental Regulator to be caused, by operations or activities carried out by any person, whether or not controlled by CK Witco, at the Covered Properties prior to the Effective Date and Time;
     (c) the operation of the Acquired Businesses by CK Witco prior to the Effective Date and Time.
     9.5.2.2 CK Witco will have the right, at its sole discretion, and at its sole cost, to conduct, or cause to be conducted, Remedial Works to comply with this Paragraph 9.5.2.
     (a)     Initial Notification.
     (1) Upon Yorkshire's actual knowledge of any Environmental Damage subject to indemnification under this Agreement, Yorkshire will, with all reasonable haste, and prior to incurring costs with respect to such Environmental Damage, notify CK Witco of such Environmental Damage.
     (2) Notwithstanding any other provision of this Paragraph 9.5.2.2(a), Yorkshire may, without prior notification to CK Witco, incur costs otherwise reimbursable by CK Witco without compromising its rights under this Agreement in cases of emergency, including, but not limited to immediate responses to demands by Environmental Regulators and immediate threats to human health or the environment posed by such Environmental
Damage. In such cases of emergency or immediate threats to human health or the environment, Yorkshire shall notify CK Witco of any Environmental Damage as soon as practicable but not more than 3 business days after incurring costs associated with such Environmental Damage.
     (b) Notice, Documents. CK Witco will provide Yorkshire with reasonable and timely written notice prior to the undertaking of any Remedial Works to satisfy the requirements of this Paragraph 9.5.2. CK Witco will provide Yorkshire with written information regarding the nature, scope and schedule of the planned Remedial Works within a reasonable period of time under the circumstances after it has received notice from Yorkshire. Further, CK Witco will also provide Yorkshire with one copy of any maps, drawings, plans, engineering documents or work plans relating to any such Remedial Works at the time of such notice or as soon as practicable after such documents are available to CK Witco.
     (c) Information, Approval of Reports. CK Witco will provide Yorkshire with copies of all material correspondence related to the Remedial Works or claim among itself, its Contractors, third party claimants and Environmental Regulators, as soon as practicable, including, but not limited to, all reports, data, drawings, schedules, tables, work plans, specifications, notices of deficiency and approvals. CK Witco will allow Yorkshire, upon reasonable request and at Yorkshire's cost, the opportunity to be present during the conduct of Remedial Works and to split samples during any sampling or assessment. CK Witco will submit to Yorkshire, prior to submission to Environmental Regulators and third party claimants, all reports, data and other correspondence for review. CK Witco will not submit such reports, data and other correspondence to Environmental Regulators without giving Yorkshire reasonable opportunity to review and comment, unless required to do so under applicable Environmental Law or other applicable requirement of law. Yorkshire will review and comment on such correspondence, reports and data in a timely manner, so as not to delay the Remedial Work.
     (d)     Approval, Disruption of Operations, Access and
Compensation
     (1) If CK Witco reasonably believes that the proposed Remedial Works will cause substantial disruption to the operations of Yorkshire, CK Witco will so advise Yorkshire in writing, and include the nature, scope and duration of the disruption. CK Witco will use reasonable efforts to design and implement proposed Remedial Works to minimize any disruption, including coordinating with Yorkshire so as to minimize disruption. CK Witco will not indemnify Yorkshire for any losses or damages resulting from changes in Yorkshire's operational procedures required by the Remedial Works or required to comply with any Environmental Laws or orders of any Environmental Regulators as a result of such claims.
     (2) Yorkshire will cooperate with CK Witco and will not unreasonably interfere with the conduct of Remedial Works by CK Witco. Yorkshire will grant to CK Witco reasonable access to the Acquired Properties for the purposes of designing, implementing, overseeing and conducting the Remedial Works. Further, Yorkshire will provide CK Witco with any documents, information, correspondence or communications related to the Remedial Works as soon as practicable and via the most expeditious means (i.e., facsimile, overnight courier, electronic mail) practicable.
     (e)     Standards, Damage, Insurance.
     (1) Yorkshire will cooperate with CK Witco to minimize the cost of the Remedial Works, including assisting with appropriate land use or other environmental restrictions which may make Remedial Works unnecessary or more feasible or cost effective, provided, that CK Witco will not seek to unreasonably impair the reasonable use of the Acquired Properties.
     (2) CK Witco will conduct all Remedial Work in a competent and professional manner, and in compliance with all material and applicable laws and regulations, including but not limited to Environmental Laws. Further, CK Witco with obtain all required licenses, permits and approvals required by Environmental Regulators and any applicable laws, whether Environmental Laws or otherwise. If the Remedial Work is required by an order or directive from an Environmental
Regulator, CK Witco will conduct such Remedial Works to the satisfaction of such Environmental Regulator, provided, that CK Witco reserves all right to take administrative, judicial or other applicable appeals, requests for reconsideration or the like. CK Witco will provide Yorkshire with evidence of such satisfaction as soon as practicable after receipt of such evidence.
     (3) For each separate Remedial Work, CK Witco will keep, at its sole cost, in full force and effect, with insurance companies licensed to do business in the jurisdiction of the applicable Remedial Work, commercial general liability and property damage insurance with a combined single limit of coverage of no less than US$1,000,000 (or its reasonable equivalent in another currency). CK Witco will, at its sole cost, comply with any other insurance statutes or laws arising from its status as an employer and entity licensed to do business in the jurisdiction of the Remedial Work, including, but not limited to carrying sufficient Automobile Liability and Worker's Compensation Insurance to comply with applicable regulations. CK Witco will provide Yorkshire with certificates of insurance on all required policies and name Yorkshire as an additional named insured on all required policies.
     (f) Other Obligations of CK Witco. Election by CK Witco to conduct Remedial Work under this Paragraph 9.5.2.2 does not relieve CK Witco of its obligations under Paragraphs 9.5.2 and
9.5.3 to defend, indemnify and hold harmless Yorkshire from Environmental Losses that can not be addressed by Remedial Work alone, including, but not limited to fines, penalties and damages, whether claimed by Environmental Regulators or third parties. However, Yorkshire will notify CK Witco of any such Environmental Losses and CK Witco shall have a right to provide a defense at its sole cost and expense.
     (g) Contractors CK Witco may, at its sole discretion and sole cost, employ contractors and subcontractors ("Contractors") to conduct Remedial Works required under Paragraphs 9.5.2 and 9.5.3. CK Witco will notify Yorkshire of its decision to employ a Contractor as soon as practicable after the decision is made. Any Contractor employed by CK Witco will be professional and competent in all skills required in the environmental consulting and engineering professions. Further such Contractors will be skilled and competent in any tasks required for the Remedial Works. The Contractors will have all required licenses, permits and approvals required by Environmental Regulators and any applicable laws, whether Environmental Laws or otherwise. The Contractor will carry insurance policies at such levels as are reasonably satisfactory to Yorkshire, will provide certificates of insurance acceptable to Yorkshire and will designate Yorkshire as additional named insured on all such policies. CK Witco will continue to be bound by all requirements of Paragraph 9.5.2, including but not limited to notice requirements, in the event CK Witco chooses to engage a Contractor to conduct Remedial Works.
     (h)     Confidentiality
     (1) After notice to CK Witco of Environmental Damage and acknowledgment by CK Witco of its obligations under this Agreement regarding such Environmental Damage, Yorkshire will not communicate with any third party regarding such Environmental Damage without the written consent of CK Witco. Notwithstanding the previous sentence, Yorkshire may communicate with any third party regarding such Remedial Work if such communications are required by Environmental Laws or other applicable laws, including but not limited to disclosures based on securities laws. If practicable, Yorkshire will advise CK Witco its intent to engage in communications covered by this Paragraph 9.5.2.2(h)(1) and permit CK Witco to review and comment on the nature of the communication or disclosure or to make such disclosure itself.
     (2) CK Witco will not communicate with any third parties, including Environmental Regulators, regarding any confidential business, processes or operations of Yorkshire at any time, unless such communications are required by Environmental Laws or other applicable laws, including but not limited to disclosures based on securities laws.
     (i)     Equipment
     (1) All equipment, machinery, devices or implements purchased for use in the Remedial Works that are to be permanently affixed or installed at the Acquired Properties and relate or appertain to the operations and processes of Yorkshire will be purchased by and at sole cost to CK Witco in the name of Yorkshire so that all manufacturer's or seller's warranties, express or implied, general or limited, will inure to the benefit of Yorkshire as though Yorkshire had purchased the equipment.
     (2) All other such equipment purchased for the Remedial Work, but not related to or appertaining to the operations and processes of Yorkshire will be purchased by and at sole cost to CK Witco in CK Witco's name. CK Witco will be responsible for the repair, maintenance and upkeep of this equipment, whether before or after the termination of the 5 year period described in Paragraph
9.5.2.6. Such repair and maintenance will be considered part of the Remedial Work.
     (j)     Coordination of Remedial Work and Business
Interference
     (1) Notwithstanding any other provision of this Agreement, if CK Witco elects to perform Remedial Work as provided in this Paragraph 9.5.2.2 to satisfy its obligations under Paragraphs 9.5.2 or 9.5.3, CK Witco will not be responsible for any loss of profits and business by Yorkshire resulting from the disruption of Yorkshire's operations due to any Remedial Works conducted by CK Witco, except that CK Witco will indemnify and hold harmless Yorkshire for:
(i) the reasonable costs incurred by Yorkshire to purchase, from reputable suppliers or manufacturers, product equivalent in function, application and quality to that of Yorkshire, to meet its obligations under supply contracts existing as of the time of notification from CK Witco to Yorkshire of the Remedial Work, but only to the extent that such costs exceed all costs that would have been incurred by Yorkshire to meet such obligations in the absence of such Remedial Work;
(ii) the reasonable direct labor costs, including but not limited to "overtime," incurred by Yorkshire to accelerate production prior to or after the Remedial Work to meet its obligations under supply contracts existing as of the time of notification from CK Witco to Yorkshire of the Remedial Work; or
(iii) a combination of (i) and (ii) when purchasing replacement product or accelerating production alone will not allow Yorkshire to satisfy its existing supply contracts or when such combination will result in lower total costs that are the subject of the indemnity provided to Yorkshire by CK Witco under this Paragraph 9.5.2.2(j) than purchasing replacement product or accelerating production alone.
     (2) Yorkshire will notify CK Witco of all supply contracts that it reasonably believes will be affected by each Remedial Work within 5 Business Days of notification by CK Witco that it plans to undertake a Remedial Work. CK Witco will be responsible for only those supply Contracts with respect to which it has received such notice from Yorkshire.
     9.5.2.3 Notwithstanding any other provision of this Agreement, CK Witco will not be liable to Yorkshire for any Environmental Damage, Hazardous Substance, breach of Environmental Law, or Environmental Losses to the extent that such Environmental Damage, Hazardous Substance, breach of Environmental Law or Environmental Losses arise out of or are related to an act or omission of Yorkshire, its employees or agents or any third party, after the Effective Date and Time. CK Witco will not be liable to Yorkshire for Environmental Losses arising from the modification or alteration of processes or the expansion of operations. Provided, however, that "the modification or alteration of processes" or "the expansion of operations" will not be interpreted to include discovery of unrelated Environmental Damage during any construction or other activities undertaken in connection with any modification or alteration of processes or the expansion of operations. This Paragraph 9.5.2.3 will not apply to any such breach, act or omission to the extent:
     (a) carried out at the specific written request or with the written permission of CK Witco; or
     (b) carried out in order to operate the business in compliance with applicable laws, including Environmental Laws.
     9.5.2.4 Yorkshire will have the right to conduct or cause or voluntarily permit any person to carry out any environmental investigations, audits, surveys, testing, sampling or other actions reasonably necessary in order to continue to operate and run the Acquired Businesses from the Acquired Properties in accordance with good business practice after the Effective Date and Time. However, Yorkshire will not undertake any environmental investigations, audits, surveys, testing, sampling or other actions for the purpose of or directed at accelerating or increasing the likelihood, complexity or amount of a claim, liability, task or cost associated with or in any way related to an Environmental Damage or Environmental Loss, unless it is required by applicable law to do so. In that event and when allowed by applicable law, Yorkshire will first communicate its intent to take such action, correspond or communicate with a third party to CK Witco and permit CK Witco to undertake such action, correspondence or communication. Yorkshire will take no action that compromises the rights or obligations of Yorkshire or CK Witco under the ICI Agreement unless it is required by applicable law to do so.
     9.5.2.5 CK Witco will not be liable to Yorkshire, the Yorkshire Entities, the Acquired Entities and Europe for the first US$ 750,000 of aggregate Environmental Losses claimed under Paragraph 9.5.2.1 or, to the extent CK Witco elects to conduct Remedial Works to meet its obligations under this Paragraph 9.5.2, of costs incurred by CK Witco in conducting Remedial Works. Yorkshire shall promptly reimburse CK Witco for any such costs incurred by CK Witco until such time as Environmental Losses claimed under Paragraph 9.5.2.1 and the costs of such Remedial Work equal US$750,000 (or its reasonable equivalent in another currency) Yorkshire will provide CK Witco with an accounting of all expenses claimed to be incurred against the US$750,000 (or its reasonable equivalent in another currency) aggregate amount commencing on the first anniversary of the Effective Date and Time and on each succeeding anniversary ending on the fifth anniversary. CK Witco will provide written notice to Yorkshire within 90 days of receipt of this yearly accounting of any item or sums challenged as invalid or excessive under this Agreement. Yorkshire shall promptly provide any additional background materials, including but not limited to scopes of work, draft documents, reports, bills, invoices, correspondence and will permit CK Witco to interview any persons conducting such work. All costs not challenged and contained within the yearly accounting will be considered valid and will reduce the US$750,000 (or its reasonable equivalent in another currency) aggregate accordingly after 90 days. Notwithstanding the yearly accounting requirements of this Paragraph 9.5.2.5, Yorkshire will provide an accounting of costs to CK Witco at any time upon reasonable request by CK Witco. Claims made under Paragraphs 9.5.3 and 9.5.4 will not apply to the $750,000 aggregate limitation of this Paragraph 9.5.2.5. CK Witco and Yorkshire will work in good faith to resolve the challenges made under this Paragraph 9.5.2.5, and may invoke the alternative dispute resolution procedures of Exhibit MM if no resolution can be reached within 30 days after termination of the 90 day period.
     9.5.2.6 Save in respect of Environmental Losses arising in connection with those matters addressed in Paragraph
9.5.3 (which shall survive indefinitely unless otherwise specified in Paragraph 9.5.3), all claims for Environmental Losses must:
     (a) be made by or on behalf of Yorkshire, the Yorkshire Entities, the Acquired Entities and Europe to CK Witco in writing;
     (b) be made within five years after the Effective Date and Time;
     (c) specifically identify the contaminant, its concentration and the related operation, to the extent that Yorkshire has actual knowledge of such facts; and
     (d) arise or be related to an Environmental Loss suffered or cost incurred within five years after the Effective Date and Time.
     9.5.2.7 Yorkshire acknowledges receiving a US$500,000 credit for those matters which are referred to in Exhibit KK to this Agreement and which are excluded for the purposes of making a claim under Paragraph 9.5.2.1. Expenditures for these matters will not be included for the purposes of the US$750,000 (or its reasonable equivalent in another currency) aggregate provided in Paragraph 9.5.2.5.
     9.5.2.8 Certain specific instances of Environmental Damage are set out in Exhibit LL ("Specific Indemnity Issues"). These Specific Indemnity Issues are the subject of separate indemnities set out in Paragraph 9.5.3 below. Other specific instances of Environmental Damage are set out in Exhibit KK and are not the subject of specific indemnities ("Other Identified Issues"). No claim shall be made by Yorkshire with respect to such Specific Indemnity Issues and Other Identified Issues under this Paragraph 9.5.2.
     9.5.2.9 CK Witco will provide Yorkshire with all reasonable assistance in obtaining transfers or name changes of any Environmental Licenses necessary for the operation of the Acquired Businesses at the Acquired Properties in a manner substantially similar to the operation of the Acquired Businesses at the Acquired Properties by CK Witco. CK Witco will respond as promptly as practical to all reasonable requests by Yorkshire for documents or other assistance related to Environmental Licenses. CK Witco will cooperate fully with Yorkshire in Yorkshire's dealings with Environmental Regulators.
9.5.3     Specific Indemnity Issues
     9.5.3.1          Subject to the provisions of this Paragraph
9.5.3 CK Witco, Colors and Holdings will defend, indemnify and hold harmless Yorkshire, the Yorkshire Entities, the Acquired Entities and Europe for any Environmental Loss (or, where appropriate and in accordance with terms and conditions to be reasonably agreed by CK Witco and Yorkshire, undertake Remedial Work with respect thereto) suffered or incurred by Yorkshire, the Yorkshire Entities, the Acquired Entities or Europe after the Effective Date and Time provided the Environmental Damage existed as of the Effective Date and Time and is resulting from:
     (a) The items numbered 1 and 8 in Exhibit LL, save that no claim may be made with respect to these items unless written notice thereof will have been given by or on behalf of Yorkshire to CK Witco within seven years after the Effective Date.
     (b)     The items numbered 2, 3 and 5 in Exhibit LL;
     (c) The items numbered 7 and 9 in Exhibit LL, save that with respect to these items, "Environmental Losses" shall mean only fines, costs (including appeal costs) or penalties suffered or incurred by Yorkshire arising out of a claim by a third party or an Environmental Regulator.
     (d) The item numbered 4 in Exhibit LL, save that with respect to this item, "Environmental Losses" shall mean only those costs suffered or incurred by Yorkshire associated with the repairs and improvements to the effluent holding tank recommended by the relevant Environmental Report.
     (e) The item numbered 6 in Exhibit LL, save that with respect to this item, "Environmental Losses" shall mean only such liabilities, obligations, losses, fines, or penalties that arise as a result of clean closure of the underground storage tank not having been effected in accordance with Environmental Law.
     9.5.3.2          Effluent Pipeline at Tertre Complex.
Pursuant to regulatory requirements relating to the Tertre
Complex, the construction of an effluent pipeline may be required as more particularly identified and described on page 13 of the Environmental Report relating to the Tertre Complex. CK Witco will reimburse Yorkshire for the reasonable cost of construction of the pipeline if, in the reasonable judgment of Yorkshire, it must be constructed to meet applicable regulatory requirements, provided, that, if the additional consideration referred to in Paragraph 1.4(d) becomes payable by Yorkshire, Yorkshire agrees to promptly refund to CK Witco all amounts paid by CK Witco to Yorkshire for the construction of such pipeline.
9.5.4     Additional Environmental Indemnity relating to the Oissel
Facility only
     9.5.4.1 For the purposes of the provisions contained in this Paragraph 9.5.4 only, any capitalized terms will bear the same meaning as set out in the Share Purchase Agreement between Crompton & Knowles S.A. and Imperial Chemical Industries PLC dated as of April 30 1992 (the "ICI Agreement") but if any capitalized terms in this Paragraph 9.5.4 are not set out in the ICI Agreement, they will bear the same meaning as set out in this Agreement.
     9.5.4.2 Yorkshire shall cooperate with CK Witco regarding the enforcement of the ICI Agreement through the fifth (5th) anniversary of the Effective Date and Time, including but not limited to permitting CK Witco and its attorneys, at their sole cost, expense and risk, to pursue claims or to prosecute one or more legal actions on behalf of Yorkshire with respect to any matter pertaining to the ICI Agreement. All costs and expenses and any losses, liability or damages of Yorkshire related to or arising out of such cooperation shall be born by CK Witco.
          CK Witco shall have no obligation to Yorkshire under this Agreement with respect to the ICI Agreement as of the fifth (5th) anniversary of the Effective Date and Time except that it will cooperate with Yorkshire regarding Yorkshire's reasonable requests to pursue indemnification in accordance with the terms and conditions of the ICI Agreement. Such cooperation shall only be required if Yorkshire cannot pursue the indemnification without CK Witco. All costs and expenses and any losses, liability or damages of CK Witco related to or arising out of such cooperation shall be born by Yorkshire.
          After Yorkshire has notified CK Witco and the parties have pursued claims consistent with the terms of the ICI Agreement, nothing in this Paragraph 9.5.4 will preclude Yorkshire from making a claim relating to the Oissel site under Paragraphs 9.5.2 or 9.5.3 of this Agreement if they believe a claim under one of those provisions exists.
     9.5.4.3 Subject to all the conditions contained in the ICI Agreement and except as otherwise limited by this Paragraph 9.5.4, CK Witco, Colors and Holdings hereby agree to indemnify and hold harmless, at all times after the Effective Date and Time, Yorkshire and its respective officers, directors, employees, agents, successors and any controlling persons thereof, from any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including attorneys', consultants', engineers', drillers', contractors', laboratories' fees and other costs and expenses) actually suffered or incurred by it (hereinafter, a "Purchaser Loss") to the extent arising out of or resulting from:
     (a) Liabilities arising out of events occurring before 30th April 1992, whether such Liabilities arise before or after 30th April 1992, and which were not expressly assumed by CK Witco under the ICI Agreement, including, without limitation, Liabilities arising from or relating to:
(i) the handling, generation, release, treatment, storage, transportation or disposal on or off-site of all mercury-containing materials, wastes, sludges or other substances existing at the Oissel Complex prior to 30th April 1992;
(ii) the discharge, emission, or release of any mercury-containing materials, wastes, liquids, sludges, particles, dust or other substances through the sewer system, the wastewater treatment system or in any way from the Oissel Complex, provided that Yorkshire does not at any time after the Effective Date and Time use, produce or manufacture mercury-containing materials, wastes, liquids, sludges, particles or other substances at the Company Site; or
(iii) the discharge, emission, or release of any PCB-containing materials, wastes, liquids, sludges, particles, dust or other substances through the sewer system, the wastewater treatment system or in any way from the Oissel Complex, provided that Yorkshire does not at any time after the Effective Date and Time use, produce or manufacture PCB-containing materials, wastes, liquids, sludges, particles or other substances at the Company Site;
     (b) the investigation, removal or remediation of any Hazardous Materials in the soils at or beneath the Company Site on or after the 30th April 1992 or in the soils at or beneath the Excluded Site on or after the 30th April 1992 (the "Soils Indemnity"), or in the groundwater at or beneath the Company Site on or (except to the extent caused by Yorkshire or where Seller shall not have completed its obligations pursuant to Item 4 of Exhibit L to the ICI Agreement, or originating off the Oissel Complex) after the 30th April 1992 (the "Groundwater Indemnity"), if such investigation, removal or remediation is (i) required by a Governmental Authority, (ii) reasonably necessary to avoid or remove material interference with the operation by Yorkshire of the Business, or any material legal or operational constraints on the use, ownership, or occupancy of the Facilities, or (iii) reasonably necessary to protect the safety or health or employees at the Facilities.
     9.5.4.4 Notwithstanding any other limitation set out in this Agreement:
(a) the Groundwater Indemnity will continue in effect for a period of five years after the Effective Date and Time;
     (b) the Soils Indemnity will continue in effect for a period of five years after the Effective Date and Time with respect to Hazardous Materials which (i) are not used or produced by Yorkshire in its operation of the Business or (ii) are the source of contamination of the groundwater at or beneath the Company Site; and
    (c) the Soils Indemnity will continue in effect from the Effective Date and Time with respect to Hazardous Materials used or produced by Yorkshire in its operation of the Business with the indemnity extending to thirty-three percent of covered Purchaser Losses for the period ending on 30th April 2002 and for twenty-five percent for the period commencing 1st May 2002 until 30th April 2004. From the day following 30th April 2004 CK Witco will have no liability under this Paragraph 9.5.4.4(c).
     9.5.5     Joint and Several Liability
     9.5.5.1 No provision of this Agreement will be interpreted to require Yorkshire to exhaust any other remedies, sources of funding or to bring claims against any other person prior to seeking indemnification from CK Witco for Environmental Losses covered by this Agreement. Yorkshire will provide CK Witco with reasonable cooperation in pursuit of legal action against any third party, except that Yorkshire will not be required to pay any fees, fines, penalties or incur other costs associated with any such legal action.
     9.5.6     Limitations On Claims
     9.5.6.1 For the avoidance of doubt, no limitations on claims included elsewhere in this Agreement will apply to claims made under Paragraphs 9.5.2, 9.5.3 and 9.5.4 unless otherwise expressly provided in Paragraphs 9.5.2, 9.5.3 and 9.5.4.

     9.6 Taxation Schedule Indemnity. Yorkshire and its Affiliates shall be entitled to indemnification as set forth in the Taxation Schedule to this Agreement, which shall be the exclusive source of indemnification for the matters covered thereby and which shall exclusively govern claims thereunder and third party claims with respect thereto. The provisions of Paragraphs 9.3, 9.8, 9.9, 9.10, 9.11, 9.13 and 9.16 shall be inapplicable with respect thereto and save as expressly stated by express reference to the Taxation Schedule or in the Taxation Schedule itself, nothing in this Agreement, any Additional Agreement, any Closing Document or the CK Witco Disclosure Memorandum shall operate to limit or exclude the liability of CK Witco in respect of any Claim under the Taxation Schedule.

     9.7     No Contribution by Europe or any Acquired Entity.
None of Europe or any Acquired Entity will have any Liability to any CK Witco Entity, nor will any CK Witco Entity have a right of indemnification or contribution against any of them or any of their officers or employees, as a result of any misrepresentation or breach of representation or warranty by it contained in this Agreement, any Additional Agreement or any certificate, schedule, instrument, agreement or other writing delivered by or on behalf of, or in respect of, it pursuant to or in connection with this Agreement, any Additional Agreement or in connection with the transactions contemplated by this Agreement or any Additional Agreement, or the breach of any of its covenants or agreements contained in this Agreement, any Additional Agreement, Closing Document or the CK Witco Disclosure Memorandum or any certificate, schedule, instrument, agreement or other writing by or on behalf of, or in respect of, it pursuant to or in connection with the terms of this Agreement or any Additional Agreement or in connection with the transactions contemplated by this Agreement or any Additional Agreement.

     9.8 Minimum Losses. The parties shall have the right to obtain indemnification under this Agreement as follows:

     (a)     with respect to Yorkshire:

     (i) and in respect of such Indemnified Losses, once aggregate Indemnified Losses relating to the Acquired Businesses and arising from North America, Central America and South America for which Yorkshire and its Affiliates, and the successors and assigns of Yorkshire and its Affiliates, are otherwise entitled to indemnification under this Article 9 exceed US$750,000 (or its reasonable equivalent in another currency), after which time only the aggregate amount of such Indemnified Losses in excess of US$750,000 (or its reasonable equivalent in another currency) shall be recoverable in accordance with the terms hereof, or

     (ii) and in respect of such Indemnified Losses, once aggregate Indemnified Losses relating to Europe and the Acquired Entities arising from Europe and Asia for which Yorkshire and its Affiliates, and the successors and assigns of Yorkshire and its Affiliates, are otherwise entitled to indemnification under this
Article 9 exceed US$500,000 (or its reasonable equivalent in another currency), after which time only the aggregate amount of such Indemnified Losses in excess of US$250,000 (or its reasonable equivalent in another currency) shall be recoverable in accordance with the terms hereof, except that this Paragraph 9.8(a)(ii) shall not apply to liabilities arising out of Paragraph 3.26(ii) relating to Disclosed Schemes in the Netherlands (listed under Paragraph 3.26(a)(ii)) and Disclosed Schemes in France (listed under Paragraph 3.26(a)(iv)) provided through AXIVA and IREC and a defined benefit scheme known as SAD 4000; and

     (b) with respect to CK Witco, once aggregate losses for which CK Witco and its Affiliates, and the successors and assigns of CK Witco and its Affiliates, are otherwise entitled to indemnification under this Article 9 exceed US$1,250,000 (or its reasonable equivalent in another currency), after which time only the aggregate amount of such losses in excess of US$1,000,000 (or its reasonable equivalent in another currency) shall be recoverable in accordance with the terms hereof.

     (c) Notwithstanding the provisions of Paragraph 9.8(a), the foregoing limitations shall not apply to Indemnified Losses in respect of title to assets, litigation, Taxes, environmental matters (including claims arising pursuant to Paragraphs 3.18 and 9.5), Liabilities which are neither Assumed Liabilities nor European Retained Liabilities, or claims arising pursuant to any of Paragraphs 9.12, 9.13, 9.14 or 9.18.

     9.9 Maximum Indemnification. No party shall have any right to obtain an indemnification payment under this Agreement to the extent the aggregate of the amounts received by such party and its Affiliates, and the successors and assigns of such party and its Affiliates, as indemnification payments hereunder exceeds an amount equal to (i) US$30,000,000 for Yorkshire or (ii) US$17,500,000 for CK Witco; provided, however, that the foregoing limitation shall not apply to Yorkshire and its Affiliates in respect of Indemnified Losses in respect of title to assets, litigation, Taxes, environmental matters (including claims arising pursuant to Paragraphs 3.18 and 9.5), Liabilities which are neither Assumed Liabilities nor European Retained Liabilities, or claims arising pursuant to any of Paragraphs 9.12, 9.13, 9.14 or 9.18.

     9.10 Subrogation. Any Indemnifying Party shall be subrogated to any right of action which the Indemnified Party may have against any other Person with respect to any matter giving rise to a claim for indemnification hereunder.

     9.11 Adjustments to Indemnification. (a) All indemnity payments made under this Article 9 (excluding payments pursuant to Paragraph 9.1(b)) shall be treated for accounting purposes as adjustments to the Purchase Price. All computations of indemnity payments due under this Article 9 shall reflect the actual present cash cost of the obligation with respect to which the indemnity payment relates. If any Indemnified Party receives a Tax benefit by virtue of having paid or accrued an amount for which an indemnity payment is provided, the amount of such Tax benefit will be refunded to the Indemnifying Party making such indemnity payment when, as and if such Indemnified Party realizes a cash Tax savings from such Tax benefit.

     (b) The amount which any Indemnifying Party is or may be required to pay any Indemnified Party pursuant to this Article 9 shall be reduced (including retroactively) by any insurance proceeds or other amounts actually recovered by or on behalf of such Indemnified Party in reduction of the related Losses. If an Indemnified Party shall have received the payment required by this Agreement from an Indemnifying Party in respect of a Loss and shall subsequently actually receive insurance proceeds or other amounts in respect of such Loss, then such Indemnified Party shall pay to such Indemnifying Party a sum equal to the amount of such insurance proceeds or other amounts actually received (net of any expenses in obtaining the same).

9.12 Smith Road Indemnity. CK Witco and Yorkshire expressly acknowledge that the lease dated 24th April 1997 between Foden Investments Ltd (1), CK Witco (UK) Limited (2) and Europe (3) relating to offices at Waterside Industrial Park, Smith Road, Bolton, UK (the "Lease") is not intended to be assumed by Yorkshire pursuant to the transaction the subject of this Agreement and CK Witco, Colors and Holdings jointly and severally agree to indemnify Yorkshire, each Yorkshire Entity, each Yorkshire Affiliate, each Acquired Entity and Europe in respect of all costs, claims, liabilities and expenses (including for the avoidance of doubt, rent) relating to the Lease, provided that this indemnity shall not apply to the extent CK Witco (UK) Limited and Europe fail to comply with their obligations under the Lease (save for their obligations to pay for rent, service charges and other monetary amounts).

9.13 BCC Indemnity. CK Witco, Colors and Holdings jointly and severally agree to indemnify Yorkshire, each Yorkshire Affiliate, each Yorkshire Entity, each Acquired Entity and Europe in respect of all costs, claims, liabilities and expenses relating to the transactions referred to in Paragraph 2.15.

9.14 Dusseldorf Indemnity. CK Witco, Colors and Holdings jointly and severally agree to indemnify Yorkshire, each Yorkshire Entity, each Yorkshire Affiliate, each Acquired Entity and Europe in respect of all costs, claims, liabilities and expenses relating to the closure of the office previously occupied by the relevant Acquired Entity in Dusseldorf, Germany.

9.15 Exclusive Remedy. Subject to Paragraph 9.6, the right to indemnification, if any, with respect to breaches of representations, warranties and covenants pursuant to this
Article 9 shall constitute the sole and exclusive remedy with respect thereto, shall preclude any other monetary award (whether at law or in equity), and shall preclude assertion by any party hereto of any right to any such monetary award from the Indemnifying Party, other than in the case of fraud or intentional misconduct, in which case each Person shall have all such remedies as may be available at law, in equity or otherwise. Nothing in this Article 9 shall limit the remedies available to an Indemnified Party to enforce its right to indemnification or to injunctive relief.

     9.16 Duty to Mitigate. Each indemnified party shall cooperate with each indemnifying party with respect to resolving any actual or potential Losses arising out of, attributable to, or resulting from any inaccuracy in or breach of any of the representations, warranties, covenants or agreements of the other relevant parties hereto, including by making such commercially reasonable efforts to mitigate any or all such Losses as the indemnified party would reasonably use in mitigating its own losses (assuming it were not indemnified hereunder). In the event that any indemnified party shall fail to make such efforts as are described in the preceding sentence, then, notwithstanding anything else to the contrary contained in this Agreement, the indemnifying party shall not be required to indemnify any Person to the extent of any or all of the Losses that could reasonably have been avoided if the indemnified party had made such efforts, but only to that extent.

     9.17     After-Tax Payments.

          9.17.1 All sums payable by CK Witco, Colors, Holdings or any other CK Witco Entity (each, a "CK Witco Party") to Yorkshire or Americas or any Acquired Entity or Europe or any Yorkshire Affiliate (each, a "Yorkshire Party") under this Agreement (other than Paragraph 1.4) or by a Yorkshire Party to a CK Witco Party under Paragraph 9.4 or Article 5 shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law.

          9.17.2 If any deductions or withholdings, not being in respect of payments of interest in respect of late payment of sums referred to in Paragraph 9.17.1, are required by law to be made from any sum payable as mentioned in Paragraph 9.17.1, then the payor shall pay to the payee, on payment of the relevant sum, such additional sum as will, after the deduction or withholding has been made, leave the payee with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

          9.17.3 If any sum payable as mentioned in Paragraph 9.17.1, not being in respect of payments of interest in respect of late payment of sums referred to in Paragraph 9.17.1, shall be subject to Taxes in the hands of the payee (ignoring the availability of any Relief (as defined in the Taxation Schedule) not arising from the Underlying Loss (as defined herein)), then the payor shall pay to the payee an additional sum equal to the amount of such Taxes which are payable by the payee (or would be payable in the absence of any such Relief) such additional sum to be paid within five (5) Business Days of written demand therefor by the payee.

          9.17.4 If any sum payable as mentioned in Paragraph 9.17.1 is payable with respect to an Indemnified Loss, Environmental Loss or other loss, damage, liability, cost or expense, including reasonable attorneys' fees and amounts paid in settlement (an "Underlying Loss"), and the payee receives a insurance payment or Tax Benefit with respect to the Underlying Loss, the amounts otherwise payable under this Paragraph 9.17 shall be reduced by such insurance payment or Tax Benefit. In the event that the insurance payment or Tax Benefit is received by the payee after the payment is made under this Paragraph 9.17, the payee shall refund to the payor an amount equal to the insurance payment or Tax Benefit within five (5) Business Days of receipt of such insurance payment or Tax Benefit.

          9.17.5 As used in this Paragraph 9.17, "Tax Benefit" shall mean the benefit actually realized, through a reduction in Taxes otherwise due, from any item of deduction, loss or credit. It shall be assumed for this purpose that all Post-Closing Reliefs (as defined in the Taxation Schedule) and all other deductions, losses or credits that are not with respect to Underlying Losses are used in priority to any deduction, loss or credit with respect to the Underlying Loss.

          9.17.6 For purposes of Paragraph 9.17.3, a sum payable as mentioned in Paragraph 9.17.1 by a CK Witco Party to a Yorkshire Party shall not be treated as subject to Taxes merely because the receipt of such payment results in a reduction in Yorkshire's tax basis in the Europe Capital Stock or any Yorkshire Entity's tax basis in other Transferred Assets.

          9.17.7          To the extent permitted by applicable
law, but without in any way limiting the obligations of any party to make any payment, the parties to this Agreement shall treat any payment paid or received pursuant to this Article 9 as an adjustment to the Purchase Price for all Tax purposes.

          9.17.8          The provisions of this Paragraph 9.17
(including Paragraph 9.17.4)

     (i) shall not apply to any amounts payable pursuant to the Taxation Schedule (to which the corresponding provisions of that schedule shall apply); and

(ii) with respect to payments by a CK Witco Party to a Yorkshire Party, shall apply only with respect to sums payable in relation to Europe or any Acquired Entity.

     9.18 Pensions Indemnity. CK Witco, Colors and Holdings hereby jointly and severally indemnify and hold harmless the Yorkshire Entities, Yorkshire's Affiliates, Europe and the Acquired Entities against all and any losses, claims, expenses, damages, costs and all other liabilities (including, for the avoidance of doubt, the whole amount of any funding deficit relating to benefits accrued before Closing which is revealed by the first actuarial valuation carried out after Closing) relating to and arising from the Crompton & Knowles (UK) Limited Retirement Benefits Scheme (the "Scheme") (being the scheme mentioned in the 1997 report and accounts of Crompton & Knowles (UK) Limited). CK Witco will procure and Yorkshire will co-operate to ensure that Crompton & Knowles (UK) Limited will be replaced as the principal employer of the Scheme with effect from the Closing.


10.     SURVIVAL

     10.1 Survival. The representations, warranties, covenants, agreements and indemnities of the parties contained in this Agreement or any Additional Agreement, or in any writing delivered pursuant to the provisions of this Agreement or any Additional Agreement, will survive any investigation prior, on or subsequent to the date of this Agreement made by any party or its Representatives and the consummation of the transactions contemplated in this Agreement, any Additional Agreement or in any writing delivered pursuant to the provisions of this Agreement or any Additional Agreement and will continue in full force and effect for the periods specified below (the "Survival Period"):

     (a) representations, warranties, covenants, agreements and indemnities relating to undisclosed and contingent Liabilities, title to assets, title to Transferred Assets, employee welfare and benefits, the reporting or payment of or Liability for Taxes (other than for Taxes covered by the Taxation Schedule), compliance with laws, fraud or willful misrepresentation, and fraudulent or willful incompleteness of disclosure will survive until expiration of any applicable statute or period of limitations, and any extensions of the applicable statute or period of limitations;

(b) representations, warranties, covenants, agreements and indemnities set forth in the Taxation Schedule shall survive as set forth in the Taxation Schedule; and

     (c) all other representations, warranties, covenants, agreements and indemnities for which no survival period or termination date is set forth elsewhere in this Agreement, will be of no further force and effect after June 30, 2001;

provided, however, that the Survival Period will be extended automatically to include any time period necessary to resolve a claim for indemnification which arises out of any written notice to Indemnitor advising Indemnitor of the facts or circumstances that may give rise to a claim for indemnification, provided notice was delivered before expiration of the Survival Period. Liability for any item will continue until the claim will have been finally settled, decided or adjudicated.


11.     TERMINATION

     11.1     Termination for Certain Causes.

     This Agreement may be terminated at any time prior to or on the Closing Date by Yorkshire or CK Witco, upon written notice to the other as follows:

(a) By Yorkshire, if a material adverse change in the business, properties, financial condition of the Acquired Businesses will have occurred.

(b) By Yorkshire, if a material adverse change in the business, properties or financial condition of Yorkshire or the Acquired Businesses occurs prior to Closing, or there are other factors outside Yorkshire's reasonable control which in either case cause Yorkshire's lenders to terminate their obligation to lend to Yorkshire under its facility agreement of today's date with HSBC Bank and the other signatories thereto.

(c) By Yorkshire, if the terms, covenants or conditions of this Agreement to be complied with or performed by any CK Witco Entity, Europe or any Acquired Entity at or before the Closing Date will not have been complied with or performed in all material respects or any other conditions to the obligations of Yorkshire to consummate the transactions contemplated by this Agreement required to be satisfied at or before the Closing Date will not have been complied with or satisfied in all material respects, and any such material noncompliance or nonperformance will not have been waived writing by Yorkshire.

(d) By CK Witco, if the terms, covenants or conditions of this Agreement to be complied with or performed by any Yorkshire Entity at or before the Closing Date will not have been complied with or performed in all material respects or any other conditions to the obligations of CK Witco to consummate the transactions contemplated by this Agreement required to be satisfied at or before the Closing Date will not have been complied with or satisfied in all material respects, and any such material noncompliance or nonperformance will not have been waived in writing by CK Witco.

(e) By CK Witco or Yorkshire, if any Action will have been instituted against any party to this Agreement to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated in this Agreement, which, in the reasonable and good faith opinion of any party and upon the written advice of outside counsel, makes consummation of the transactions contemplated in this Agreement inadvisable.

(f) By CK Witco or Yorkshire, if the Closing has not occurred on or before December 31, 1999.

(g)     By CK Witco and Yorkshire, by written consent.

     11.2     Procedure on and Effect of Termination.

(a) Pursuant to Paragraph 11.1 of this Agreement, written notice of termination will be given to all other parties by the party electing to terminate, and this Agreement will terminate upon the giving of notice, without further action by any of the parties to this Agreement, with the consequence and effect set forth in this Paragraph 11.2.

(b) If for any reason on the Closing Date there has been nonfulfillment of an undertaking by or condition precedent for Yorkshire on the one hand and CK Witco on the other not waived in writing by or on behalf of the party in whose favor the undertaking or condition or undertaking runs, the party in whose favor the undertaking or condition runs, in addition to any other right or remedy available to it for breach or non-performance of this Agreement or any Additional Agreement, may refuse to consummate the transactions contemplated by this Agreement without Liability or obligation on its part whatsoever. Notwithstanding the foregoing, the obligations of the parties pursuant to Paragraphs 2.3, 2.4, 2.5, 2.7, 10.1, 11.1, 11.2,
12.1, 12.3 and 12.4 will survive any termination.


     12.     MISCELLANEOUS

     12.1     Notices.

     (a) All notices, demands or other communications required or permitted to be given or made under this Agreement will be in writing and (i) delivered personally, or (ii) sent by an internationally recognized express courier service to the intended recipient of the notice, demand or other communication at its address set forth below. Any notice, demand or communication will be deemed to have been duly given (x) immediately if personally delivered, or (y) on the fourth Business Day after delivery to an international express courier service, and in proving the giving of any notice, demand or other communication, it will be sufficient to show that the envelope containing the notice, demand or other communication was duly addressed (as evidenced by the courier receipt). The addresses of the parties for purposes of this Agreement are:
(i)     If to any CK Witco Entity, and before Closing, to Europe
or any Acquired Entity:   CK Witco Corporation
                          One American Lane
                          Greenwich, Connecticut  06831
                          USA
                          Attn:Charles L. Marsden, Senior Vice
                          President - Strategy and Development

 with copies to (which shall not constitute notice):

                          Wachtell, Lipton, Rosen & Katz
                          51 West 52nd Street
                          New York, New York  10019
                          USA
                          Attn:  Edward D. Herlihy

(ii) If to any Yorkshire Entity, and after Closing, additionally to Europe or any Acquired Entity:
                          Yorkshire Group plc
                          Kirkstall Road
                          Leeds LS3 1LL
                          England
                          Attn:  Group Finance Director
with copies to (which shall not constitute notice):
                          Addleshaw Booth & Co
                          Sovereign House
                          Leeds LS1 1HQ
                          England
                          Attn:  Ian McIntosh
                                 Andrew Kay

                          Kilpatrick Stockton LLP
                          1100 Peachtree Street
                          Atlanta, Georgia  30309
                          USA
                          Attn:  Gregory K. Cinnamon
(b) Any party may change the address to which notices, requests, demands or other communications to the relevant party will be delivered or mailed by giving notice of the address change to the other parties to this Agreement in the manner provided in this Agreement.

     12.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, and all of which will constitute one and the same instrument.

     12.3 Entire Agreement. This Agreement and the Additional Agreements, together supersede all prior discussions and agreements between the parties with respect to the subject matter of this Agreement and the Additional Agreements, including a certain Letter of Intent, dated 30 July, 1999, as amended and modified to the date of this Agreement, and this Agreement and the Additional Agreements contains the sole and entire agreement among the parties with respect to the matters covered by this Agreement and the Additional Agreements. This Agreement will not be altered or amended except by an instrument in writing signed by or on behalf of the party entitled to the benefit of the provision against whom enforcement is sought.

     12.4 Governing Law; Dispute Resolution. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York (without application of its conflicts of laws rules), except that the choice of law set forth in the Taxation Schedule shall govern with respect to the matters governed by the Taxation Schedule. Any and all disputes (each, a "Disputed Matter") arising out of or in connection with the execution, interpretation, performance or nonperformance of this Agreement will be resolved by the procedures set forth on Exhibit MM attached to this Agreement.

     12.5 Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the parties to this Agreement and their respective heirs, executors, legal representatives, successors and assigns, but may not be assigned by any party without the written consent of all other parties, except to an Affiliate; provided however Yorkshire shall be entitled to assign the full benefit of this Agreement and the Additional Agreements to its lenders from time to time and their successors in title.

     12.6 Partial Invalidity and Severability. All rights and restrictions contained in this Agreement may be exercised and will be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable. If any term of this Agreement, or part of this Agreement, not essential to the commercial purpose of this Agreement will be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining terms of this Agreement, or part of this Agreement, will constitute their agreement with respect to the subject matter of this Agreement and all remaining terms, or parts of this Agreement, will remain in full force and effect.
To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement will be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision.

     12.7 Waiver. Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit of the term, but only if the waiver is evidenced by a writing signed by the relevant party. No failure on the part of any party to this Agreement to exercise, and no delay in exercising any right, power or remedy created under this Agreement, will operate as a waiver thereof, nor will any single or partial exercise of any right, power or remedy by any party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by any party to this Agreement or any breach of or default in any term or condition of this Agreement will constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition of this Agreement.

     12.8 Headings. The headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement.

     12.9 Number and Gender. Where the context requires, the use of the singular form in this Agreement will include the plural, the use of the plural will include the singular, and the use of any gender will include any and all genders.

     12.10 Construction. The word "including" (and, with correlative meaning, the word "include") means that the generality of any description preceding such word is not limited, and the words "shall" and "will" are used interchangeably and have the same meaning.

     12.11     Time of Performance.  Time is of the essence.


     13.     CERTAIN DEFINITIONS; INDEX OF DEFINITIONS

     13.1 Certain Definitions. For purposes of this Agreement, the following capitalized terms will have the meanings specified below (all terms used in this Agreement which are not defined in this Paragraph 13.1 but defined elsewhere in this Agreement, will have for purposes of this Agreement the meanings set forth elsewhere in this Agreement):

     "Action" means any action, suit, complaint, counter-claim, claim, petition, set-off or administrative proceeding, whether at law, in equity or otherwise, and whether conducted by or before any Government or other Person.

"Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with the former Person from time to time. A Person will be deemed to control another Person if that Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise.

"agreed form" means in the form produced to the parties on the date of this Agreement and initialled by or on behalf of each of Yorkshire and CK Witco for the purposes of identification.

"Americas IPD Business Territory" means the countries, territories and possessions listed on the attached Exhibit NN attached to this Agreement.

"Application" means the application to be made by Yorkshire to the London Stock Exchange for the admission of its issued
Ordinary Share capital (as enlarged by the issue of the Consideration Securities) to the Official List subject only to allotment.

"Article" and "Paragraph" and like references are to this Agreement unless otherwise specified, and all "Exhibits" are references to those attached to this Agreement and incorporated in this Agreement by this reference, unless otherwise specified.

     "Business Day" means any day other than a Saturday, a Sunday or a day on which commercial banks in either New York or London are required or authorized to be closed.
"CK Witco Service Areas" means those geographies in which CK Witco conducted an Acquired Business during the 12-month period immediately preceding the Effective Date and Time.

"Code" means the United States Internal Revenue Code of 1986, as amended, and all final and temporary regulations promulgated pursuant thereto.

"Consideration Securities" means a number of new Ordinary Shares of Section 0.25p each of Yorkshire (not exceeding 15,274,072 in total and rounded down to the nearest whole share) equal to the quotient derived by dividing (A) US$8,500,000 by (B) the Average Share Price. For purposes of this definition of Consideration Securities, "Average Share Price" will be determined as follows:

     (i) the average mid-market price (the "Average Sterling Share Price") of Yorkshire's Ordinary Shares ("Ordinary Shares") on the London Stock Exchange for the 10 Business Days ending two
(2) days before the Closing Date as quoted for each such Business Day in the London Financial Times shall be determined;

(ii) if the Average Sterling Share Price is below 70p per Ordinary Share, then the Average Sterling Share Price for the purposes of this Agreement shall be deemed to be 70p per Ordinary Share, and if the Average Sterling Share Price is above 130p per Ordinary Share, then the Average Sterling Share Price for the purposes of this Agreement shall be deemed to be 130p per Ordinary Share;

(iii) the Average sterling/US$ exchange rate (the "Average Exchange Rate") for each of the 10 Business Days ending two (2) days before the Closing Date shall be determined by reference to the closing mid-point of the buy-sell range as quoted for each such Business Day (or, if applicable, for those Business Days during such 10-day period for which the London Financial Times is published) in the following day's London Financial Times;

(iv) the Average Sterling Share Price will be converted into US$ by reference to the Average Exchange Rate to produce the Average Share Price.

     "Crude Stocks" means dyes or other products, which have completed their synthesis process, but are not finished goods or "work-in-process" (as defined by CK Witco's financial accounting system at the time of sale).

          "Duty Costs" means all duty and filing costs (including stamp duty and filing costs but excluding attorneys', agent or advisors costs and fees reasonably required by an Agency, "Agency" means the United States Patent and Trademark Office, the United States Copyright Office, or any other federal, state, local, provincial or other governmental or regulatory agency in the world which now regulates or may in the future regulate, the protection, use, or registration of Intellectual Property Rights.

"Extraordinary General Meeting" means the Extraordinary General
Meeting of Yorkshire to be convened for December 15, 1999 (or any adjournment thereof) to consider (inter alia) the Resolutions.

          "Fixed Asset Registers" means those documents denominated and designated as such by CK Witco and Yorkshire, as evidenced by their signatures thereon on today's date.

     "Forum" means any national, provincial, municipal, local or foreign court, governmental agency, administrative body or agency, tribunal, private alternative dispute resolution system, or arbitration panel.

     "GAAP" means United States generally accepted accounting principles, consistently applied, as in effect from time to time.

     "Government" means any national, provincial, state, municipal, local or foreign government or any ministry, department, commission, board, bureau, agency, authority, instrumentality, unit, or taxing authority thereof.

"Intellectual Property Rights" means all patents, registered designs, trademarks and service marks (whether or not registered or registerable), copyright, design right and all similar property rights (whether or not registered or registerable), including those existing (in any part of the world) in inventions, design, drawings, computer programmes, confidential information, business or brand names goodwill or the style of presentation of goods and services and in any applications for protection thereof.

"Industrial Dyes" means those dyes (1) combined with or manufactured in whole or part using Intellectual Property Rights; and (2) intended to be combined with or applied to any Industrial Product.
"Industrial Product" or "Industrial Products" means any of the following products, materials or items other than Textile Dyes, and specifically including without limitation all of the following products, materials or items: (a) paper, leather, wood, wood stains, plastics, resins, paints and printing inks (including without limitation, inkjet inks for graphic arts, paper, leather, wood, plastics and resins, but excluding inkjet inks for other than graphic arts, paper, leather, wood, plastics and resins; and including without limitation, printing inks for heat or other transfer or gravure); (b) decorative coatings for metallic foils and polymeric films, petroleum Dyes and water tracing; and (c) mass dyeing of molten polymers and other molten synthetic materials used to form fibers, filaments or yarns.
 "IPD Business" means those Persons engaged in (1) the distribution, use or sale of Industrial Dyes and/or (2) the manufacture, distribution, or sale of Industrial Products which contain or incorporate Industrial Dyes.
     "Law" means all national, provincial, regional, state, municipal, local or foreign constitutions, statutes, decrets, rules, regulations, ordinances, acts, codes, legislation, treaties, conventions and similar laws and legal requirements, as in effect from time to time.

     "Liability" means any liability or obligation whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due.
     "Lien" means any claim, mortgage, pledge, hypothecation, security interest, encumbrance, lien or charge of any kind, or any rights of others, however evidenced or created (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, or any lease having a similar effect or result).

"London Stock Exchange" means London Stock Exchange Limited.

"Malfunction" means any failure to: (a) accurately recognize dates falling before, on or after the Year 2000; or (b) accurately record, store, retrieve and process data input and date information.

"Notice of EGM" means the notice in the form set out in the Listing Particulars.

     "Orders" means all orders, writs, judgments, decrees, rulings and awards of any Forum or Government.

     "Person" means and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any legal or juridical entity, the equivalent of any of the foregoing under any Law, and any Government.

     "Representative" of a party means that party's directors, officers, partners, employees, agents, accountants, lenders, lawyers, investment bankers, merchant bankers, and other financial or professional advisors or consultants.

"Research and Development Library" means the research and development laboratory maintained at the Gibraltar Facility at today's date and all Proprietary Rights arising with respect thereto.

"Resolution" means the Resolution set out in the Notice of EGM.

"Software" means all computer software and subsequent versions thereof, including but not limited to, source code, object code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons, and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.
          "Taxation Schedule" means the Schedule attached to and forming a part of this Agreement and denominated as such.

"Taxes" means (other than in the Taxation Schedule) any past, present or future taxes, levies, imposts or duties of whatever nature, including income, gross receipts, excise, property, sales, transfer, license, payroll, withholding, social security, and franchise taxes, now or hereafter imposed or levied by any federal, state, local or foreign Government or by any department, agency or other political subdivision or taxing authority thereof or therein and all interests, penalties, additions to tax, and other similar liabilities with respect to the Taxes.

 "Textile Dyes" means those dyes (1) combined with or manufactured in whole or part using Intellectual Property; and
(2) intended to be combined with or applied to any Textile
Product.
"Textile Dyes Business" means those Persons engaged in (1) the distribution, use or sale of Textile Dyes and/or (2) the manufacture, distribution, or sale of Textile Products which contain or incorporate Textile Dyes.
"Textile Product" or "Textile Products" means any of the following products, materials or items:
          (1)       woven textiles;
           (2) non-woven textiles other than wet-laid or dry-laid cellulosic non-woven textiles;
          (3)       knitted textiles;
          (4) pre-formed loose fibers, filaments or yarns (including without limitation pre-formed tufted yarns used to manufacture carpet); or

          (5) inkjet inks for other than graphic arts, paper, leather, wood, plastic or resin.

     "U.S. Asset Acquired Businesses" means those Acquired
Businesses that have their primary operations in the United
States and that are being purchased pursuant to this Agreement by means of the acquisition of assets rather than of shares.

"US Employees" means full-time, active employees of an Acquired
Business whose principal residence is in the United States.

"Year 2000" means the calendar year 2000 A.D.

"Yorkshire Disclosure Memorandum" means the letter denominated as such, dated today's date, and executed by Yorkshire in favor of CK Witco.


     13.2 Index to Definitions. The definitions for the following defined terms used in this Agreement can be found as follows:

Defined Term                                  Reference
Accountants                                   1.4(b)
Acquired Businesses                           Recitals
Acquired Entity(ies)                          Recitals
Acquired IPD Business (es)                    Recitals
Acquired Properties                           1.1(b)
Additional Agreement(s)                       1.11(b)
Americas                                      Preamble
Americas IPD Business                         Recitals
Answer Period                                 9.3(e)
Assigned Contracts                            1.1(g)
Assumed Collective Bargaining Agreements      2.10(e)
Assumed Liabilities                           1.5(a)
Balance Sheet Principles                      1.4(a)
Bank Account                                  1.11(a)
BCC                                           1.1(c)
Business Employees                            2.10(a)
Charlotte Improvements                        1.1(a)(ii)
Charlotte Land                                1.1(a)(ii)
CK Witco                                      Preamble
CK Witco Disclosure Memorandum                Article 3
CK Witco Entities                             1.1
CK Witco ESOP                                 2.10(f)
CK Witco Party                                9.17.1
CK Witco Restricted Period                    2.8
CK Witco Service Areas                        13.1
CK Witco Supply Contract                      1.11(b)
CK Witco 401(k)                               2.10(f)
Closing                                       1.10
Closing Date                                  1.10
Closing Documents                             1.11(a)
Closing Net Assets                            1.4(a)
Closing Special Purpose Statement             1.4(a)
COBRA                                         2.10(h)(iii)
Colors                                        Preamble
Colors Contracts                              1.2(c)
Computations                                  1.4(a)
Contracts                                     3.20
Contractors                                   9.5.2.2(g)
Covered Properties                            9.5.1.1
Dalton Improvements                           1.1(a)(iv)
Dalton Land                                   1.1(a)(iv)
Disclosed Schemes                             3.26(a)
Disposal Period                               2.8(c)
Disputed Matter                               12.4(a)
Due Diligence Request                         3.36
Effective Date and Time                       1.10
Employee Benefit Plans                        3.25(a)
Environmental Damage                          9.5.1.1
Environmental Law                             9.5.1.1
Environmental License                         9.5.1.1
Environmental Losses                          9.5.1.1
Environmental Regulator                       9.5.1.1
Environmental Reports                         9.5.1.1
Euro-Affected Products and Services           3.10
ERISA Affiliate                               3.25(h)
Europe                                        Preamble
Europe Capital Stock                          1.1(m)
European /Asian Employees                     3.24(b)(i)
European  Retained Liabilities                1.6(b)
Excluded Assets                               1.2
Excluded Liabilities                          1.6(b)
Excluded Liability Fund                       2.21
Excluded Properties                           1.2(a)
Gibraltar Facility                            1.2(a)(iv)
Greenville Improvements                       1.1(a)(iii)
Greenville Land                               1.1(a)(iii)
Groundwater Indemnity                         9.5.4.3(b)
Hazardous Substance                           9.5.1.1
Holdings                                      Preamble
HSR Filing                                    2.6
Immovable Property                            3.17(a)
Improvements                                  1.1(a)(iv)
Indemnified Losses                            9.1
Indemnitees                                   9.1
Indemnitors                                   9.1
Index of Documents                            3.36
Inventories                                   1.1(d)
IPD Bagger                                    1.2(e)
Land                                          1.1(a)(iv)
Lease                                         9.12
Leased Real Property                          1.1(b)
Listing Particulars                           4.3
Lowell Improvements                           1.1(a)(i)
Lowell Land                                   1.1(a)(i)
Measuring Period                              1.1(d)
Newark Facility                               1.2(a)(i)
Nutley Facility                               1.2(a)(ii)
Other Identified Issues                       9.5.2.8
Owned Real Property                           1.1(a)
Participants                                  2.11(a)(i)
Permits                                       3.6
Property Leases                               3.17(b)
Proprietary Rights                            3.19(a)
Purchase Price                                1.3
Purchaser Loss                                9.5.4.4
Reading Facility                              1.2(a)(iii)
Receivables                                   1.1(e)
Reference Date                                3.34
Related Parties                               3.29
Remedial Works                                9.5.1.1
Reviewed Contracts                            1.6(b)
Scheme                                        9.18
Soils Indemnity                               9.5.4.3(b)
Specific Indemnity Issues                     9.5.2.8
Special Purpose Statements                    3.10
Survival Period                               10.1
Target Competitive Business                   2.8(c)
Tax Benefit                                   9.17.5
Transferred Assets                            1.1
Underlying Loss                               9.17.4
UK Scheme                                     3.25(a)
WARN Act                                      2.10(j)
Written Responses                             3.36
Yorkshire                                     Preamble
Yorkshire Entities                            1.1
Yorkshire Party                               9.17.1
Yorkshire Restricted Period                   2.8(e)
Yorkshire Supply Contract                     1.11(b)(ii)
Yorkshire 401(k) Plan                         2.10(j)
1999 Americas Textile Dyes Revenues           1.1(d)
1999 Annual Bonus and Commissions             2.10(l)

[Signatures Appear on Following Page]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                       Yorkshire Group plc

                       By:
                       Print Name:
                       Title:

                       Yorkshire Americas, Inc.

                       By:
                       Print Name:
                       Title:

                       CK Witco Corporation

                       By:
                       Print Name:
                       Title:

                       Crompton & Knowles Europe S.P.R.L.

                       By:
                       Print Name:
                       Title:

                       Uniroyal Chemical European Holdings B.V.

                       By:
                       Print Name:
                       Title:

                       Crompton & Knowles Colors Incorporated

                       By:
                       Print Name:
                       Title:


TAXATION SCHEDULE


Part A - General


1.     Interpretation

1.1     In this schedule (unless the context otherwise requires):

"Accounts" means in relation to each Company, the audited balance sheet as at and the profit and loss account and financial statements for the period ended on the Accounts Date.

"Accounts Date" means 19th December, 1998 or 31st December, 1998 being the date in December 1998 as at which the relevant Company made up its Accounts.

"Actual Taxation Liability" means a liability, or an increase in a liability, to make an actual payment of or of an amount in respect of Taxation whether or not such Taxation is also or alternatively, directly or indirectly, chargeable against or attributable to any other person and whether or not any amount in respect thereof is recoverable from any other person and whether or not such liability or increased liability is discharged prior to Closing.

"Auditors" means the auditors for the time being of the Company.

"CK Witco's Group" means CK Witco, Holdings and any company, not being a Company, which is the holding company from time to time of CK Witco and any subsidiary from time to time of such holding company or CK Witco and references to a "member of CK Witco's Group" shall be construed accordingly and the expressions "holding company" and "subsidiary" shall have the meanings ascribed thereto in section 736 of the Companies Act 1985 of the United Kingdom.

"Claim" means any assessment, notice, demand or other document issued or action taken by or on behalf of any Taxation Authority or any form of return, computation or self-assessment required by law from which it appears that the Company is subject to, or is sought to be made subject to, or will or might become subject to, any Taxation Liability.

"Deemed Taxation Liability" means the setting off of a Post-Closing Relief against any Actual Taxation Liability of the Company in respect of which CK Witco would have been liable under paragraph 1.1 of Part B or (as the case may be) against Profits which would have given rise to such an Actual Taxation Liability, in which event the amount of the Deemed Taxation Liability is in the former case the amount of the Actual Taxation Liability eliminated by such setting off and in the latter case the amount of the Actual Taxation Liability which would have arisen but for such setting off.

"Event" means any event, occurrence, transaction, circumstance, act or omission whatsoever (and any event, occurrence, transaction, circumstance, act or omission deemed or treated or regarded for any Taxation purpose as having occurred) including being, or ceasing to be, a member of a group or under the control of, associated with or related to any person for the purposes of any Taxation, being or ceasing to be resident in any jurisdiction for the purposes of any Taxation, the entry into of any agreement (whether conditional or not) and the execution of this Agreement and Closing and references to an Event occurring on or before a particular time or date shall include any Event deemed to have occurred on or before that time or date for any Taxation purpose.

"Post-Closing Relief" means any Relief which arises in consequence of or by reference to or is attributable to an Event occurring or deemed to occur after Closing including any losses attributable to any Event occurring after Closing or in respect of or attributable to a period commencing after Closing or which are apportioned to the Later Period, as defined at paragraph 5.6 of this Part A of the Schedule, in accordance with that paragraph.

"Pre-Closing Relief" means a Relief arising to a Company which is not a Post-Closing Relief and which does not arise as a result of any Event occurring after Closing.

"Relief" means any loss, allowance, exemption, set-off, deduction, credit or other relief in respect of or against any Taxation or in computing Profits for the purposes of any Taxation or otherwise from or relating to any Taxation and any right to a repayment of Taxation.

"Reorganisation" means the intra-group reorganisations described in Exhibit BB to the Agreement.

"Taxation" means:

     (a) any form of tax, levy, duty, rate, contribution, charge, impost, hypothecation, deduction, or withholding having the character of taxation whether governmental, statutory, state, provincial, local governmental, federal, cantonal or municipal whenever created or imposed and of whatever jurisdiction or part of a jurisdiction in the world and, in so far as not covered by the above:

(i) taxes on gross or net Profits including any income tax, corporation tax, corporate income tax and capital gains tax;

(ii) any taxes, rates, levies or contributions on receipts, sales, use, licence, lease, service use, occupation, franchise or real property;

(iii) stamp duty and other documentary duties or taxes and any registration fees or duties;

(iv) any value added tax, goods and service tax, purchase tax, sales tax, wholesale tax, any turnover tax, added value tax and any investment tax;

(v) environmental taxes, duties or levies, any fuel tax and any tax on the construction of any building or structure and any tax relating to any landfill;

(vi)     any customs or excise duties or taxes and import taxes;

(vii) any taxes, levies, social security contributions, national insurance contributions or similar taxes, levies or contributions payable on or in respect of any employees or payroll;

(viii) any withholdings (including, without limitation, taxes parafiscales and redevances) or deductions of or on account of any tax;

(ix) real estate transfer taxes, real estate and property taxes;

(x) any capital duty or other tax, duty or levy in respect of the allotment or issue of any shares or securities or the raising of any capital;

(xi)     insurance taxes;

(xii) any tax in respect of any dividend or distribution or any deemed or constructive dividend or distribution;

(xiii) any capital transfer tax, wealth tax, net wealth tax, gift tax or capital appreciation tax and any taxes levied on or by reference to any asset value; and

(xiv) any other taxes, levies, duties, rates contributions, charges, imposts, deductions, or withholdings similar to, corresponding with, or replacing or replaced by any of the foregoing; and

(b) all charges, surcharge, additions to tax, interest, penalties, fines and other similar liabilities and costs, incidental or relating to, or relating to any obligation in respect of, any Taxation falling within paragraph (a) of this definition.

"Taxation Authority" means any authority, court, tribunal, body, institution, person or official in any part of the world competent to impose, assess, collect or administer any Taxation or make any decision or ruling on any matter relating to any Taxation.

"Taxation Benefit" means any Relief or other benefit or advantage available in the computation or ascertainment of any Taxation
Liability.

"Taxation Liability" means any Actual Taxation Liability and any
Deemed Taxation Liability.

"Taxation Warranties" means the warranties and representations set out in Part C of this schedule.

"VAT" means value added tax or its equivalent in any jurisdiction other than the United Kingdom.

"Yorkshire's Group" means Yorkshire and any company, not being a Company, which is the holding company from time to time of Yorkshire and any subsidiary from time to time of such holding company or Yorkshire and references to a "member of Yorkshire's Group" shall be construed accordingly and the expressions "holding company" and "subsidiary" shall have the meanings ascribed thereto in section 736 of the Companies Act 1985 of the United Kingdom.

1.2     In this schedule (unless the context otherwise requires):

     (a) references to "the Company", or "a Company", whether express or implied, shall be read and construed as references to Europe and each Acquired Entity (as these terms are defined in the Agreement) individually and as if the provisions of this schedule were set out in full in respect of each such company;

(b) references to "persons" include an individual, corporation, partnership, unincorporated association or body or persons and any state or any agency thereof;

(c) the words and phrases "other", "including" and "in particular" shall not limit the generality of any preceding words or be construed as being limited to the same class as the preceding words where a wider construction is possible;

(d) references to "Profits" shall include any standard or measure for the purposes of determining any liability for the purposes of any Taxation and shall include any income, profits or gains (including capital gains) of any description and from any source and references to "Profits earned, accrued or received" shall include Profits which are deemed to have been or treated as earned, accrued or received for the purposes of any Taxation and references to Profits earned, accrued or received on or before a particular date or time or in respect of a particular period shall include Profits deemed to have been earned, accrued or received on or before that time or in respect of that period for any Taxation purpose; and

(e) references to "Parts" are references to Parts of this schedule and a reference in any Part to a paragraph shall, unless otherwise stated, be to the paragraph of that Part.

1.3 Notwithstanding any other provision of this Agreement the liability of CK Witco under this Schedule or Part B or Part C shall not be excluded, limited or restricted nor increased or extended in any way by any provision of this Agreement save to the extent that the provision is expressly stated to apply to this Schedule or Part B or Part C (as the case may be) and references in any provision to "this Agreement", "hereunder" or any similar expression shall be deemed not to be such an express statement.

1.4 Any payments made pursuant to this schedule shall, so far as possible, be treated as an adjustment to the consideration paid by Yorkshire for the Europe Capital Stock under this Agreement, provided that this paragraph 1.4 shall not operate in any way to limit the liability of CK Witco under this schedule.

2.     Limitations

2.1 CK Witco shall not be liable under Part B or Part C in respect of any Taxation Liability to the extent (but only to the extent) that:

     (a) such Taxation Liability would not have arisen or would have been reduced but for:

     (i) any voluntary act or omission of the Company or Yorkshire after Closing otherwise than in the ordinary course of the business of the Company as carried on at Closing and otherwise than:

(aa) pursuant to any of the provisions of this Agreement or any Additional Agreements or any of the Closing Documents;

     (bb) pursuant to a legally binding obligation of the Company in existence at Closing;

     (cc) pursuant to any agreement or arrangement (in either case whether conditional or not) or option entered into by the Company on or before Closing;

     (dd) at the request or with the consent of CK Witco or any member of CK Witco's Group or any of their duly authorised representatives where such request is made or such consent is given pursuant to the provisions of this Agreement or the Additional Agreements or any of the Closing Documents;

(ee) anything done by CK Witco or any member of CK Witco's Group on behalf of or in the name of the Company pursuant to an exercise or purported exercise of any of its rights under this Schedule or the Agreement or any Additional Agreements or the Closing Documents;

(ff) anything done by or on behalf of the Company to give effect to the Reorganisation or any Event or transaction which forms part of the Reorganisation; or

(gg) anything done or omitted to be done in accordance with paragraph 2.18 of the Agreement.

Provided that this paragraph 2.1(a) shall not apply to any claim by Yorkshire under paragraphs 1.1(g), (h), (i) or (j) of Part B or for a breach of the Taxation Warranties in each of sub-paragraphs (a) or (b) of paragraph 5 of Part C of this Schedule and Provided Further that for the purposes of this paragraph 2.1(a) the failure or omission by the Company to make any claim (including any supplementary claim) for Relief, appeal or further appeal against any assessment or Claim, application for the postponement of, or the payment by instalments of, any Taxation, disclaimer or postponement of Relief shall not be regarded as a voluntary act or omission of the Company or Yorkshire where the time limit for the making or doing of such thing expired within six months after Closing unless CK Witco shall have given written notice of the requirement or necessity for the making or doing of such thing to Yorkshire at least 20 Business Days before the expiry of such time limit.

(ii)     any change after Closing in:

     (aa) the accounting bases upon which the Company values its assets;

(bb)     the date to which the company makes up its accounts,

save, in any such case, where such change is made to comply with any law or standard accounting practice in force at the date of Closing in the jurisdiction in which that Company is incorporated.

     (iii) a failure by Yorkshire to comply with its obligations under paragraphs 4 and/or 5 of Part A.

(b) such Taxation Liability is an Actual Taxation Liability of the Company which has been paid or discharged by the Company on or before Closing;

(c)     such Taxation Liability:

(i) arises on payment of a liability included in the Closing Special Purpose Statement where the Taxation Liability is a liability to account to a Taxation Authority for any Taxation which the Company is entitled or required to withhold or deduct from the amount of the liability on payment; or

(ii) is a liability to pay an amount in respect of Taxation to a person other than a Taxation Authority and such Taxation forms part of a liability included in the Closing Special Purpose
Statement;

(d) such Taxation Liability is a liability of the Company to pay any Taxation Authority any VAT in respect of any VAT period current at Closing, but only to the extent that such VAT is taken into account in the Closing Special Purpose Statement;

(e) such Taxation Liability is a liability in respect of any Taxation (being payroll taxes, national insurance or social security or similar taxes) which is payable by the Company in respect of wages, salaries or other remuneration, bonuses or vacation pay for which an accrual is made in the Closing Special Purpose Statement ("Payroll Taxes") to the extent that such Taxation is included in the Closing Special Purpose Statement.

2.2 Each of the sub-paragraphs of paragraph 1.1 of Part B of this schedule are separate and independent covenants but CK Witco shall not be liable to pay an amount in respect of a Taxation Liability pursuant to any sub-paragraph of paragraph 1.1 of Part B if and to the extent that CK Witco has made a payment to Yorkshire of an amount in respect of such Taxation Liability under any other sub-paragraph of paragraph 1.1 of Part B of this Schedule or to the extent that CK Witco has made a payment to Yorkshire in respect of such Taxation Liability in respect of a breach of any of the Taxation Warranties. CK Witco shall not be liable to make any payment in respect of a Taxation Liability as a result of a breach of any of the Taxation Warranties to the extent that CK Witco has made payment to Yorkshire pursuant to any of the other Taxation Warranties or pursuant to paragraph 1.1 of Part B in respect of such Taxation Liability.

2.3 CK Witco shall not be liable in respect of a claim under the Taxation Warranties or under Part B of this schedule unless notice of such claim (specifying, in such detail as shall be reasonable at the date of the notice, the nature of the claim) has been given by or on behalf of Yorkshire to CK Witco on or before the later of:

     (a)     the tenth anniversary of the date of Closing; and
     (b) the date of expiration of the relevant statute of limitations or other time limit for the making or giving of any Claim in respect of the Taxation Liability or other matter the subject of the Claim in the relevant jurisdiction;
     provided that where the relevant statute of limitations in a jurisdiction is extended beyond the tenth anniversary of the date of Closing solely as a result of any voluntary action taken by Yorkshire (other than at the request of CK Witco), CK Witco's liability shall cease on the tenth anniversary of the date of Closing or, if later, the date on which the relevant statute of limitations or other time limit would have expired in the absence of such action by Yorkshire save in respect of any claim made before such tenth anniversary or (as the case may be) such later date.
     3.     Reliefs and Recoveries from Third Parties

3.1 Yorkshire shall at the request of CK Witco require the Auditors to determine (as experts and not as arbitrators and at the expense of CK Witco) whether any Taxation Liability (or the Event giving rise to such Taxation Liability or the discharge of
it) which has resulted in any sum having been paid or becoming payable by CK Witco under this schedule has given rise to a Relief which is not a Post-Closing Relief and would not otherwise have arisen, and to determine whether:

     (a) a liability of the Company or Yorkshire to make an actual payment or increased payment of Taxation has been satisfied or avoided in whole or in part by the use of that Relief; or

     (b) a right to repayment of Taxation has arisen as a result of the use of that Relief;

and, if the Auditors so determine, the amount by which that liability has been satisfied or avoided (as so determined by the Auditors) or an amount equal to the amount of that repayment as so determined by the Auditors (as the case may be) shall be dealt with in accordance with paragraph 3.2 Provided that nothing in this paragraph 3 shall oblige Yorkshire or any Company to utilise any Pre-Closing Relief in priority to any Post-Closing Relief or shall operate to treat Yorkshire or any Company as having utilised or being required to utilise any Pre-Closing Relief in priority to any Post-Closing Relief and it shall be assumed that all available Post-Closing Reliefs are used in priority to any Pre-Closing Reliefs.

     3.2 Where it is provided under paragraph 3.1 that any amount is to be dealt with in accordance with this paragraph 3.2:

     (a) the amount shall first be set off against any payment then due from CK Witco under this schedule;

     (b) to the extent there is an excess, a refund shall be made to CK Witco of any previous payment made by CK Witco under this schedule and not previously refunded under this paragraph
3.2 or any other provision of this schedule or the Agreement up to the amount of such excess; and

     (c) to the extent that the excess referred to in paragraph 3.2(b) is not exhausted thereunder, the remainder of that excess shall be carried forward and set off against any future payment which becomes due from CK Witco under this schedule.

     3.3 Where such determination by the Auditors as is mentioned in paragraph 3.1 has been made, CK Witco or Yorkshire may request the Auditors to review such determination (as experts and not as arbitrators and at the expense of the person making the request) in the light of all relevant circumstances, including any facts which have become known only since such determination, and to determine whether such determination remains correct or whether, in the light of those circumstances, the amount that was the subject of such determination should be amended.

     3.4 If the Auditors determine under paragraph 3.3 that an amount previously determined should be amended, that amended amount shall be substituted for the purposes of paragraph 3.1 in place of the amount originally determined and such adjusting payment (if any) as may be required by virtue of such substitution shall forthwith be made by CK Witco to Yorkshire or, as the case may be, by Yorkshire to CK Witco.

3.5 If the Company or Yorkshire is entitled to recover from any third party (including any Taxation Authority but excluding any Company, Yorkshire, CK Witco or any member of CK Witco's Group) any sum which it would not have been able to recover but for any Taxation Liability in respect of which any amount has been paid or become payable by CK Witco under this schedule (other than the utilisation of a Relief referred to in Paragraph
3.1 or the utilisation of a Post-Closing Relief) then Yorkshire shall:

(a) notify CK Witco in writing of such entitlement within 14 days of Yorkshire becoming aware of such entitlement;

     (b) subject to Yorkshire and the Company being indemnified by CK Witco to the reasonable satisfaction of Yorkshire against all losses, costs (including the cost of management time of Yorkshire and the Company which shall be deemed to be incurred or suffered by them for the purposes of this paragraph 3.5), damages and expenses which may be incurred or suffered by Yorkshire or the Company in so doing, at the written request of CK Witco take and procure that the Company takes such reasonable and appropriate action as CK Witco may reasonably so request to recover such sum; and

     (c) keep CK Witco informed at CK Witco's expense of the progress of any such action;

and if Yorkshire or the Company shall so recover any such sum then Yorkshire shall repay to CK Witco a sum equal to the lesser of:

     (i) the amount of any sum so recovered (including any interest or repayment supplement), after deduction therefrom of an amount equal to any costs, fees and expenses in obtaining it (so far as not previously paid by CK Witco) and any Taxation Liability incurred in respect of it; and

     (ii) the amount paid by CK Witco under this schedule in respect of the Taxation Liability in question, less any part of such amount previously repaid to CK Witco pursuant to this provision or any other provision of this schedule or the Agreement, within two (2) Business Days after the date the relevant sum (being cleared funds) is received by Yorkshire or, as the case may be, the Company, provided that if at the date that the relevant sum is received by Yorkshire or, as the case may be, the Company, the due date for payment (determined in accordance with paragraph 2 of Part B) by CK Witco of an amount equal to the Taxation Liability in question pursuant to paragraph 1.1 of Part B has not passed then an amount equal to the amount referred to in sub-paragraph (i) above shall be set-off against the liability of CK Witco to pay to Yorkshire the amount which would, but for such set-off, have become payable by CK Witco on such due date in respect of such Taxation liability.

     3.6 Yorkshire shall at the request and expense of CK Witco require the Auditors to determine (as experts and not as arbitrators) whether the Company is entitled to receive from any Taxation Authority a repayment or credit in respect of Taxation relating to any period ended on or before Closing (not being a credit or repayment in respect of VAT in respect of any VAT period current at Closing and other than in respect of Payroll Taxes which are included in the Closing Special Purpose Statement) where such credit or repayment does not arise as the result of the utilisation of any Post-Closing Relief or any Event occurring after Closing or as the result of the utilisation of any Relief referred to in paragraph 3.1 and if the Auditors determine that the Company has such an entitlement then:

(a) Yorkshire shall give CK Witco details of the entitlement as soon as reasonably practicable after Yorkshire becomes aware of the entitlement and in any event within 14 days of Yorkshire becoming aware of such entitlement; and
     (b) subject to Yorkshire and the Company being indemnified by CK Witco to the reasonable satisfaction of Yorkshire against all losses, costs, damages and expenses which may be incurred or suffered by Yorkshire or the Company in so doing (including the cost of management time of Yorkshire and the Company which shall be deemed to have been so incurred), Yorkshire shall at the request and expense of CK Witco take all reasonable and appropriate steps to procure that the repayment or credit is obtained, keeping CK Witco fully informed of the progress of any action taken; and an amount equal to the amount of the repayment or credit (including any repayment supplement or interest) as so determined by the Auditors which is received by the Company shall first be set off against any amount then due from CK Witco to Yorkshire under this schedule and any balance shall be paid to CK Witco within two (2) Business Days after the date the relevant sum (being cleared funds) is received by the Company or, in the case of a credit, within two (2) Business Days after the credit gives rise to any cash saving to the Company. The provisions of paragraphs 3.3 and 3.4 shall apply to a determination by the Auditors under this paragraph 3.6 in the same way as they apply to a determination by the Auditors under paragraph 3.1.
     3.7 CK Witco shall pay to Yorkshire any reasonable costs incurred or suffered by Yorkshire or the Company (including the cost of time of the management of Yorkshire and the Company which shall be deemed to have been incurred or suffered for the purposes of this paragraph 3.7) in connection with any matter referred to in this paragraph 3.

4.     Conduct of Claims

     4.1 If Yorkshire or, after Closing, the Company shall become aware of any Claim which will or may give rise to a liability of CK Witco under Part B or Part C of this schedule ("Relevant Claim") Yorkshire shall, but not as a conditions precedent to the liability of CK Witco under this schedule, give notice thereof or procure that notice thereof is given as soon as reasonably practicable to CK Witco and in any event within 14 days of Yorkshire and 21 days of the Company becoming aware of the Relevant Claim.

     4.2 Subject to paragraphs 4.5, 4.6 and 4.7, Yorkshire shall, and shall procure that the Company shall, take such action to appeal, protest against, mitigate, reduce, avoid, dispute, resist or compromise the Relevant claim and make available such documents, information and assistance in connection with the Relevant Claim as CK Witco may by written notice request provided that CK Witco shall indemnify and secure Yorkshire and the Company against all reasonable costs and expenses (including any Taxation or additional Taxation and including the cost of time of the management of Yorkshire or the Company which shall be deemed to have been incurred, or suffered for the purposes of this paragraph 4) which Yorkshire or the Company incurs as a result of taking such action or providing such information and assistance, such reasonable costs and expenses to be paid in cleared, immediately available funds on or before the date five (5) Business Days after the date of written notice from Yorkshire of the amount which CK Witco is required to pay or, if later, on the last Business Day before the date on which such reasonable costs and expenses are due for payment. If Yorkshire shall have served a written notice on CK Witco requesting CK Witco to provide such indemnity or security and CK Witco shall fail to provide the same within 30 days thereafter then CK Witco's rights under this paragraph 4 shall cease and Yorkshire and the Company shall be entitled to deal with the Relevant Claim on such terms as they shall in their absolute discretion think fit without prejudice to their rights and remedies under this schedule.

4.3 Subject to paragraphs 4.5, 4.6 and 4.7 CK Witco may elect to have any action referred to in paragraph 4.2 conducted by CK
Witco acting in the name of the Company but reporting to Yorkshire in which event the provisions of paragraph 4.4 shall apply.

4.4     CK Witco hereby undertakes to Yorkshire to:

     (a) keep Yorkshire fully and promptly informed of all matters relating to the action and deliver to Yorkshire copies of all correspondence relating to the action;
     (b) obtain the prior written approval of Yorkshire to the settlement or compromise of the action or the agreement of any matter in the conduct of the action which involves the utilisation of any Post-Closing Relief;

     (c) obtain the prior written approval of Yorkshire (not to be unreasonably withheld or delayed) to the content and sending of any written communications relating to the action to a Taxation Authority;
     (d) without prejudice to (b) above, obtain the prior written approval of Yorkshire (not to be unreasonably withheld or delayed) to:
     (i) the settlement or compromise of the Relevant Claim which is the subject of the action; and
     (ii) the agreement of any matter in the conduct of the action which is likely to affect the amount of the Relevant Claim;

(e) deal with all matters relating to the Relevant Claim in a prompt and diligent manner and within any applicable time limit.

4.5 Yorkshire shall not be obliged to procure that the Company take any action under this paragraph 4 which involves the utilisation of any Post-Closing Relief.

4.6 Paragraph 4.3 shall not apply (and no request by CK Witco pursuant to paragraph 4.2 shall be deemed to be reasonable if it is a request by CK Witco to have any action referred to in paragraph 4.2 conducted by CK Witco in the name of the Company) in circumstances where any fraudulent conduct or fraud or wilful default or conduct involving dishonesty or any criminal offence has been committed by CK Witco (whether acting on its own behalf or in the name of any Company pursuant to paragraph 4.3) in relation to the Taxation affairs of any Company.

     4.7     Any request made by CK Witco pursuant to paragraph
4.2 shall be made within a reasonable time of any notice given by Yorkshire to CK Witco in accordance with paragraph 4.1 and if:

     (a) on the expiry of a period of 14 days commencing on the date of such notice, CK Witco shall not have given to Yorkshire notice of CK Witco's intentions in respect of the Relevant Claim, or

     (b) at any time after CK Witco has given notice to Yorkshire indicating its intention to dispute, resist, appeal against, compromise or defend the Relevant Claim, CK Witco has failed promptly and diligently to request action to that effect under paragraph 4.2 or to progress any action under paragraph 4.3,

Yorkshire and the Company shall be entitled to deal with the Relevant Claim on such terms as they shall in their absolute discretion think fit without prejudice to their rights and remedies under this schedule.

5.     Taxation Computations

     5.1 Subject to complying with the provisions of paragraph 5.2 below, CK Witco or its duly authorised agents shall have the right and obligation, at the cost and expense of CK Witco and including the cost of time of the management of Yorkshire or the Company which shall be deemed to have been incurred or suffered for the purposes of this paragraph 5, to prepare the Taxation returns and computations of each Company for all accounting periods or other periods in respect of which the Company is required to make a return or payment of Taxation to a Taxation Authority (other than a payment on account of or as an instalment of any Taxation for or in respect of a period ending after Closing) ending on or prior to Closing (each a "Relevant Period") to the extent that the same shall not have been prepared before Closing (each such Taxation return or computation is referred to in this paragraph 5 as a "Relevant Return"). CK Witco or its duly authorised agents shall (subject to paragraph 4 which shall override all of the provisions of this paragraph 5 in the event of any conflict between the provisions of this paragraph 5 and paragraph 4) have the right, at the cost and expense of CK Witco, to prepare all documentation and deal with all matters (including correspondence and the utilisation of any Pre-Closing Relief against any Taxation Liability in respect of which it would otherwise be liable under this Schedule but excluding the use of any Post-Closing Relief) relating to any Relevant Return to the extent that the same have not been prepared or dealt with prior to Closing.

     5.2     CK Witco covenants with Yorkshire:

     (a) that all Relevant Returns will be prepared (so far as legally possible) on a basis consistent with past practice and the assumptions made for the purposes of calculating the provisions for Taxation in the Accounts and no claim shall be made in any such Relevant Returns to utilise a Post-Closing Relief;
     (b) to keep Yorkshire and its duly authorised agents and the Company fully informed of all matters relating to the submission, negotiation and agreement of each Relevant Return;
     (c) that no Relevant Return and no correspondence or documentation or communication pertaining to the negotiations or agreement of any Relevant Return shall be made or transmitted to any Taxation Authority without first being submitted to Yorkshire and the Company for Yorkshire's approval and shall only finally be submitted or transmitted on the receipt of the written approval of Yorkshire or its duly authorised agent, such approval not to be unreasonably withheld or delayed; and

     (d) to deal with all such matters diligently and promptly and within any applicable time limit.

     5.3 In the event that the provisions of paragraph 5.2 have been complied with by CK Witco, Yorkshire shall procure that the Company shall cause any Relevant Return approved by Yorkshire under 5.2(c) (which shall incorporate all claims, elections, disclaimers, surrenders and consents notified by CK Witco to Yorkshire) to be authorised, signed and submitted to the appropriate Taxation Authority and generally do all such things as may be necessary to give effect to such returns, claims, elections, disclaimers, surrenders or consents provided that the Company shall not be obliged to sign any Relevant Return which it considers not to be full, true and accurate in all material respects.
     5.4 Yorkshire shall (if requested in writing by CK Witco) procure that the Company promptly makes or gives such Relevant Returns and any such claims, elections, disclaimers, surrenders and consents as are mentioned in paragraph 5.3 and generally does all such things as CK Witco shall reasonably request in writing and which may be necessary to give effect to such Relevant Returns or any such claims, elections, surrenders or consents.

     5.5 Yorkshire shall procure that there shall be prepared all Taxation returns and computations for each Company for any period which begins before Closing and ends after Closing (each such period being referred to as a "Current Period" and any such returns and computations being referred to as "Current Returns") and shall provide CK Witco with copies of all Current Returns and shall not submit any Current Return or any correspondence relating to a Current Return to any Taxation Authority or agree any Current Return with any Taxation Authority without CK Witco's approval, such approval not to be unreasonably withheld or delayed. In the case of any return in respect of corporation tax, corporate income tax or income tax (and any similar tax) Yorkshire shall provide CK Witco with a copy of the relevant Current Return at least 30 days before the time limit for submission of that Current Return to the relevant Taxation Authority. Yorkshire shall procure that any reasonably requested amendments to a Current Return (including amendments which involve the utilisation of a Pre-Closing Relief but not including amendments which involve the utilisation of a Post-Closing Relief) are incorporated in the relevant Current Return.
     5.6 Each of CK Witco and Yorkshire shall co-operate with each other to agree as between themselves in relation to any Current Period the Profits and/or the Reliefs which, in accordance with the provisions of this paragraph, are attributable to:

     (a) that part of the Current Period which falls on or before Closing (the "Earlier Period"); and

     (b) that part of that Current Period which falls after Closing (the "Later Period").

CK Witco and Yorkshire hereby agree that any such allocation of Profits and/or Reliefs shall be made on the following basis:

     (i) Income, expenditure, Profits and Reliefs which arise solely as a result of any Event occurring on or before Closing and not as a result of any Event occurring after Closing shall be attributable to the Earlier Period;

     (ii) Income, expenditure, Profits and Reliefs which arise as a result of an Event occurring after Closing shall be attributable to the Later Period; and

     (iii) Income, expenditure, Profits and Reliefs which are only available in respect of the total period comprised within the relevant Current Period and not in respect of any particular part of the Current Period shall be apportioned between the Earlier Period and the Later Period on a time basis, having regard to the number of days in the Earlier Period and Later Period and the Current Period;

It is further agreed by CK Witco and Yorkshire that any Relief apportioned or allocated to the Later Period in accordance with this paragraph 5.6 shall for all purposes of this Taxation Schedule be treated as if it were a Post-Completion Relief.

     5.7 Yorkshire shall provide, and shall procure that the Company provides, CK Witco at the expense of CK Witco and CK Witco shall provide Yorkshire at (save as otherwise provided in this schedule) at the expense of Yorkshire with such documents, information and assistance (including, without limitation, access to books, accounts, records and personnel) as CK Witco or, as the case may be, Yorkshire, may reasonably require in connection with its conduct of the Company's Taxation affairs pursuant to this paragraph 5 or in relation to the exercise by CK Witco of its rights under paragraph 4.

     6.     Gross Up

6.1 All sums payable by CK Witco to Yorkshire under this schedule and any amount payable by Yorkshire to CK Witco pursuant to paragraph 3 of Part B shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law.
     6.2 If any deductions or withholdings, not being in respect of payments of interest payable pursuant to paragraph 2.3 of Part B, are required by law to be made from any of the sums payable as mentioned in sub-paragraph 6.1 by CK Witco or Yorkshire (as the case may be) (the "Paying Party"), the Paying Party shall be obliged to pay to the other party (the "Receiving Party") such sum as will, after the deduction or withholding has been made, leave the Receiving Party with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

6.3 If any sum, not being in respect of payments of interest payable as mentioned in paragraph 6.1, shall be subject to Taxation in the hands of the Receiving Party, the Paying Party shall be under the same obligation to make an increased payment so as to ensure that the amount retained by the Receiving Party after taking into account such Taxation, is equal to the full amount which would have been received and retained but for such Taxation.

6.4 Where the Paying Party is required to make any such deduction or withholding as is referred to in paragraph 6.2 and to account for that deduction or withholding to any authority or person, the Paying Party shall:

(a)     make such deduction or withholding;

(b) pay the full amount deducted or withheld to the relevant authority or person in accordance with applicable law; and

(c) forthwith furnish to the Receiving Party the original, or a certified copy, of a receipt evidencing payment thereof.

7.     Consents

CK Witco undertakes to Yorkshire that CK Witco shall ensure that all necessary notifications, consents, certificates, authorisations and clearances required to be made in respect of the Reorganisation will be obtained on or before Closing and will notify Yorkshire of all notifications, claims for relief and returns required to be filed after Closing with any Taxation Authority in respect of any of the Events effected or proposed to be effected as part of the Reorganisation at least thirty (30) days before the expiry of the time limit for such filings and shall procure that Europe shall comply with all Belgian Taxation laws and regulations in relation to any payment made by Europe to the BCC for any asset to be transferred to Europe as mentioned in Exhibit BB to the Agreement.
8.     General

8.1 If at any time any provision or part of a provision of this Schedule shall be or become, or be found by any court of competent jurisdiction to be illegal, invalid or unenforceable in any respect under the law of any jurisdiction such illegality, invalidity or unenforceability shall not in any way affect or impair the legality, validity or enforceability:

(a)     of any other provision or parts of such provision of this
schedule in that jurisdiction all of which shall remain in full force and effect in such jurisdiction; or

(b) of that provision (or part of a provision) or any other provision of this schedule in any other jurisdiction all of which shall remain in full force and effect in every other jurisdiction.

8.2 Each of the covenants on the part of CK Witco in this schedule shall be construed separately and none of such covenants shall limit or govern the extent, application or construction of any other of them and notwithstanding that any such covenant may prove to be illegal, invalid or unenforceable the remaining such covenants shall continue in full force and effect.

8.3     All of the provisions of this Schedule shall survive
Closing and continue in full force and effect after Closing.

8.4 The provisions of this schedule shall be governed and construed in accordance with the laws of England.

     Part B - Taxation Covenants

1.     Covenant by CK Witco

     1.1 Subject only to the provisions of paragraph 2 of Part A of this Schedule, CK Witco hereby covenants with Yorkshire to pay to Yorkshire or such other person as Yorkshire may direct on the due date for payment ascertained in accordance with Paragraph 2 of this Part B an amount equal to:

     (a) any Actual Taxation Liability of the Company arising as a result of or, in respect of:

     (i)     an Event occurring on or before Closing; or

(ii) any Profits earned, accrued or received on or before Closing or in respect of any period (or part of a period) ended on or before Closing; or
     (iii) insofar as not covered within (i) or (ii) above, net wealth, asset values, turnover or added value for a period (or part of a period) ended on or before Closing; or
     (iv)     any liability to Taxation arising before Closing;
     (b)     any Deemed Taxation Liability;

(c) any Taxation Liability of the Company (including, for the avoidance of doubt, any Taxation Liability (not within sub-paragraph (a) of this paragraph 1.1) for which the Company becomes jointly and severally liable) which arises as the result of that Company having been treated as, or having ceased to be, a member of any group, group registration, organschaft or fiscal unity (in each case as defined for any Taxation purpose) at any time prior to Closing or as the result of the filing of any consolidated return in relation to Taxation in respect of that Company and any other person relating to any period commencing prior to Closing (other than a person who is a member of a group of which the Company becomes a member on or after Closing) or as a result of any tax sharing arrangements affecting the Company on or before Closing;

(d)     any Taxation Liability for which the Company is or
becomes liable or accountable in consequence of the failure to pay or discharge any Taxation within a specified time or
otherwise by:
     (i)     any company (other than a Company):

(aa) which has at any time (before or after Closing) been or ceased to be a member of a group, group registration, organschaft, fiscal unity or consolidated return (in each case as defined for any Taxation purpose) of which the Company has at any time prior to Closing been a member; or

(bb) from which the Company has received or is deemed to have received or has or is deemed to have become entitled to receive on or before Closing any asset or any dividend or other distribution from or in respect of shares in that other company;

(ii) any other person not being a member of Yorkshire's Group but only insofar as the Taxation in question relates to any Profits earned, accrued or received on or before Closing or to any Event occurring on or before Closing;

(e) any Taxation for which any member of Yorkshire's Group becomes liable or accountable and for which any Company would have been liable or accountable but for the merger or amalgamation after Closing of such Company or its business with another member of Yorkshire's Group or the dissolution or liquidation after Closing of such Company and in respect of which and to the extent only that but for such merger, amalgamation, liquidation or dissolution Yorkshire could have made a claim under any of the other provisions of this Part B in respect of the Company;

(f) any liability of the Company to make any payment for or in respect of, or to repay in whole or in part any payment received for or in respect of, or the making available (whether by surrender or otherwise) of any Tax Benefit pursuant to an arrangement or agreement entered into by the Company on or before Closing;
     (g) any Taxation Liability of or affecting the Company or any member of Yorkshire's Group in respect of or arising from any Event or Events occurring on or before Closing outside the ordinary course of business of the Company as carried on at any time on or before Closing or by any member of the CK Witco Group on or before Closing and which forms part of any combination or series of Events which include any Event or Events occurring after Closing which are in the ordinary course of business of the Company as carried on at any time on or before Closing or which are effected pursuant to a legally binding obligation or arrangement (in either case whether conditional or not) entered into or incurred on or before Closing or which are carried out pursuant to any request in writing by CK Witco or any member of the CK Witco Group or their respective representatives pursuant to any other provision of this Agreement or any Additional Agreement or any Closing Document or otherwise;
     (h) any Taxation Liability of or affecting the Company or Yorkshire or any member of Yorkshire's Group which arises (whether before or after Closing) as a result of or in respect of anything done or failed to be done by Yorkshire or which Yorkshire procures the Company or any other Company to do or fail to do pursuant to its obligations under paragraph 2.18 of the Agreement;

     (i) any Taxation Liability of the Company or Yorkshire or any member of Yorkshire's Group which arises (whether before or after Closing) as a result of or in respect of anything done or omitted to be done by or on behalf of the Company to give effect to the Reorganisation or any Event or transaction which forms part of the Reorganisation;

     (j) any liability to Taxation of the Company (whether arising before or after Closing) as a result of the holding of, or the assignment or surrender of, the lease of the property at Waterside Industrial Park, Smiths Road, Bolton between Foden Investments Limited, C&K (UK) Limited and Europe

     (k) any costs, fees and expenses reasonably incurred by Yorkshire or the Company in connection with any such liability or amount as is referred to in any of paragraphs 1.1(a) to (j) inclusive or with any Claim in respect thereof or in taking or defending any action under this schedule.

2.     Payment

2.1 If CK Witco is or becomes liable to make a payment under this Part B in respect of an Actual Taxation Liability, CK Witco shall pay such amount in cleared, immediately available funds on or before the date five (5) Business Days after the date of written notice from Yorkshire of the amount which CK Witco is required to pay or, if later, on the last Business Day before the date on which the Actual Taxation Liability in question is due for payment.

2.2 If CK Witco is or becomes liable to make a payment under this Part B in respect of a Deemed Taxation Liability, CK Witco shall pay the relevant amount on or before the date five (5) Business Days after the date of written notice from Yorkshire of the amount which CK Witco is required to pay or, if later, on the date which would have been the due date for payment of the Taxation which would have been payable (assuming taxable profits) but for the setting off.
2.3 Any sum payable by CK Witco or by Yorkshire under this Schedule shall bear interest which shall accrue from day to day at four per cent (4%) above the base rate from time to time of HSBC Bank plc (or, in the absence of such base rate, such similar rate as the person entitled to the payment shall specify) from the date following the specified or due date up to and including the day of actual payment of such sums (or the next business day if such day of actual payment is not a business day) compounded monthly.

2.4 If any Taxation Liability or other matter which gives rise to a claim under this schedule relates to, or is payable in, or was incurred in a currency other than United States Dollars then CK Witco shall make any payment due from it under this schedule in respect of such Taxation Liability or other matter in the currency in which it is payable or was incurred.

3.     Yorkshire's Covenant

     3.1 Yorkshire covenants with CK Witco to pay to CK Witco an amount equal to any Actual Taxation Liability of CK Witco or of any company which is a member of CK Witco's Group (and any reasonable costs and expenses incurred by CK Witco or that company in relation to such Actual Taxation Liability) where such Actual Taxation Liability:

(a) arises as a result of the failure by the Company to discharge after Completion an Actual Taxation Liability for which the Company is primarily liable and which does not give rise to a liability of CK Witco under paragraph 1.1 of this Part B; or

(b) arises as a result of the failure by the Company to discharge after Completion an Actual Taxation Liability for which the Company is primarily liable and which does give rise to a liability of CK Witco under paragraph 1.1 of Part B to the extent that CK Witco has made a payment under paragraph 1.1 of this Part B, but Yorkshire shall have no liability to make any payment under this paragraph 3.1 unless and until CK Witco and each member of the CK Witco Group shall have delivered to Yorkshire a duly executed document whereby CK Witco and each member of the CK Witco Group waives all rights which it may have (whether statutory, contractual or otherwise) against Yorkshire (other than under this paragraph 3.1) or any Company or any member of Yorkshire's Group to obtain an indemnity or reimbursement in respect of or by reference to such Actual Taxation Liability.

3.2 If Yorkshire becomes liable to make a payment under paragraph 3.1 of this Part B, Yorkshire shall pay such amount in cleared immediately available funds on or before the later of the last Business Day before that Actual Taxation Liability is finally due and payable and the date five (5) Business Days after the date of written demand on Yorkshire by CK Witco.

     Part C - The Taxation Warranties

References in this Part C of this Schedule to "material" means material in relation to the Company concerned.

In relation to any warranty in this Part C which is expressed to be given as to matters of which CK Witco is aware or within CK Witco's knowledge or awareness, this shall refer only to matters directly known to the Executive Officers of CK Witco and no other matters shall be deemed to be within the CK Witco's knowledge or awareness. For these purposes, "Executive Officers" mean each of Charles J. Marsden, Barry B. Dobinsky, Louis Lopez, Richard J. Lipka, James J. Conway, Matthew R. Joyner, John T. Ferguson II, Vincent A. Calarco, Jeans Jacques Silvestre, Dominique Balcean and Pierre Boury.

CK Witco hereby warrants and undertakes to Yorkshire that, save as fairly disclosed in the CK Witco Disclosure Memorandum, each of the statements contained in the following paragraphs of this Part C are true and correct at the date of this Agreement and will be deemed to be made again as and at the Closing Date (provided that CK Witco shall have no liability under this Part C for breach of any Taxation Warranty to the extent that such breach was disclosed by CK Witco in any written supplement to the CK Witco Disclosure Memorandum delivered to Yorkshire prior to the date of this Agreement and again at Closing) and CK Witco hereby acknowledges that it has represented to Yorkshire in such terms and CK Witco acknowledges that Yorkshire is entering into the Agreement in reliance on such Taxation Warranties.

     1.     Returns and Information

(a) All registrations, returns, computations, accounts, notices, reports and information which are or have been required to be made or given by the Company for any Taxation purpose
(i) have been made or given within the requisite periods and on a proper basis and are up-to-date and correct in all material respects and (ii) were when made complete and accurate in all material respects and (iii) none of them is, or, so far as CK Witco is aware, is likely to be, the subject of any dispute or disagreement with any Taxation Authority.

(b) None of the Taxation returns or other filings that include the operations of the Company, or of any group, organschaft or fiscal unity (as defined for any Taxation purpose) of which the Company is or has been a member, has, within the past 10 years been audited (other than by way of an audit which is of a routine nature in the country in which the Company is incorporated) or investigated by any Taxation authority and that Company has received no notice that any such audit (other than by way of an audit which is of a routine nature in the country in which the Company is incorporated) or investigation is or may be undertaken and so far as CK Witco is aware no facts exists which would constitute grounds for any liability or assessment of any material amount of additional Taxation by any Taxation Authority with respect to the taxable years or periods covered in such Taxation returns and filings.

(c) No material issues have been raised in any examination or review by any Taxation Authority with respect to the businesses and operations of the Company which, by application of similar principles, reasonably could be expected to result in a proposed adjustment to the liability for Taxation for any other taxable period not so examined or reviewed.

(d) The Company has not within the period of three years ending on the date of this Agreement paid or become liable to pay any penalty, fine, surcharge, interest or similar payment of a material amount in respect of or relating to any Taxation or any failure to comply with any obligation relating to Taxation and, so far as CK Witco is aware there are no facts which are likely to cause it to become liable to any such penalty, fine, surcharge, interest or similar amount.

(e) The Company has maintained all material information and records which it is required to maintain for any Taxation purpose and the Company is in possession of sufficient information to enable it to calculate any present or, so far as possible having regard to the facts and circumstances at the date of this Agreement, any future liability to Taxation of the Company and any entitlement of the Company to any Relief insofar as such liability or Relief arises as a result of or is to be computed by references to any Event occurring on or before Closing or any Profits earned, accrued or received on or before Closing or any dividend or other distribution made or deemed to have been made on or before Closing or the acquisition of any asset on or before Closing or the making of any loan, charge, facility or benefit to or by the Company on or before Closing.

2.     Taxation Liabilities and Reliefs

(a) Proper provision or reserve in accordance with standard accounting practice of the jurisdiction in which it was incorporated has been made in its Accounts for all material liabilities for Taxation (whether actual, contingent, deferred or disputed) for which the Company was or is liable or for which it is or may become liable or accountable in respect of Profits earned, accrued or received on or before, or for a period (or part of a period) ended on or before the Accounts Date or Events occurring on or before, or for a period (or part of a period) ended on or before, the Accounts Date and whether incurred as principal, agent or trustees and whether or not the Company is primarily or secondarily liable therefor and the Company has not incurred and will not, on or before Closing, incur any liability to Taxation in respect of any Event occurring outside the ordinary course of business of that Company since the Accounts Date.

(b) Proper provision has been made in its Accounts, in accordance with standard accounting practice in the jurisdiction in which the Company is incorporated, for all deferred tax of a material amount.

(c) Since the Accounts Date no material payment has been made and no material liability (being a payment or liability on revenue account) has been incurred by the Company other than in the normal course of business which will not be deductible in computing Profits (or tax allowable losses) for Taxation purposes or in computing Taxation payable by the Company.

(d) The Company has paid all payments of or in relation to Taxation which it has become liable to pay and which it was required to pay on or before Closing and the Company has duly complied with all obligations to deduct or withhold Taxation from any payments made or treated or regarded as made by it, whether on its own behalf or as agent or trustee, and to account for any such Taxation to the relevant Taxation Authority.

(e) The Company has not been required to give or provide any security or guarantee in respect of any liability of the Company or any other person to Taxation (whether actual or contingent, present or future).

(f) The Company is not liable for any Taxation as agent or Taxation representative of any other person or business and does not constitute the permanent establishment of any other person, business or enterprise for any Taxation purpose, and the Company is not a party to any joint venture, partnership or other arrangement or contract which is treated as a partnership for any Taxation purpose. The Company is not liable and so far as CK Witco is aware there are no circumstances which would render it liable for any Taxation as a consequence of the failure of any other person (other than another Company) to discharge any Taxation within a specified period.

(g) The Company is not, and will not as a result of any Event occurring on or before Closing become, liable to pay, or to make reimbursement or indemnity in respect of, any Taxation payable by or chargeable on or attributable to any other person (or any amount in respect of or corresponding to any such Taxation).

(h) So far as CK Witco is aware nothing has been done, and no event or series of events has occurred as a result of any contract, agreement or arrangement (in either case whether conditional or not) entered into on or before Closing in relation to the Company, which might, when taken together with the entry into this Agreement or Closing or any thing done at or as part of Closing, directly cause or contribute to the disallowance, restriction or non-availability to the Company of any Taxation Benefit.

(i) The CK Witco Disclosure Memorandum sets out with express reference to this paragraph (i) full particulars of any agreement, arrangement between the Company and any Taxation Authority and of any concession, tolerance or abatement operated by any Taxation Authority and the Company has not taken any action which has had or will have, and nothing contemplated by this Agreement will have, the effect of altering, prejudicing or in any way disturbing any such agreement, arrangement, concession, tolerance or abatement.

(j) The Company is not a party to and is not otherwise subject to any arrangement having the effect of or giving rise to the recognition of a deduction or loss in a taxable period ending on or before Closing, and a corresponding recognition of taxable Profits in a taxable period ending after Closing, or any other arrangement that would have the effect of or give rise to the recognition of taxable Profits in a taxable period ending after Closing without the receipt of or entitlement to a corresponding amount of cash.

(k) The Company is not liable for or subject to any material amount of Taxation the liability for payment of which is or has been deferred, suspended or postponed.
3.     Company Residence

(a) The Company is and has always been resident for Taxation purposes in and only in the jurisdiction stated in the CK Witco Disclosure Memorandum with express reference to this paragraph (a) and has never been resident anywhere else at any time since its incorporation and will be so resident at Closing. For the avoidance of doubt, references to residence in this Warranty shall be construed as references to residence as determined by the local law of the jurisdiction stated in the CK Witco Disclosure Memorandum and not (unless required by the relevant local law) by reference to the provisions of any relevant double taxation agreement, treaty or convention.

     (b) The Company does not have and has never had a branch, agency or permanent establishment in, and is not liable to any Taxation in, any jurisdiction other than that in which it is stated in the Disclosure Memorandum to be resident for Taxation purposes.

4.     Double Tax Treaties

So far as CK Witco is aware, no relief or other Taxation Benefit which has been claimed by the Company or which the Company is entitled to claim under any double taxation agreement treaty or convention entered into between the jurisdiction in which it is resident for Taxation purposes and any other relevant jurisdiction, will or may be disallowed or withdrawn, postponed, restricted, clawed back or otherwise lost as a result of any Event occurring on or before Closing.
5.     Tax Base Values and Costs of Acquisition

     (a) Sufficient provision for deferred tax under FAS 109 has been provided for in the Special Purpose Statement for any timing difference between the book tax basis in the assets of the Company and the US GAAP basis.

(b) No action has been taken by the Company or, so far as CK Witco is aware, any company which is or has been a member of the same group for any Taxation purpose as the Company in relation to any asset it currently owns such that any loss on the disposal of that asset would be restricted or reduced for Taxation purposes.

6.     Transactions not at Arm's Length

(a) The Company does not own and has not within the past three years agreed to acquire, any asset, and has not during the past three years received or agreed to receive any services or facilities (including, without limitation, any loan or money or the benefit of any licences or agreements), the consideration for the acquisition or provision of which was or will be in excess of its market value, or otherwise than on an arm's length basis.

(b) The Company has not during the past three years, disposed, and has not agreed to dispose, of any asset, and has not provided or agreed to provide any services or facilities (including, without limitation, any loan of money or the benefit of any licences or agreements), the consideration for the disposal or provision of which was or will be materially less than its market value, or otherwise than on an arm's length basis.

(c) The Company has not, within the past three years, made or received any gift of any property or assets of any kind whatsoever and does not own any property received by way of gift.

7.     Anti-Avoidance

The Company has not been engaged in, or been a party to, any Event or Series of Events or scheme or arrangement of which the main purpose or one of the main purposes was the avoidance or deferral of liability to any Taxation in circumstances where the Company is or may become liable to any fine or penalty as a result or consequence thereof.

8.     Value Added Tax ("VAT") and Turnover Tax

The Company and any other company which has been treated as a member of the same group of companies as the Company for the purposes of VAT and (where relevant) turnover taxes have complied in all material respects with all laws, statutory requirements, orders, provisions, directions or other conditions made or imposed thereunder relating to VAT or such turnover taxes, including (for the avoidance of doubt) the terms of any agreement reached with respect thereto with any appropriate Taxation Authority.

9.     Stamp Duty

All documents to which the Company is a party, or which form part of the title to any asset owned or possessed by the Company, or which the Company may need to enforce or produce in evidence in any court of law have been duly stamped and (where appropriate) adjudicated.

10.     Distributions

No dividend or distribution has been made nor has anything which, for Taxation purposes, is deemed or construed as a dividend, been made or done by the Company during the six years ending on the date of this Agreement, except as provided for in the audited accounts of the Company.

11.     Reorganisation and Closing

     (a) None of the Events effected or proposed to be effected as part of the Reorganisation or the Events contemplated by this Agreement, or the entry into, becoming unconditional or Closing of this Agreement, will give rise to any liability for Taxation or result in any Profits accruing or being deemed to accrue to the Company for Taxation purposes.

 (b) The Company has not agreed to make and is not required to make, any adjustment by reason of a change in accounting methods that affects any taxable year or other taxable period ending after Closing. No Taxation Authority has proposed to the Company any such adjustment or change in accounting methods that affects any taxable year or other taxable period ending after Closing. The Company has no application pending with any Taxation Authority requesting permission for any change in accounting methods that relates to its business or operations and that affects any taxable year or other taxable period ending after Closing.

12.     Tax Equalisation Payments etc.

(a) The company is not liable to make any payment for the utilisation, surrender or other transfer of any Taxation Benefit
("Taxation Equalisation Payment"), nor is any Taxation
Equalisation Payment received by the Company liable to be refunded.

(b) The Company is not under any obligation to surrender or otherwise transfer any Taxation Benefit and the Company is not a party to any Taxation sharing agreement with any company which is not a Company.

(c) There are set out in the CK Witco Disclosure Memorandum, with express reference to this paragraph (c), full particulars of all surrenders or other transfer of any Taxation Benefit made or agreed to be made (whether conditionally or otherwise) by the Company since the Accounts Date.

13.     Groups, Organschafts, Fiscal Unities etc.

Save as disclosed in the CK Witco Disclosure Memorandum, the Company has never been treated for any Taxation purpose as a member of a group, a consolidated tax group, a group registration, an organschaft or fiscal unity and has never been subject to any consolidated tax return in respect of the Company and any other person.